Exhibit 10.4

EXHIBIT A

CREDIT AGREEMENT

dated as of

November 1, 2019
among

PITNEY BOWES INC.,
as Borrower,

The Lenders and Issuing Banks Party Hereto,

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

JPMORGAN CHASE BANK, N.A.,
MUFG BANK, LTD.,
SUNTRUST ROBINSON HUMPHREY, INC.,
CITIBANK, N.A.,
GOLDMAN SACHS BANK USA and
CITIZENS BANK, N.A.,
as Joint Lead Arrangers and Joint Bookrunners

MUFG BANK, LTD. and
SUNTRUST BANK,
as Syndication Agents

CITIBANK, N.A.,
GOLDMAN SACHS BANK USA
CITIZENS BANK, N.A.
RBC CAPITAL MARKETS1 and
THE NORTHERN TRUST COMPANY,
as Documentation Agents

1 RBC Capital Markets is a brand name for the capital markets businesses of Royal Bank of Canada and its affiliates.

i

SCHEDULES:

Schedule 1.01(a) — Limited Foreign Subsidiary Stock Pledges
Schedule 1.01(b) — Excluded Subsidiaries
Schedule 1.02 — Mortgaged Property
Schedule 1.04 — Existing Letters of Credit
Schedule 2.01 — Commitments and LC Commitments
Schedule 2.05 — Specified GEC Letters of Credit
Schedule 3.03 — Governmental Approvals; No Conflicts
Schedule 3.14 — Subsidiaries
Schedule 5.15 — Post-Closing Undertakings
Schedule 5.16 — Sixth Amendment Collateral Matters
Schedule 6.01 — Existing Indebtedness
Schedule 6.01(d) – Specified Released Group Transactions
Schedule 6.02 — Existing Liens
Schedule 6.04 — Existing Investments
Schedule 6.05 — Proposed Asset Sales
Schedule 6.10 — Existing Restrictions

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	[Reserved]
Exhibit C	—	Collateral Agreement
Exhibit D	—	Form of Perfection Certificate
Exhibit E	—	Guarantee Agreement
Exhibit F	—	Form of Global Intercompany Note
Exhibit G	—	[Reserved]
Exhibit H	—	[Reserved]
Exhibit I	—	Form of Maturity Date Extension Request
Exhibit J-1	—	Form of U.S. Tax Compliance Certificate for Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit J-2	—	Form of U.S. Tax Compliance Certificate for Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit J-3	—	Form of U.S. Tax Compliance Certificate for Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit J-4	—	Form of U.S. Tax Compliance Certificate for Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit K	—	[Reserved]
Exhibit L	—	Form of Solvency Certificate
Exhibit M	—	Form of Borrowing Request

CREDIT AGREEMENT dated as of November 1, 2019 (this “Agreement”), among PITNEY BOWES INC., a Delaware corporation (“Borrower”), the LENDERS and ISSUING BANKS party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The Borrower has requested that (a) the Tranche A Term Lenders extend credit in the form of Tranche A Term Loans on the Closing Date to the Borrower in an aggregate principal amount equal to $400,000,000 and (b) the Revolving Lenders extend credit in the form of Revolving Loans and the Issuing Banks issue Letters of Credit, in each case at any time and from time to time during the Revolving Availability Period to the Borrower such that the Aggregate Revolving Exposure will not exceed (1) $500,000,000 at any time prior to the Seventh Amendment Effective Date and (2) $400,000,000 at any time from and after the Seventh Amendment Effective Date.

The Net Proceeds of the Tranche A Term Facility, together with the proceeds of the Revolving Loans made on the Closing Date and cash on hand of the Borrower, will be used on the Closing Date to (i) refinance all outstanding obligations of the Borrower under the Borrower’s (x) Credit Agreement dated as of January 6, 2015, (y) Credit Agreement dated as of January 5, 2016 and (z) Credit Agreement dated as of August 30, 2017, including fees, breakage costs and cost reimbursements, (ii) pay fees and expenses related to the foregoing transactions and (iii) for general corporate purposes. The proceeds of the Revolving Loans made after the Closing Date will be used for working capital and other general corporate purposes (including acquisitions and other Investments and Restricted Payments permitted by this Agreement) of the Borrower and the Restricted Subsidiaries.  Letters of Credit will be used by the Borrower and the Restricted Subsidiaries for general corporate purposes.

The Lenders are willing to extend such credit to the Borrower, and the Issuing Banks are willing to issue Letters of Credit for the account of the Borrower, on the terms and subject to the conditions set forth herein.  Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01.  Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“2024 Notes” has the meaning assigned to such term in Section 2.21(a).

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.  All ABR Loans shall be denominated in Dollars.

“Acceptable Intercreditor Agreement” means (i) the First Lien Intercreditor Agreement or (ii) a customary intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower.

“Additional Lender” has the meaning assigned to such term in Section 2.21(c).

“Adjusted Consolidated EBITDA” means, for any period, Consolidated EBITDA for such period minus the Applicable Finance Interest Expense Amount for such period.

“Adjusted Consolidated Interest Expense” means, for any period, Consolidated Interest Expense for such period minus the Applicable Finance Interest Expense Amount for such period.

“Adjusted Daily Simple RFR” means, with respect to any RFR Borrowing denominated in Sterling, an interest rate per annum equal to the Daily Simple RFR for Sterling plus 0.0326%; provided that if the Adjusted Daily Simple RFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Daily Simple SOFR” means an interest rate per annum equal to (a) the Daily Simple SOFR, plus (b) 0.10%; provided that if Adjusted Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor  for the purposes of this Agreement.

“Adjusted Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b)(i) with respect to a Borrowing of Tranche B Term Loans, (x) 0.11448% for a one-month Interest Period, (y) 0.26161% for a three-month Interest Period and (z) 0.42826% for a six-month Interest Period and (ii) with respect to a Borrowing of any other Class, 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor  for the purposes of this Agreement.

“Administrative Agent” means JPMCB (including its branches and affiliates), in its capacity as administrative agent and collateral agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly, Controls or is Controlled by or is under common Control with the Person specified.

“Agreed Currencies” means Dollars and each Permitted Foreign Currency.

“Aggregate Revolving Commitment” means, at any time, the sum of the Revolving Commitments of all the Revolving Lenders at such time.

“Aggregate Revolving Exposure” means, at any time, the sum of the Revolving Exposures of all the Revolving Lenders at such time.

“Agreement” has the meaning assigned to such term in the introductory statement to this Agreement.

“Agreement Currency” has the meaning assigned to such term in Section 9.19.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%, provided that for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology).  Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively.  If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 hereof (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.14(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.  For the avoidance of doubt, if the Alternate Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Alternative Incremental Facility Debt” means any Indebtedness incurred by the Borrower in the form of (a) one or more series of senior secured notes, bonds or debentures and/or loans under a bridge facility described in the proviso below in this definition which convert or are to be exchanged into senior secured notes, bonds or debentures, in each case secured on a pari passu basis with or junior basis to the Loans or senior unsecured notes or senior subordinated notes or senior unsecured or senior subordinated bridge facility or (b) one or more term loans secured on a junior basis to the Loans or unsecured; provided that (i) if such Indebtedness is secured, such Indebtedness shall be secured by the Collateral (x) on a pari passu or junior basis (in the case of notes, bonds or debentures or loans under any bridge facility which convert or are to be exchanged into senior secured notes, bonds or debentures) or (y) on a junior basis (in the case of term loans), in each case with the Loan Document Obligations and is not secured by any property or assets of the Borrower or any Subsidiary other than the Collateral, (ii) such Indebtedness does not mature or have scheduled amortization or other scheduled payments of principal, and is not subject to any other mandatory redemption, repurchase, repayment or sinking fund obligation, in each case prior to the Latest Maturity Date (or in the case of Indebtedness secured on a junior basis to the Loan Document Obligations or unsecured Indebtedness, the date that is 90 days after the Latest Maturity Date) at the time such Indebtedness is incurred (except, in each case, (1) upon the occurrence of an event of default, a change in control, an event of loss or an asset disposition or (2) in the case of Indebtedness secured by the Collateral on a pari passu basis with the Liens securing the Obligations, a prepayment or redemption obligation with the net proceeds of Indebtedness pursuant to a prepayment provision substantially corresponding to Section 2.11(c) (with respect to a Prepayment Event described in clause (c) of the definition thereof) and amortization not in excess of 1.00% per annum); provided that (x) the requirements set forth in this clause (ii) shall not apply to any Indebtedness consisting of a customary bridge facility so long as such bridge facility, subject to customary conditions, would either automatically be converted into or required to be exchanged for permanent refinancing that does not mature earlier than the Latest Maturity Date and (y) such Indebtedness may have “springing maturity” provisions that are not more favorable to the lenders or investors than those contained in this Agreement with respect to the Revolving Loans and Tranche A Term Loans, (iii) the provisions of any such Indebtedness (other than with respect to fees, call premium and interest rate), when taken as a whole, shall not be more favorable to the applicable lenders or creditors than those of the Term Loans (as reasonably determined in good faith by the Borrower) unless (x) the Lenders also receive the benefit of such more favorable terms or (y) such provisions apply after the Latest Maturity Date at the time (and in any event, shall not include any financial covenant unless the Lenders also receive the benefit of such financial covenant) and (iv) such Indebtedness is not guaranteed by, or has any obligors other than, the Loan Parties.

“Anti-Corruption Laws” means all laws, and regulations of any Governmental Authority applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Finance Interest Expense Amount” means, for any period, the amount of financing interest expense for such period (as shown on the consolidated statement of income of the Borrower for such period).

“Applicable Parties” has the meaning given to such term in Section 9.01(d)(iii).

“Applicable Percentage” means, at any time with respect to any Revolving Lender, the percentage of the Aggregate Revolving Commitment represented by such Lender’s Revolving Commitment at such time (or, if the Revolving Commitments have terminated or expired, such Revolving Lender’s share of the total Revolving Exposure at that time); provided that, at any time any Revolving Lender shall be a Defaulting Lender, for purposes of Section 2.20(c)(ii), “Applicable Percentage” shall mean the percentage of the total Revolving Commitments (disregarding any such Defaulting Lender’s Revolving Commitment) represented by such Lender’s Revolving Commitment.  If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments of Revolving Loans and LC Exposures that occur after such termination or expiration and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day:

(a)  with respect to (i) any Loan that is a Tranche A Term Loan or Revolving Loan and (ii) the commitment fees payable hereunder in respect of unfunded Revolving Commitments, the applicable rate per annum set forth below (x) with respect to any day prior to the Third Amendment Effective Date, in the table captioned “Prior to Third Amendment Effective Date” and (y) with respect to any day on or after the Third Amendment Effective Date, in the table captioned “On and After Third Amendment Effective Date”, in each case in the “Term Benchmark / RFR Loans”, “ABR Loans” or “Commitment Fee” column, as applicable, based upon the Consolidated Adjusted Total Leverage Ratio as of the end of the fiscal quarter of the Borrower for which consolidated financial statements have most recently been delivered to the Administrative Agent pursuant to Section 5.01(a) or 5.01(b); provided that until the delivery of such consolidated financial statements as of and for the first fiscal quarter of the Borrower beginning after the Closing Date, the Applicable Rate shall be that set forth below in Level II; provided, further, that from and after the Fifth Amendment Effective Date until the delivery of such consolidated financial statements as of and for the fiscal quarter of the Borrower ending December 31, 2024 (or, if earlier, the fiscal quarter of the Borrower in respect of which the Borrower shall have delivered a Fifth Amendment Period Termination Notice), the Applicable Rate shall be that set forth below in Level I:

Prior to Third Amendment Effective Date
Level	Consolidated Adjusted Total Leverage Ratio	Eurocurrency Loans	ABR Loans	Commitment Fee
I	≥ 3.25 to 1.00	2.00%	1.00%	0.35%
II	≥ 2.25 to 1.00 and < 3.25 to 1.00	1.75%	0.75%	0.30%
III	< 2.25 to 1.00	1.50%	0.50%	0.25%

On and After Third Amendment Effective Date
Level	Consolidated Adjusted Total Leverage Ratio	Term Benchmark / RFR Loans	ABR Loans	Commitment Fee
I	≥ 3.25 to 1.00	2.25%	1.25%	0.35%
II	≥ 2.25 to 1.00 and < 3.25 to 1.00	2.00%	1.00%	0.30%
III	< 2.25 to 1.00	1.75%	0.75%	0.25%

For purposes of the foregoing, each change in the Applicable Rate resulting from a change in the Consolidated Adjusted Total Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent pursuant to Section 5.01(a) or 5.01(b) of the consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Consolidated Adjusted Total Leverage Ratio shall be deemed to be in Level I at the option of the Administrative Agent or at the request of the Required Lenders if the Borrower fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 5.01(a) or 5.01(b) or the certificate of a Financial Officer required to be delivered by it pursuant to Section 5.01(c) during the period from the expiration of the time for delivery thereof until such consolidated financial statements and such certificate are delivered.

(b) [reserved].

(c) with respect to any Refinancing Tranche B Term Loan, (ii) 3.00% per annum, in the case of an ABR Loan, or (ii) 4.00% per annum, in the case of a Term Benchmark Loan.

(d) with respect to any Incremental Facilities (other than the Incremental Tranche B Loans), the applicable rate per annum as set forth in the applicable Incremental Facility Amendment.

“Approved Fund” means, with respect to any Lender or Eligible Assignee, any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered, advised or managed by (a) such Lender or Eligible Assignee, (b) an Affiliate of such Lender or Eligible Assignee or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender or Eligible Assignee.

“Arrangers” means, collectively, JPMCB, MUFG Bank, Ltd., SunTrust Robinson Humphrey, Inc., Citibank, N.A., Goldman Sachs Bank USA and Citizens Bank, N.A., in their capacities as joint lead arrangers and joint bookrunners for the credit facilities provided for herein.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any Person whose consent is required by Section 9.04) and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.

“Audited Financial Statements” the audited consolidated balance sheets of the Borrower dated December 31, 2018 and December 31, 2017, and the related audited consolidated statements of income, comprehensive income, stockholders’ equity (deficit) and cash flows as of and for the fiscal years ended December 31, 2018 and December 31, 2017, audited and reported on by PricewaterhouseCoopers LLP.

“Available Amount” means, at any time,

(a) the sum of:

(i) 50% of the Consolidated Net Income of the Borrower for the period (taken as one accounting period) from the first day of the first fiscal quarter of the Borrower during which the Closing Date occurred to and including the last day of the Borrower’s most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b), as applicable, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit, plus

(ii) the Net Proceeds from any sale or issuance of Equity Interests (other than Disqualified Equity Interests) of the Borrower, plus

(iii) the aggregate amount of prepayments declined by the Term Lenders and retained by the Borrower pursuant to Section 2.11(g), plus

(iv) to the extent not already included in the calculation of Consolidated Net Income and without duplication of clause (v) below and of any amount deducted from the calculation of Investments pursuant to the definition of Investment, the amounts of any dividends in cash or Permitted Investments or other returns, profits, distributions and similar amounts (whether by means of a sale or other disposition, a repayment of a loan or advance, a dividend or otherwise) received by the Borrower and the Restricted Subsidiaries on Investments made using the Available Amount, in each case up to the original amount of such Investments; plus

(v) to the extent not already included in the calculation of Consolidated Net Income and without duplication of clause (iv) above and of any amount deducted from the calculation of Investments pursuant to the definition of Investment, the amount of any Investment made using the Available Amount in any Unrestricted Subsidiary that has been re-designated as a Restricted Subsidiary or that has been merged, amalgamated or consolidated with or into the Borrower or any of the Restricted Subsidiaries (up to the lesser of (A) the fair market value determined in good faith by the Borrower of the Investments of the Borrower and the Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such re-designation or merger or consolidation and (B) the fair market value determined in good faith by the Borrower of the original Investment by the Borrower and the Restricted Subsidiaries in such Unrestricted Subsidiary); minus

(b) the sum since the Closing Date of (i) Investments, loans and advances previously or concurrently made in reliance on the Available Amount, plus (ii) Restricted Payments previously or concurrently made in reliance on the Available Amount, plus (iii) Restricted Debt Payments previously or concurrently made in reliance on the Available Amount.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (f) of Section 2.14.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of any Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country which has implemented, or which at any time implements, Article 55, BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.) entitled “Bankruptcy” as it has been, or may be, amended, from time to time.

“Bankruptcy Event” means, with respect to any Person, that such Person has become the subject of a bankruptcy, insolvency proceeding or Bail-In Action or has had a receiver, conservator, trustee, administrator, custodian, examiner, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment or has become the subject of a Bail-In Action; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority; provided further that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark” means, initially, with respect to any (a) RFR Loan in any Agreed Currency, the applicable Relevant Rate for such Agreed Currency or (b) Term Benchmark Loan, the Relevant Rate for such Agreed Currency; provided that if a Benchmark Transition Event or a Term ESTR Transition Event, as applicable, and its related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark for such Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) or clause (c) of Section 2.14.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) (A) in the case of any Loan denominated in Dollars, the Adjusted Daily Simple SOFR;

(B) in the case of any Loan denominated in Euros, (i) the sum of (a) Term ESTR and (b) the related Benchmark Replacement Adjustment or (ii) if the alternative set forth in clause (i) cannot be determined, the sum of (a) Daily Simple ESTR and (b) the related Benchmark Replacement Adjustment;

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (1)(B)(i), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided further that, with respect to a Loan denominated in Euros, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term ESTR Transition Event, and the delivery of a Term ESTR Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (a) Term ESTR and (b) the related Benchmark Replacement Adjustment, as set forth in clause (1)(B)(i) of this definition (subject to the first proviso above).

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1) for purposes of clauses (1)(B) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(a) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(b) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(2) for purposes of clause (2) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time;

provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement or any Term Benchmark Loan denominated in Dollars, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “RFR Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or

(3) in the case of a Term ESTR Transition Event, the date that is thirty (30) days after the date a Term ESTR Notice is provided to the Lenders and the Borrower pursuant to Section 2.14(c).

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1)
a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)
a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)
a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.

“Beneficial Ownership Certification” means a certification regarding individual beneficial ownership solely to the extent expressly required by 31 C.F.R. § 1010.230 (“Beneficial Ownership Regulation”).

“Beneficial Ownership Regulation” has the meaning specified in the definition of Beneficial Ownership Certification.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code and (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Blocked Account Agreement” has the meaning assigned to such term in Section 5.17.

“Blocked Accounts” has the meaning assigned to such term in Section 5.17.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to such term in the introductory statement to this Agreement.

“Borrowing” means Loans of the same Class, Type and currency, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” means (a) in the case of an ABR Borrowing, $1,000,000, (b) in the case of a Term Benchmark Borrowing denominated in Dollars, $5,000,000, (c) in the case of a Term Benchmark Borrowing denominated in Euros, €5,000,000, (d) in the case of an RFR Borrowing denominated in Sterling, £5,000,000, and (e) in the case of a Borrowing denominated in any other currency, the smallest amount of such currency that is an integral multiple of 5,000,000 units of such currency and that has a Dollar Equivalent in excess of $5,000,000.

“Borrowing Multiple” means (a) in the case of an ABR Borrowing, $100,000, (b) in the case of a Term Benchmark Borrowing denominated in Dollars, $500,000, (c) in the case of a Term Benchmark Borrowing denominated in Euros, €500,000, (d) in the case of an RFR Borrowing denominated in Sterling, £500,000, and (e) in the case of a Borrowing denominated in any other currency, the smallest amount of such currency that is an integral multiple of 500,000 units of such currency.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, which shall be substantially in the form of Exhibit M (or such other  form approved by the Administrative Agent and otherwise consistent with the requirements of Section 2.03).

“Business Day” means any day that is not a Saturday, a Sunday or any other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, in addition to the foregoing, a Business Day shall be (a) in relation to Loans denominated in Euros and in relation to the calculation or computation of the EURIBO Rate, any day which is a Target2 Operating Day, (b) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings in the applicable Agreed Currency of such RFR Loan, any such day that is only an RFR Business Day and (c) in relation to Loans referencing the Adjusted Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR Rate or any other dealings of such Loans referencing the Adjusted Term SOFR Rate, any such day that is a U.S. Government Securities Business Day.

“Capital Expenditures” means, for any period, (a) the additions to property, plant and equipment and other capital expenditures of the Restricted Group that are (or should be) set forth in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by the Restricted Group during such period, but excluding in each case any such expenditure (i) constituting reinvestment of the Net Proceeds of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, to the extent permitted by Section 2.11(c), (ii) made by the Restricted Group to effect leasehold improvements to any property leased by the Restricted Group as lessee, to the extent that such expenses have been reimbursed by the landlord, (iii) in the form of a substantially contemporaneous exchange of similar property, plant, equipment or other capital assets, except to the extent of cash or other consideration (other than the assets so exchanged), if any, paid or payable by the Restricted Group and (iv) made with the Net Proceeds from the issuance of Qualified Equity Interests.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as finance leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Captive Finance Debt” means, as at any date of determination, the balance of the aggregate gross finance receivables (including loan receivables) of the Borrower and its Restricted Subsidiaries as at the end of the most recently completed fiscal quarter ending on or prior to such date, as shown on the consolidated balance sheets of the Borrower (including the applicable footnote) as at the end of such fiscal quarter or the relevant fiscal year (as applicable), multiplied by a fraction the numerator of which is nine and the denominator of which is ten.

“Captive Insurance Subsidiary” means a Subsidiary of the Borrower established for the purpose of, and to be engaged solely in the business of, insuring the businesses or facilities owned or operated by the Borrower or any of its Subsidiaries or joint ventures.

“Cash Management Services” means the treasury management services (including controlled disbursements, zero balance arrangements, cash sweeps, automated clearinghouse transactions, return items, overdrafts, single entity or multi-entity multicurrency notional pooling structures, temporary advances, interest and fees and interstate depository network services), netting services, employee credit or purchase card programs and similar programs, in each case provided to the Borrower or any Restricted Subsidiary.

“CBR Loan” means a Loan that bears interest at a rate determined by reference to the Central Bank Rate.

“CBR Spread” means the Applicable Rate applicable to a Loan that is replaced by a CBR Loan.

“Central Bank Rate” means, for any Loan denominated in Sterling, the greater of (a)(i) the Bank of England (or any successor thereto)’s “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time, plus (ii) the Central Bank Rate Adjustment and (b) the Floor.

“Central Bank Rate Adjustment” means, for any day, for any Loan denominated in Sterling, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of Adjusted Daily Simple RFR for Sterling Borrowings for the five most recent RFR Business Days preceding such day for which the Adjusted Daily Simple RFR for Sterling Borrowings was available (excluding, from such averaging, the highest and lowest such Adjusted Daily Simple RFR applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of Sterling in effect on the last RFR Business Day in such period.  For purposes of this definition, the term Central Bank Rate shall be determined disregarding clause (a)(i) of the definition of such term.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the Closing Date), other than an employee benefit plan or related trust of the Borrower, of Equity Interests in the Borrower representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Borrower; or (b) the occurrence of any “change in control” (or similar event, however denominated) with respect to the Borrower under and as defined in any indenture or other agreement or instrument evidencing or governing the rights of the holders of any Material Indebtedness of the Borrower.

For purposes of this definition, (i) “beneficial ownership” shall be as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act and (ii) the phrase Person or “group” is within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person or “group” and its subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan.

“Change in Law” means the occurrence, after the Closing Date (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives promulgated thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, in each case shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.

“Charges” has the meaning assigned to such term in Section 9.13.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Tranche A Term Loans, Incremental Revolving Loans, Incremental Term Loans or Refinancing Term Loans, (b) any Commitment, refers to whether such Commitment is a Revolving Commitment, Tranche A Term Commitment, a Commitment in respect of any Incremental Revolving Loans, a Commitment in respect of any Incremental Term Loans or a Commitment in respect of any Refinancing Term Loans and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class.  Incremental Revolving Loans, Incremental Term Loans and Refinancing Term Loans that have different terms and conditions (together with the Commitments in respect thereof) shall be construed to be in different Classes.

“Closing Date” means November 1, 2019.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any and all assets, whether real or personal, tangible or intangible, on which Liens are purported to be granted pursuant to the Security Documents as security for the Obligations, but excluding, for the avoidance of doubt, the Excluded Property.

“Collateral Agreement” means the Collateral Agreement dated as of November 1, 2019 by and among the Loan Parties and the Administrative Agent, attached hereto as Exhibit C, or any other collateral agreement reasonably requested (in accordance with the Collateral and Guarantee Requirement) by the Administrative Agent.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Administrative Agent shall have received from the Borrower, each other Loan Party and each Designated Subsidiary (i) a counterpart of each Security Document to which such Person is a party duly executed and delivered on behalf of such Person or (ii) in the case of any Subsidiary that becomes a Loan Party or a Designated Subsidiary after the Closing Date, a supplement to the Collateral Agreement in substantially the form attached as Exhibit I thereto, a supplement to the Guarantee Agreement in substantially the form attached as Exhibit I thereto, a Patent Security Agreement, Trademark Security Agreement and/or Copyright Security Agreement (each as defined in the Collateral Agreement, and to the extent applicable) and other security documents reasonably requested by the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent (consistent with the Security Documents in effect on the Closing Date) and (iii) in the case of any Specified Foreign Subsidiary that becomes a Loan Party or a Designated Subsidiary after the Sixth Amendment Effective Date, such security documents requested by the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent consistent with the Security Documents or the Security Documents entered into pursuant to Section 5.16, or as applicable, joinders to such Security Documents, in each case, duly executed and delivered on behalf of such Person, in each case, together with such opinions and documents of the type referred to in Sections 4.01(b) (or, as applicable, consistent with the opinions and documents delivered pursuant to Section 5.16) and (c) with respect to such Person as may be reasonably requested by the Administrative Agent;

(b) (i) all outstanding Equity Interests (other than any Equity Interest constituting Excluded Property) of each Restricted Subsidiary that is a Material Subsidiary, in each case owned by any Loan Party, shall have been pledged pursuant to the Collateral Agreement or other Security Documents; provided that the Loan Parties shall not be required to pledge Excluded Property and (ii) the Administrative Agent shall, to the extent required by the Collateral Agreement, have received certificates or other instruments representing all such Equity Interests of any Restricted Subsidiary (other than any Equity Interest constituting Excluded Property) held by any Loan Party, together with undated stock powers or other appropriate instruments of transfer with respect thereto endorsed in blank (to the extent applicable and provided that no Loan Party shall have any obligation to deliver a certificate or other instrument representing any such Equity Interest if such Equity Interest is uncertificated);

(c)(i) all Indebtedness of the Borrower and each Subsidiary that is owing to any Loan Party (other than any such Indebtedness constituting Excluded Property) shall be evidenced by, at the Loan Party’s option, a Global Intercompany Note or one or more standalone promissory notes (in each case to the extent required by Section 6.04(f) or (gg)), and shall be Collateral pursuant to the applicable Security Documents; and (ii) the Administrative Agent shall have received (x) the Global Intercompany Note and (y)(A) all such promissory notes in respect of the Specified GEC DIP Financing (if any) and (B) all other promissory notes with a principal amount of $20,000,000 or more, in each case, together with undated instruments of transfer with respect thereto endorsed in blank;

(d) all financing statements and other appropriate filings or recordings, including Uniform Commercial Code financing statements, and, as applicable, foreign equivalents with respect to any Specified Foreign Subsidiary under any Specified Foreign Jurisdiction, required by law or specified in the Security Documents to be filed, registered or recorded on the Closing Date (or on the applicable date the Collateral and Guarantee Requirement is required to be satisfied with respect to the relevant assets pursuant to Sections 5.12, 5.13, 5.15 or 5.16 hereof or applicable provisions in the Security Documents) shall have been so filed, registered or recorded or delivered to the Administrative Agent for such filing, registration or recording;

(e) the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property (provided that if the Mortgaged Property is in a jurisdiction that imposes a mortgage recording or similar tax on the amount secured by such Mortgage, then the amount secured by such Mortgage shall be limited to the fair market value, as reasonably determined by the Borrower in good faith, of such Mortgaged Property), (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid and enforceable first Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request to the extent available in the applicable jurisdiction at commercially reasonable rates (it being agreed that the Administrative Agent shall accept zoning reports from a nationally recognized zoning company in lieu of zoning endorsements to such title insurance policies), in an amount equal to the fair market value of such Mortgaged Property as reasonably determined by the Borrower in good faith, provided that in no event will the Borrower be required to obtain independent appraisals or other third-party valuations of such Mortgaged Property, unless required by FIRREA or other applicable law, provided, however, the Borrower shall provide to the title company and the Administrative Agent such supporting information with respect to its determination of Fair Market Value as may be reasonably required by such parties, (iii) with respect to each Mortgaged Property located in the United States, a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination (together with a notice about special flood hazard area status and flood disaster assistance, which, if applicable, shall be duly executed by the applicable Loan Party relating to such Mortgaged Property), and, if any such Mortgaged Property is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, evidence of such flood insurance as may be required under applicable law, including Regulation H of the Board of Governors and  (iv) such customary surveys (or existing surveys together with no-change affidavits of such Mortgaged Property or survey alternatives, including express maps), abstracts, legal opinions, title documents and other documents as the Administrative Agent or the Required Lenders may reasonably request with respect to any such Mortgage or Mortgaged Property; provided that (x) the requirements of the foregoing clauses (i), (ii), (iv) and (v) shall be completed on or before, (1) in the case of Mortgaged Property owned on the Closing Date, the date that is 90 days after the Closing Date (or such longer period as the Administrative Agent may, in its reasonable discretion, agree to in writing (such approval or consent not to be unreasonably withheld or delayed) in accordance with Section 5.15 or (2) in the case of other Mortgaged Property, the date required by Section 5.12(a) or 5.13(a), as applicable, (y) legal opinions referred to in the foregoing clause (iv) shall be limited to the purposes of obtaining customary legal opinions from counsel qualified to opine in the jurisdiction where such Mortgaged Property is located regarding solely to the enforceability of the Mortgage for such Mortgaged Property and such other customary matters as may be in form and substance reasonably satisfactory to the Administrative Agent; and (z) no delivery of new surveys shall be required for any Mortgaged Property where the title company will issue a lender’s title policy with the standard survey exception omitted from such title policy and affirmative endorsements that require a survey;

(f) the Borrower, each other Loan Party and each Designated Subsidiary shall enter into a Blocked Account Agreement with respect to each of its Blocked Accounts in accordance with the terms of Section 5.17; and

(g) to the extent required by the terms hereof or of the Security Documents, each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder.

Notwithstanding anything to the contrary, subject to the proviso set forth in the following sentence, no Loan Party shall be required, nor shall the Administrative Agent be authorized, (i) to perfect pledges, security interests and mortgages of Collateral of Loan Parties by any means other than by (A) filings pursuant to the Uniform Commercial Code or foreign equivalent for any Specified Foreign Subsidiary under any Specified Foreign Jurisdiction, in the office of the Secretary of State (or similar central filing office) of the relevant jurisdiction where the grantor is located (as determined pursuant to the Uniform Commercial Code or relevant law in the Specified Foreign Jurisdiction) and filings in the applicable real estate records with respect to Mortgaged Properties, (B) filings in the United States Patent and Trademark Office and the United States Copyright Office or local or foreign equivalent for any Specified Foreign Subsidiary under any Specified Foreign Jurisdiction with respect to intellectual property as expressly required in the Security Documents, and (C) delivery to the Administrative Agent, to be held in its possession, of the Global Intercompany Note and all Collateral consisting of intercompany notes (x) in respect of the Specified GEC DIP Financing or (y) otherwise in a principal amount of $20,000,000 or more, owed by a single obligor, stock certificates of Restricted Subsidiaries and instruments, in each case as expressly required in the Security Documents or (ii) other than as set forth in clause (f) above and in Section 5.17, to enter into any control agreement with respect to any cash and Permitted Investments, other deposit accounts, securities accounts or commodities accounts, in each case to the extent in the name of a Loan Party and held or located in the United States.  For the avoidance of doubt, and notwithstanding anything to the contrary, including the foregoing, (x) no actions (including filings or searches) shall be required in order to create or perfect any security interest in any assets of the Loan Parties located outside of the United States (including any intellectual property registered or applied-for in, or otherwise located, protected or arising under the laws of any jurisdiction outside the United States) and (y) no foreign law security or pledge agreements or foreign law mortgages or deeds shall be required outside of the United States with respect to any Loan Party, in each case, other than with respect to a Specified Foreign Subsidiary in a Specified Foreign Jurisdiction following the date that such Specified Foreign Subsidiary organized in such jurisdiction has become a Loan Party pursuant to Section 5.12, Section 5.13 or Section 5.16.

“Commitment” means with respect to any Lender, such Lender’s Revolving Commitment, Tranche A Term Commitment, commitment in respect of any Incremental Revolving Loans or commitment in respect of any Incremental Term Loans or any combination thereof (as the context requires).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.) and any successor statute.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to this Agreement or any other Loan Document or the transactions contemplated herein or therein that is distributed to the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to Section 9.01, including through the Platform.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consenting Lender” has the meaning assigned to such term in Section 2.22(a).

“Consolidated Adjusted Interest Coverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) Adjusted Consolidated EBITDA for the four consecutive fiscal quarters of the Borrower ended on such date to (b) Adjusted Consolidated Interest Expense for the four consecutive fiscal quarters of the Borrower ended on such date.

“Consolidated Adjusted Total Leverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) Total Adjusted Debt to (b) Adjusted Consolidated EBITDA for the four consecutive fiscal quarters of the Borrower ended on such date.

“Consolidated Debt” means, as of any date, the total Indebtedness of the Borrower and its Subsidiaries of the types specified in the following clauses of the definition of “Indebtedness”:  clause (a), clause (b), clause (d), clause (e) (but only to the extent supporting Indebtedness of the types specified in clauses (a), (b), (d) and (g) of the definition thereof), clause (f) (but only to the extent supporting Indebtedness of the types specified in clauses (a), (b), (d) and (g) of the definition thereof), clause (g) and clause (h) (but only to the extent drawn and unreimbursed after one Business Day), in each case as reflected on the Borrower’s consolidated balance sheet in accordance with GAAP at such time; provided that there shall be subtracted from the amount of any such Indebtedness included pursuant to the above provisions of this definition (x) for a period commencing on the date of the consummation of the Software Business Sale through the later of (A) March 31, 2020 and (B) 120 days after the consummation of the Software Business Sale, the amount of any Net Proceeds from the Software Business Sale then retained and held by the Loan Parties in the form of cash or Permitted Investments and (y) for a period of up to 40 days after the incurrence thereof, the amount of Net Proceeds of any Long-Term Indebtedness incurred for the purpose of redeeming, repurchasing or otherwise refinancing existing capital markets Indebtedness which have not yet been applied to such redemption, repurchase or other refinancing, to the extent such Net Proceeds are then retained and held by the Loan Parties in the form of cash or Permitted Investments or deposited with the trustee or agent in respect of any Indebtedness to be redeemed in according with customary arrangements, or otherwise escrowed (without duplication of any elimination of such original Indebtedness from the Borrower’s consolidated balance sheet in accordance with GAAP as a result of the defeasance or satisfaction and discharge thereof and without duplication of any adjustment made pursuant to Section 1.05) and are subsequently applied to redeem, repurchase or otherwise refinance such existing capital markets Indebtedness (and not for any other purpose).

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus

(a) without duplication and to the extent deducted in determining such Consolidated Net Income for such period, the sum of:

(i) total interest expense for such period, and, to the extent not reflected in such total interest expense, the sum of (A) premium payments, debt discount, fees, charges and related expenses incurred in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets plus (B) the portion of rent expense with respect to such period under Capital Leases that is treated as interest expense in accordance with GAAP, plus (C) any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations or such derivative instruments, plus (D) bank and letter of credit fees and costs of surety bonds in connection with financing activities, plus (E) any commissions, discounts, yield and other fees and charges (including any interest expense) related to any Permitted Receivables Facility, plus (F) amortization or write-off of deferred financing fees, debt issuance costs, debt discount or premium, terminated hedging obligations and other commissions, financing fees and expenses and, adjusted, to the extent included, to exclude any refunds or similar credits received in connection with the purchasing or procurement of goods or services under any purchasing card or similar program,

(ii) provision for Taxes based on income, profits, revenue or capital for such period, including state, franchise, excise, gross receipts, value added, margins, and similar taxes and foreign withholding taxes (including penalties and interest related to taxes or arising from tax examinations),

(iii) depreciation and amortization expense for such period,

(iv) (A) all extraordinary, unusual or non-recurring costs, charges, accruals, reserves or expenses for such period and (B) all costs, charges, accruals, reserves or expenses for such period attributable to the undertaking and/or implementation of cost savings initiatives and operating expense reductions, restructuring and similar charges, severance, relocation costs, integration and facilities opening costs and other business optimization expenses, signing costs, retention or completion bonuses, transition costs, costs related to closure/consolidation of facilities and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities), contract terminations and professional and consulting fees incurred in connection with any of the foregoing; provided that all amounts added to Consolidated EBITDA pursuant to this clause (iv) shall not exceed (1) for any four quarter period ending on or prior to June 30, 2024, 10%, (2) for any four quarter period ending after June 30, 2024, and on or prior to June 30, 2025, 30% and (3) for any four quarter test period ending after June 30, 2025, 10%, in each case, of Consolidated EBITDA before giving effect to such addbacks pursuant to this clause (iv); provided, further that, solely for purposes of the calculation of Consolidated EBITDA as used in determining compliance or pro forma compliance with the covenants set forth in Sections 6.12 and 6.13 with respect to any four quarter period ending after the Fifth Amendment Effective Date and on or prior to March 31, 2024 (or, if earlier, the Fifth Amendment Period Termination Date (but excluding the period in respect of which the Fifth Amendment Period Termination Notice is delivered, for which compliance shall be determined without regard to this proviso)), all amounts added to Consolidated EBITDA pursuant to this clause (iv) for any such four quarter period shall not exceed 15% of Consolidated EBITDA before giving effect to such addbacks pursuant to this clause (iv),

(v) (A) fees, costs and expenses incurred during such period in connection with the Transactions and any proposed or actual permitted merger, acquisition, Investment, asset sale or other disposition, debt incurrence or refinancing or other capital markets transaction, without regard to the consummation thereof and (B) all costs, charges, accruals, reserves or expenses for such period attributable to the undertaking and/or implementation of the Ecommerce Restructuring; provided, that, all amounts added to Consolidated EBITDA pursuant to this clause (v)(B) shall not exceed $150,000,000 for any four quarter period including any fiscal quarter ending on or prior to June 30, 2025,

(vi) any non-cash charges, losses or expenses for such period except to the extent representing an accrual for future cash outlays (but excluding any non-cash charge, loss or expense in respect of an item that was included in Consolidated Net Income in a prior period and any non-cash charge, loss or expense that relates to the write-down or write-off of inventory, other than any write-down or write-off of inventory as a result of purchase accounting adjustments in respect of any acquisition permitted by the credit facilities provided for under this Agreement),

(vii) any non-cash loss attributable to the mark to market movement in the valuation of any Equity Interests, and hedging obligations or other derivative instruments;

(viii) (A) any losses relating to amounts paid in cash prior to the stated settlement date of any hedging obligation that has been reflected in Consolidated Net Income for such period, (B) any losses during such period attributable to early extinguishment of indebtedness or obligations under any Hedging Agreement and (C) any gain relating to hedging obligations associated with transactions realized in the current period that has been reflected in Consolidated Net Income in prior periods and excluded from Consolidated EBITDA pursuant to clauses (b)(iv) below, and

(ix) any losses during such period resulting from the sale or disposition of any asset outside the ordinary course of business, minus

(b) without duplication and to the extent included in determining such Consolidated Net Income, the sum of

(i) interest income for such period,

(ii) any non-cash gains for such period (other than any such non-cash gains (A) in respect of which cash was received in a prior period or will be received in a future period and (B) that represent the reversal of any accrual in a prior period for, or the reversal of any cash reserves established in a prior period for, anticipated cash charges),

(iii) all gains during such period resulting from the sale or disposition of any asset outside the ordinary course of business,

(iv) (A) any gains relating to amounts received in cash prior to the stated settlement date of any hedging obligation that has been reflected in Consolidated Net Income for such period, (B) any gains during such period attributable to early extinguishment of Indebtedness or obligations under any Hedging Agreement and (C) any loss relating to hedging obligations associated with transactions realized in the current period that has been reflected in Consolidated Net Income in prior periods and excluded from Consolidated EBITDA pursuant to clause (a)(viii) above,

(v) any non-cash gain attributable to the mark to market movement in the valuation of any Equity Interests, and hedging obligations or other derivative instruments, and

(vi) all extraordinary, unusual or non-recurring gains for such period.

In the event any Subsidiary shall be a subsidiary that is not wholly owned by the Borrower, all amounts added back in computing Consolidated EBITDA for any period pursuant to clause (a) above, and all amounts subtracted in computing Consolidated EBITDA pursuant to clause (b) above, to the extent such amounts are, in the reasonable judgment of a Financial Officer of the Borrower, attributable to such subsidiary, shall be reduced by the portion thereof that is attributable to the non-controlling interest in such subsidiary.

Notwithstanding anything to the contrary herein, from and after the Seventh Amendment Effective Date, any amounts which, in the determination of Consolidated Net Income or Consolidated EBITDA for such period, have been added or subtracted in computing Consolidated Net Income or Consolidated EBITDA, in each case, attributable to the Specified GEC Entities, shall be reduced by the portion thereof in the calculation of Consolidated Net Income or Consolidated EBITDA, as applicable.

“Consolidated First Lien Debt” means, as of any date, all Consolidated Debt that is (i) under this Agreement or (ii) secured by a Lien on the Collateral that is not junior to the Liens securing the Obligations.

“Consolidated Interest Coverage Ratio” means the ratio of (a) Consolidated EBITDA for the most recently ended period of four consecutive fiscal quarters for which financial statements have been delivered under Section 5.01(a) or (b) to (b) Consolidated Interest Expense for such four fiscal quarter period.

“Consolidated Interest Expense” means for any period, the interest expense (including imputed interest expense in respect of Capital Lease Obligations) of the Restricted Group for such period, determined on a consolidated basis in accordance with GAAP .

“Consolidated Net Income” means, for any period, the net income or loss of the Restricted Group for such period determined in accordance with GAAP as set forth on the consolidated financial statements of the Restricted Group for such period; provided that there shall be excluded (i) the income of any Person that is not a member of the Restricted Group, except to the extent of the amount of cash dividends or other cash distributions (or, in the case of non-cash distributions, to the extent converted into cash) actually paid by such Person to the Borrower or any Restricted Subsidiary of the Borrower during such period, (ii) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss, (iii) any unrealized or realized gain or loss due solely to fluctuations in currency values and the related tax effects, determined in accordance with GAAP, and (iv) the cumulative effect of a change in accounting principles in such period, if any.

“Consolidated Secured Debt” means, as of any date, Consolidated Debt minus the portion of Indebtedness of the Restricted Group included in Consolidated Debt that is not secured by any Lien on any Collateral.

“Consolidated Secured Leverage Ratio” means, as of any date, the ratio of (a) Consolidated Secured Debt on such date to (b) Consolidated EBITDA for the four consecutive fiscal quarters of the Borrower most recently ended for which financial statements have been delivered under Section 5.01(a) or (b).

“Consolidated Total Assets” means the total assets of the Restricted Group determined in accordance with GAAP.

“Consolidated Total Leverage Ratio” means, as of any date, the ratio of (a) Consolidated Debt on such date to (b) Consolidated EBITDA for the four consecutive fiscal quarters of the Borrower most recently ended for which financial statements have been delivered under Section 5.01(a) or (b).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Convertible Indebtedness” means Indebtedness of the Borrower (which may be guaranteed by the Guarantors but no Subsidiaries that are not Guarantors) permitted to be incurred under the terms of this Agreement that is convertible into common Equity Interests of the Borrower (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common Equity Interests); provided, that (i) such Convertible Indebtedness shall (a) be unsecured, (b) not be guaranteed or co-issued by any Subsidiary of the Borrower, and (c) issued or incurred pursuant to an offering document and/or subscription agreement(s) containing disclosure that such Indebtedness is the Borrower’s senior unsecured Indebtedness and will rank effectively junior in right of payment to any of the Borrower’s secured Indebtedness (including this Agreement and the Obligations) to the extent of the value of the assets securing such Indebtedness; and structurally junior to all Indebtedness and other liabilities (including trade payables) of the Borrower’s Subsidiaries, (ii) Convertible Indebtedness shall not include any financial maintenance covenants and shall only include covenants, defaults and conversion rights that are customary for public market convertible indebtedness (as reasonably determined by the Borrower in good faith) (pursuant to a public offering or an offering under Rule 144A or Regulation S of the Securities Act) as of the date of issuance, (iii) no Default or Event of Default shall have occurred and be continuing at the time of incurrence of such Convertible Indebtedness or would result therefrom, (iv) such Convertible Indebtedness shall not have a scheduled maturity date and shall not be subject to any mandatory repurchase or redemption (other than in connection with a customary conversion, change of control, “fundamental change” provision or acceleration after an event of default) earlier than 91 calendar days after the Latest Maturity Date at the time of issuance and any such repurchase or redemption right is subject to the repayment of the Loan Document Obligations, (v) such Convertible Indebtedness shall not have an all-in-yield (excluding any arrangement, amendment, syndication, commitment, underwriting, structuring, ticking or other similar fees payable in connection therewith that are not generally shared with all of the holders of such Indebtedness) greater than 8.00% per annum (with any original issue discount equated to interest based on the convertible debt maturity date and excluding any additional or special interest that may become payable from time to time) and (vi) the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower certifying as to the foregoing clauses (i) through (v) in form and substance satisfactory to the Administrative Agent.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 9.21.

“Credit Party” means the Administrative Agent, each Issuing Bank and each other Lender.

“Daily Simple ESTR” means, for any day, ESTR, with the conventions for this rate (which may include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple ESTR” for business loans; provided that, if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Daily Simple RFR” means, for any day (an “RFR Interest Day”), an interest rate per annum equal to, for any RFR Loan denominated in Sterling, SONIA for the day that is five RFR Business Days prior to (a) if such RFR Interest Day is an RFR Business Day, such RFR Interest Day or (b) if such RFR Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Interest Day.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day that is five U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website.  Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Declining Lender” has the meaning assigned to such term in Section 2.22(a).

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, constitute an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, made in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent or (d) has, or has a direct or indirect parent company that has, become the subject of a Bankruptcy Event.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.20) upon delivery of written notice of such determination to the Borrower, each Issuing Bank and each other Lender.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Borrower or a Subsidiary in connection with a disposition pursuant to Section 6.05(k) that is designated as Designated Non-Cash Consideration pursuant to a certificate of an executive officer, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of such disposition).

“Designated Subsidiary” has the meaning assigned to such term in Section 5.12(b).

“Disqualified Equity Interest” means any Equity Interest that (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests) or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof, in each case in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation on a fixed date or otherwise, prior to the date that is 91 days after the Latest Maturity Date (determined as of the date of issuance thereof or, in the case of any such Equity Interests outstanding on the date hereof, as of the date hereof), other than (i) upon payment in full of the Loan Document Obligations, reduction of the LC Exposure to zero and termination of the Commitments or (ii) upon a “change in control” or asset sale or casualty or condemnation event; provided that any payment required pursuant to this clause (ii) shall be subject to the prior repayment in full of the Loan Document Obligations, reduction of the LC Exposure to zero and termination of the Commitments or (b) is convertible or exchangeable, automatically or at the option of any holder thereof, into (i) any Indebtedness (other than any Indebtedness described in clause (k) of the definition thereof) or (ii) any Equity Interests other than Qualified Equity Interests, in each case at any time prior to the date that is 91 days after the Latest Maturity Date (determined as of the date of issuance thereof or, in the case of any such Equity Interests outstanding on the date hereof, as of the date hereof); provided that an Equity Interest in any Person that is issued to any bona fide employee or to any bona fide plan for the benefit of employees or by any such plan to such employees shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by such Person or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Documentation Agents” means, collectively, Citibank, N.A., Goldman Sachs Bank USA, Citizens Bank, N.A. RBC Capital Markets and The Northern Trust Company.

“Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in Dollars, such amount, and (b) with respect to any amount in any Permitted Foreign Currency, the equivalent in Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.10 using the Exchange Rate with respect to such Permitted Foreign Currency at the time in effect under the provisions of such Section.

“Dollars” or “$” refers to lawful currency of the United States of America.

“ECF Sweep Amount” has the meaning assigned to such term in Section 2.11(d).

“Ecommerce Restructuring” shall mean the following:

(a)         the conversion of (i) Pitney Bowes Global E-commerce Inc. (“PBGEC”) to DRF Logistics, LLC, a Delaware limited liability company and (ii) Pitney Bowes Global Logistics LLC (“PBGL”) to DRF, LLC, a Texas limited liability company;

(b)        the sale, transfer or other disposition (including by subscription of equity interests by a third party in such entity) of at least 51% of the voting interests in PBGEC to an affiliate of Hilco Commercial Industrial, LLC; provided that the assets of the Released Group as of the date of such sale, transfer or disposition shall consist solely of (x) those assets held by the Released Group as of July 1, 2024, (y) those assets set forth on Schedule 1(b) of the Shared Services Agreement and (z) de minimis assets transferred to the Released Group following July 1, 2024 and prior to the date of disposition of such equity interests;

(c)          the Specified GEC DIP Financing; and

(d)         each Specified GEC Entity shall become a debtor in a U.S. Bankruptcy Case.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, a natural person, a Defaulting Lender, the Borrower, any Subsidiary and any other Affiliate of the Borrower.

“Environmental Law” means any treaty, law (including common law), rule, regulation, code, ordinance, order, decree, judgment, injunction, notice or binding agreement issued, promulgated or entered into by or with any Governmental Authority, relating in any way to (a) the protection of the environment, (b) the preservation or reclamation of natural resources, (c) the generation, management, Release or threatened Release of any Hazardous Material or (d) health and safety matters, to the extent relating to the exposure to Hazardous Materials.

“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of medical monitoring, costs of environmental remediation or restoration, administrative oversight costs, consultants’ fees, fines, penalties and indemnities), directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law or permit, license or approval required thereunder, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any legally binding contract or agreement or other legally binding consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests (whether voting or non-voting) in, or interests in the income or profits of, a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing, but excluding any Convertible Indebtedness and any other debt security that is convertible into or exchangeable for Equity Interests of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30‑day notice period is waived), (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4)(A) of the Code), (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan under Section 4041 or 4041A of ERISA, respectively, (f) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan under Section 4041 or 4041A of ERISA, respectively, or to appoint a trustee to administer any Plan, (g) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, (h) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Title IV of ERISA, or in endangered or critical status, within the meaning of Section 305 of ERISA or (i) any Foreign Benefit Event.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EURIBO Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros for any Interest Period, the Screen Rate as of the Specified Time on the Quotation Day; provided that with respect to an Impacted Interest Period, the EURIBO Rate shall be the Interpolated Rate with respect to Euros as of the Specified Time on the Quotation Day; and provided, further, that if the EURIBO Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Euro” or “€” means the single currency unit of the Participating Member States.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” means, for any fiscal year of the Borrower, the sum (without duplication) of:

(a) the Consolidated Net Income (or loss) of the Restricted Group for such fiscal year, adjusted to exclude (i) net income (or loss) of any consolidated Restricted Subsidiary that is not wholly owned by the Borrower to the extent such income or loss is attributable to the non-controlling interest in such consolidated Restricted Subsidiary, (ii) any non-cash gains (or non-cash losses) attributable to sale or disposition of any asset of the Restricted Group outside the ordinary course of business to the extent included (or deducted) in calculating Consolidated Net Income and (iii) the undistributed earnings of any Restricted Subsidiary of the Borrower (other than any Restricted Subsidiary that is a Loan Party) to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Restricted Subsidiary unless such restriction or prohibition with respect to the declaration or payment of dividends or similar distributions has been legally waived (provided, that Consolidated Net Income will be increased by the amount of dividends or other distributions paid in cash to any member of the Restricted Group not subject to such restriction or prohibition in respect of such period, to the extent not already included therein); plus

(b) the sum of (i) depreciation, amortization and other non-cash charges or losses deducted in determining such Consolidated Net Income (or loss) for such fiscal year and (ii) any cash gains excluded in the calculation of such Consolidated Net Income (or loss) for such fiscal year pursuant to the proviso in the definition of Consolidated Net Income; plus

(c) the sum of (i) the amount, if any, by which Net Working Capital decreased during such fiscal year (except as a result of the reclassification of items from short-term to long-term or vice-versa), (ii) the net amount, if any, by which the consolidated deferred revenues and other consolidated accrued long-term liability accounts of the Restricted Group increased during such fiscal year and (iii) the net amount, if any, by which the consolidated accrued long-term asset accounts of the Restricted Group decreased during such fiscal year; minus

(d) the sum of (i) any non-cash credits and gains included in determining such Consolidated Net Income (or loss) for such fiscal year, (ii) any cash losses or charges excluded in the calculation of Consolidated Net Income (or loss) for such fiscal year pursuant to the proviso in the definition of Consolidated Net Income, (iii) the amount, if any, by which Net Working Capital increased during such fiscal year (except as a result of the reclassification of items from long-term to short-term or vice-versa), (iv) the net amount, if any, by which the consolidated deferred revenues and other consolidated accrued long-term liability accounts of the Restricted Group decreased during such fiscal year and (v) the net amount, if any, by which the consolidated accrued long-term asset accounts of the Restricted Group increased during such fiscal year; minus

(e) the sum (without duplication) of (i) Capital Expenditures made in cash for such fiscal year (and, at the Borrower’s option (and without deducting such amounts against the subsequent fiscal year’s Excess Cash Flow calculation), after the end of such fiscal year but prior to the date on which the prepayment pursuant to Section 2.11(d) for such fiscal year is required to have been made) (except to the extent attributable to the incurrence of Capital Lease Obligations or otherwise financed from Excluded Sources (other than Revolving Loans)) and (ii) cash consideration paid during such fiscal year to make acquisitions or other Investments (other than Permitted Investments) (except to the extent financed from Excluded Sources (other than Revolving Loans)); minus

(f) the aggregate principal amount of Indebtedness repaid or prepaid, payments of earn-out obligations and the principal component of payments in respect of Capital Lease Obligations, in each case by the Restricted Group during such fiscal year (and, at the Borrower’s option (and without deducting such amounts against the subsequent fiscal year’s Excess Cash Flow calculation), after the end of such fiscal year but prior to the date on which the prepayment pursuant to Section 2.11(d) for such fiscal year is required to have been made), excluding (i) Indebtedness in respect of Revolving Loans and Letters of Credit or other revolving credit facilities (unless there is a corresponding reduction in the Revolving Commitments or the commitments in respect of such other revolving credit facilities, as applicable), (ii) Term Loans voluntarily prepaid or prepaid pursuant to Section 2.11(c) or (d) and, to the extent Revolving Commitments are permanently reduced, Revolving Loans voluntarily prepaid, (iii) voluntary prepayments of other Indebtedness secured by the Collateral on a pari passu basis with the Obligations and (iv) repayments or prepayments of Indebtedness financed from Excluded Sources (other than Revolving Loans); minus

(g) the aggregate amount of Restricted Payments made in cash during such fiscal year in accordance with Section 6.08(a)(iii) (and, at the Borrower’s option (and without deducting such amounts against the subsequent fiscal year’s Excess Cash Flow calculation), after the end of such fiscal year but prior to the date on which the prepayment pursuant to Section 2.11(d) for such fiscal year is required to have been made), except to the extent that such Restricted Payments (i) are made to fund expenditures that reduce Consolidated Net Income (or loss) of the Restricted Group or (ii) are financed from Excluded Sources; minus

(h) without duplication of amounts deducted from Excess Cash Flow in a prior period, the aggregate consideration required to be paid in cash by the Borrower and its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to acquisitions and other Investments (other than Permitted Investments) and Capital Expenditures and expected to be consummated or made during the period of 12 months following the end of such period (except, in each case, to the extent financed from Excluded Sources); provided that to the extent the aggregate amount of cash actually utilized to finance such acquisitions and other Investments (other than Permitted Investments) and Capital Expenditures during such following period of 12 months is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period; minus

(i) the aggregate amount of any premium, make-whole or penalty payments that are paid in cash during such fiscal year in connection with any prepayment Indebtedness, to the extent not deducted in determining such Consolidated Net Income (or loss) for such fiscal year; minus

(j) the aggregate amount of mandatory prepayments made pursuant to Section 2.11(c) (or any similar provision in the agreement governing any other Indebtedness secured by the Collateral on a pari passu basis) with the proceeds of any event described in clause (a) or (b) of the definition of “Prepayment Event” during such fiscal year to the extent such proceeds are included in the calculation of such Consolidated Net Income (or loss) for such fiscal year; minus

(k) the aggregate amount of deferred compensation paid in cash during such fiscal year; minus

(l) cash payments made during such fiscal year in respect of long-term liabilities (other than amounts covered by clause (f) above or excluded pursuant to subclauses (i)-(iv) of clause (f) above) of the Restricted Group to the extent such payments were not expensed during such period or are not deducted in determining Consolidated Net Income (or loss) for such fiscal year, except to the extent financed from Excluded Sources (other than Revolving Loans); minus

(m) cash expenditures in respect of Hedge Agreements during such period to the extent not deducted in arriving at such Consolidated Net Income; minus

(n) the amount of taxes (including penalties and interest) paid in cash or tax reserves set aside or payable (without duplication) in such period to the extent such amounts exceed the amount of tax expense deducted in determining Consolidated Net Income for such period.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time.

“Exchange Rate” means, on any day, for purposes of determining the Dollar Equivalent of any Permitted Foreign Currency, the rate at which such Permitted Foreign Currency may be exchanged into Dollars on such day as last provided (either by publication or as may otherwise be provided to the Administrative Agent) by the applicable Reuters source on the Business Day (determined based on New York City time) immediately preceding such day of determination (or, if a Reuters source ceases to be available or Reuters ceases to provide such rate of exchange, as last provided by such other publicly available information service that provides such rate of exchange at such time as shall be selected by the Administrative Agent from time to time in its sole discretion).  Notwithstanding the foregoing provisions of this definition or the definition of the term “Dollar Equivalent”, each Issuing Bank may, solely for purposes of computing the fronting fees owed to it under Section 2.12(b), compute the Exchange Rate for purposes of determining the LC Exposure attributable to any Letter of Credit issued by it that is denominated in a Permitted Foreign Currency by reference to exchange rates determined using any method customarily employed by it for such purpose.

“Exchange Rate Date” means (a) with respect to any Loan denominated in any Permitted Foreign Currency, each of (i) the date of the commencement of the initial Interest Period therefor and (ii) the date of the commencement of each subsequent Interest Period therefor, (b) with respect to any Letter of Credit denominated in a Permitted Foreign Currency, each of (i) the date on which such Letter of Credit is issued, (ii) the first Business Day of each calendar month commencing after the date of issuance of such Letter of Credit and (iii) the date of any amendment of such Letter of Credit that has the effect of increasing the amount thereof and (c) if an Event of Default has occurred and is continuing, any Business Day designated as an Exchange Rate Date by the Administrative Agent in its sole discretion.

“Excluded Deposit Account” means (a) any deposit account the funds in which are used solely for the payment of salaries and wages, workers’ compensation and similar expenses in the ordinary course of business, (b) any deposit account that is a zero-balance disbursement account and sweeps no less frequently than weekly to an account that is not an Excluded Deposit Account (and/or to an Excluded Deposit Account described in clause (c)(iii) or (c)(iv) of this definition), (c) any deposit account the funds in which consist solely of (i) funds held by the Borrower or any Restricted Subsidiary in trust for any director, officer or employee of the Borrower or any Restricted Subsidiary or any employee benefit plan maintained by the Borrower or any Restricted Subsidiary, (ii) funds representing deferred compensation for the directors and employees of the Borrower or any Restricted Subsidiary, (iii) funds held as part of bona fide escrow arrangements or owned by Persons other than the Loan Parties or (iv) funds constituting collateral pledged to Persons other than the Secured Parties (in their capacity as such) as permitted under this Agreement, (d) any accounts located outside of the United States and (e) any deposit account that does not have an average cash balance for any consecutive 30-day period exceeding $5,000,000, provided that not more than a maximum aggregate amount of $10,000,000 of cash shall be maintained at deposit accounts not subject to a Blocked Account Agreement at any time.

“Excluded Property” means the following assets and property of any Loan Party: (i) all leasehold interests and any fee-owned real property other than Material Real Property (including requirements to deliver landlord waivers, estoppels and collateral access letters); (ii) aircraft, rolling stock, motor vehicles and other assets subject to certificates of title, letter of credit rights (except to the extent perfection can be obtained by filing of Uniform Commercial Code financing statements or equivalent) and commercial tort claims for which a complaint or a counterclaim has not yet been filed in a court of competent jurisdiction and commercial tort claims reasonably expected to result in a judgment not in excess of $5,000,000; (iii) “margin stock” (within the meaning of Regulation U), and pledges and security interests prohibited by applicable law, rule or regulation; (iv) Equity Interests in (x) any Excluded Subsidiary of the type described in clauses (a), (b) (to the extent (1) requiring the consent of one or more third parties (other than the Borrower or any of its Subsidiaries or any director, officer or employee thereof), (2) triggering a right of first refusal or co-sale rights or similar rights of third parties or (3) prohibited by the terms of any applicable organizational documents, joint venture agreement or shareholder’s agreement in each case pursuant to such agreement or other contractual arrangements in effect on the Sixth Amendment Effective Date or at the time of such acquisition or formation of such Subsidiary (and not entered into in connection with such acquisition or formation) and unless such consent has been received), (e) or (h) of the definition thereof or (y) any Person other than wholly owned Subsidiaries to the extent (1) requiring the consent of one or more third parties (other than the Borrower or any of its Subsidiaries or any director, officer or employee thereof), (2) triggering a right of first refusal or co-sale rights or similar rights of third parties or (3) the pledge thereof is not permitted by the terms of such Person’s organizational documents, joint venture documents or similar contractual obligations, in each case pursuant to such agreement or other contractual arrangements in effect on the Sixth Amendment Effective Date or at the time of such acquisition or formation of such Subsidiary (and not entered into in connection with such acquisition or formation) and unless such consent has been received); (v) assets (for the avoidance of doubt, including any voting Equity Interests of any entity) to the extent a security interest in such assets would result in material adverse tax consequences to the Borrower or any of its Subsidiaries (as reasonably determined in good faith by the Borrower in consultation with the Administrative Agent); (vi) rights, title or interest in any lease, license, sublicense or other agreement or in any equipment or property subject to a purchase money security interest, capitalized lease obligation or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license, sublicense or agreement or purchase money arrangement, capitalized lease obligation or similar arrangement or require the consent of any Person or create a right of termination in favor of any other party thereto (other than a Loan Party or any of its subsidiaries) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or equivalent law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or equivalent law notwithstanding such prohibition; (vii) assets that are (x) prohibited by applicable law, rule or regulation or require governmental (including regulatory) consent, approval, license or authorization to pledge such assets or (y) contractually prohibited on the Closing Date or the date of acquisition of such asset (or on the date an Excluded Subsidiary becomes a Loan Party by guaranteeing the Obligations) from pledging such assets, so long as such prohibition is not created in contemplation of such transaction, and unless such consent, approval, license or authorization has been received, in each case, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code and other applicable requirements of law (including, for the avoidance of doubt, any postal meters and any assets or Equity Interests that are the subject of the Software Business Sale); (viii) any intent-to-use trademark application filed in the United States Patent and Trademark Office pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. Section 1051, prior to the accepted filing of a “Statement of Use” and issuance of a “Certificate of Registration” pursuant to Section 1(d) of the Lanham Act or an accepted filing of an “Amendment to Allege Use” whereby such intent-to-use trademark application is converted to a “use in commerce” application pursuant to Section 1(c) of the Lanham Act and any other intellectual property in any jurisdiction where such pledge or security interest would cause the invalidation or abandonment of such intellectual property under applicable law; (ix) Permitted Receivables Facility Assets sold, conveyed or otherwise transferred or pledged in connection with any Permitted Receivables Facility; (x) Excluded Deposit Accounts (including funds held therein); (xi) Excluded Securities Accounts (including funds or other assets held therein); (xii) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in favor of the Administrative Agent in such licenses, franchises, charters or authorizations are prohibited or restricted thereby or under applicable law, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code and other applicable requirements of law; provided that in the event of the termination or elimination of any such prohibition or restriction contained in any applicable license, franchise, charter or authorization or applicable Law, a security interest in such licenses, franchises, charters or authorizations shall be automatically and simultaneously granted under the applicable Security Documents and such license, franchise, charter or authorization shall be included as Collateral; (xiii) other than with respect to a Specified Foreign Subsidiary added as a Loan Party pursuant to Section 5.11, 5.13 or 5.16, assets of Loan Parties located in any jurisdiction outside of the United States (but excluding (1) subject to clause (xiv) and (xv) hereof, Equity Interests of any Foreign Subsidiary or any other Person organized in a jurisdiction outside of the United States and (2) assets owned by a Loan Party organized under the laws of the United States in which a security interest can be perfected by the filing of a Uniform Commercial Code financing statement or by delivery of certificates evidencing Equity Interests); (xiv) voting Equity Interests in excess of 65% of the issued and outstanding voting Equity Interests of any Foreign Subsidiary identified on Schedule 1.01(a), (xv) any Indenture Restricted Property, (xvi) any assets or property of a Specified Foreign Subsidiary that may be agreed to be excluded from the Collateral pursuant to the security documentation entered into pursuant to Section 5.16 with respect to such Specified Foreign Subsidiary and (xvii) those assets as to which the Administrative Agent and the Borrower reasonably agree that the cost or other consequences of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby.

“Excluded Refinanced Debt” has the meaning assigned to such term in the definition of “Refinancing Indebtedness”.

“Excluded Securities Account” means (a) any securities account the funds in which are used solely for the payment of salaries and wages, workers’ compensation and similar expenses in the ordinary course of business, (b) any securities account the funds or assets in which consist solely of (i) funds or assets held by the Borrower or any Restricted Subsidiary in trust for any director, officer or employee of the Borrower or any Restricted Subsidiary or any employee benefit plan maintained by the Borrower or any Restricted Subsidiary, (ii) funds or assets representing deferred compensation for the directors and employees of the Borrower or any Restricted Subsidiary, (iii) funds or assets held as part of bona fide escrow arrangements or owned by Persons other than the Loan Parties or (iv) funds or assets constituting collateral pledged to Persons other than the Secured Parties (in their capacity as such) as permitted under this Agreement, (c) any securities account located outside of the United States and (d) any securities account that does not have an average cash balance for any consecutive 30-day period exceeding $5,000,000, provided that not more than a maximum aggregate amount of $10,000,000 of cash shall be maintained at securities accounts not subject to a Blocked Account Agreement at any time.

“Excluded Sources” means (a) proceeds of any incurrence or issuance of Long-Term Indebtedness or Capital Lease Obligations and (b) proceeds of any issuance or sale of Equity Interests in any member of the Restricted Group (other than issuances or sales of Equity Interests to a member of the Restricted Group) or any capital contributions to any member of the Restricted Group (other than any capital contributions made by a member of the Restricted Group).

“Excluded Subsidiary” means (a) each Subsidiary designated by the Borrower for the purpose of this clause (a) from time to time, for so long as any such Subsidiary does not constitute a Material Subsidiary as of the most recently ended four fiscal quarters of the Borrower; provided that if such Subsidiary would constitute a Material Subsidiary as of the end of such four fiscal quarter period, the Borrower shall cause such Subsidiary to become a Loan Party pursuant to Section 5.12, (b) each Subsidiary that is not a wholly owned Subsidiary or otherwise constitutes a joint venture (for so long as such Subsidiary remains a non-wholly owned Subsidiary or joint venture), (c) each Subsidiary that is prohibited by any applicable law, regulation or contract to provide the Guarantee required by the Collateral and Guarantee Requirement (so long as any such contractual restriction is not incurred in contemplation of such Person becoming a Subsidiary) (unless such prohibition is removed or any necessary consent, approval, waiver or authorization has been received), or would require governmental (including regulatory) consent, approval, license or authorization to provide such Guarantee, unless such consent, approval, license or authorization has been received (and for so long as such restriction or any replacement or renewal thereof is in effect) (including, for the avoidance of doubt, The Pitney Bowes Bank, Inc., and its subsidiaries; provided that no Subsidiary that as of the Sixth Amendment Effective Date is not a Subsidiary of The Pitney Bowes Bank, Inc. may become a Subsidiary of The Pitney Bowes Bank, Inc. after the Sixth Amendment Effective Date), (d) from and after the Seventh Amendment Effective Date, any Specified GEC Entity; provided that, if a Specified GEC Bankruptcy Event with respect to a Specified GEC Entity shall not have occurred prior to the Specified GEC Bankruptcy Event Outside Date, such Specified GEC Entity shall cease be an Excluded Subsidiary from and after the Specified GEC Bankruptcy Event Outside Date and the Borrower shall cause such Subsidiary to become a Loan Party pursuant to Section 5.12 to the extent it then constitutes a Subsidiary, (e) any special purpose entity or broker-dealer entity, (f) any Subsidiary listed on Schedule 1.01(b), (g) any Subsidiary to the extent that the guarantee of the Obligations by such entity would result in material adverse tax consequences to the Borrower or any of its Subsidiaries (as reasonably determined in good faith by the Borrower in consultation with the Administrative Agent), (h) any Captive Insurance Subsidiary, (i) any non-profit Subsidiary for bona fide charitable purposes, (j) any Subsidiary of the Borrower that is, or would become as a result of providing the Guarantee required by the Collateral and Guarantee Requirement, an “investment company” as defined in, or subject to regulation under, the Investment Company Act, (k) any Foreign Subsidiary other than a Specified Foreign Subsidiary or (l) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower, the cost, burden, difficulty or other consequence of guaranteeing the Obligations shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom; provided that a Subsidiary that has become a Designated Subsidiary shall not constitute an Excluded Subsidiary; provided, further that if any Subsidiary ceases to be an Excluded Subsidiary under the First Lien Note Purchase Agreement or otherwise is required to guarantee any obligations under the First Lien Note Purchase Agreement, it shall automatically cease to be an Excluded Subsidiary under this Agreement.

“Excluded Swap Guarantor” means any Loan Party all or a portion of whose Guarantee of, or grant of a security interest to secure, any Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Excluded Swap Obligations” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient:  (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19(b) or 9.02(c)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Letters of Credit” means those certain letters of credit, bank guarantees or similar instruments (if any) issued prior to, and in effect on, the Closing Date, and either (x) listed on Schedule 1.04 or (y) identified in a notice to the Administrative Agent after the Closing Date.

“Existing Maturity Date” has the meaning assigned to such term in Section 2.22(a).

“Existing Revolving Borrowings” has the meaning assigned to such term in Section 2.21(d).

“Existing Senior Notes” means the $214,510,000 aggregate principal amount of 4.625% senior unsecured notes due 2024 (until the completion of the redemption thereof in full as part of the refinancing contemplated by the First Lien Note Purchase Agreement), the $380,000,000 aggregate principal amount of 6.875% senior unsecured notes due 2027 (the “Senior Notes Due 2027”), the $350,000,000 aggregate principal amount of 7.25% senior unsecured notes due 2029, the $35,841,000 aggregate principal amount of 5.25% senior unsecured notes due 2037 and the $425,000,000 aggregate principal amount of 6.7% senior unsecured notes due 2043, each issued by the Borrower prior to the Sixth Amendment Effective Date.

“Existing Senior Notes Documents” means the Existing Senior Notes Indenture, all other instruments, agreements and other documents evidencing or governing the Existing Senior Notes or providing for any Guarantee or other right in respect thereof, and all schedules, exhibits and annexes to each of the foregoing, as may be amended pursuant to the terms hereof.

“Existing Senior Notes Indenture” means the Senior Indenture, dated as of February 14, 2005, between the Borrower and The Bank of New York Mellon (formerly known as The Bank of New York), as successor trustee to Citibank, N.A.

“Extension Effective Date” has the meaning assigned to such term in Section 2.22(a).

“Fair Market Value” or “fair market value” means, with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time taking into account the nature and characteristics of such asset, as reasonably determined by the Borrower in good faith.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention entered into in connection with the implementation of such Sections of the Code (or any such amended or successor version thereof).

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall set be forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“Fee Letter” means the Fee Letter, dated October 4, 2019, among JPMCB and the Borrower.

“Fifth Amendment” means the Fifth Amendment dated as of June 6, 2023, relating to this Agreement.

“Fifth Amendment Effective Date” means June 6, 2023, which date was the Fifth Amendment Effective Date under (and as defined in) the Fifth Amendment.

“Fifth Amendment Period” means the period commencing on the Fifth Amendment Effective Date.  The Borrower may elect to terminate the Fifth Amendment Period by delivering a Fifth Amendment Period Termination Notice within the period set forth in the definition of such term (and if a Fifth Amendment Period Termination Notice is not delivered, the Fifth Amendment Period shall continue in effect under this Agreement).

“Fifth Amendment Period Termination Date” means the date, if any, on which the Borrower shall have delivered a Fifth Amendment Period Termination Notice to the Administrative Agent.

“Fifth Amendment Period Termination Notice” means a certificate of a Financial Officer of the Borrower delivered together with the compliance certificate required to be delivered by it pursuant to Section 5.01(c) with respect to any fiscal quarter or fiscal year ending on or prior to March 31, 2025, certifying that as of the last day of such period, the Borrower is in compliance with the applicable Unamended Consolidated Adjusted Interest Coverage Ratio and Unamended Consolidated Adjusted Total Leverage Ratio contained in Section 6.12 and Section 6.13 (with such compliance being demonstrated in the calculations set forth in the certificate delivered concurrently pursuant to Section 5.01(c)) and notifying the Administrative Agent that effective as of the date of such certificate, the Fifth Amendment Period is terminated.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person, or any other officer of such Person performing the duties that are customarily performed by a chief financial officer, principal accounting officer, treasurer or controller and with respect to limited liability companies that do not have officers, the manager, sole member, managing member or general partner thereof, the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of such Person, or any other officer of such Person performing the duties that are customarily performed by a chief financial officer, principal accounting officer, treasurer or controller.

“First Amendment” means the First Amendment dated as of March 19, 2021, relating to this Agreement.

“First Amendment Effective Date” means March 19, 2021, which date was the First Amendment Effective Date under (and as defined in) the First Amendment.

“First Incremental Facility Amendment” means the First Incremental Facility Amendment, dated as of February 19, 2020, among the Borrower, the Incremental Tranche B Term Lenders party thereto and the Administrative Agent.

“First Lien Intercreditor Agreement” means the Equal Priority Intercreditor Agreement dated as of the Sixth Amendment Effective Date, among the Borrower, the other Loan Parties from time to time party thereto, the Administrative Agent, the First Lien Noteholder Representative and each additional agent from time to time party thereto, substantially in the form attached as Exhibit B to the Sixth Amendment.

“First Lien Leverage Ratio” means, as of any date, the ratio of (a) Consolidated First Lien Debt on such date to (b) Consolidated EBITDA for the four consecutive fiscal quarters of the Borrower most recently ended for which financial statements have been delivered under Section 5.01(a) or (b).

“First Lien Note Documents” means the “Note Documents” as such term is defined in the First Lien Note Purchase Agreement.

“First Lien Noteholder Representative” means the noteholder representative under the First Lien Note Purchase Agreement.

“First Lien Note Purchase Agreement” means (i) the Note Purchase Agreement dated as of July 31, 2023, among the Borrower, as issuer, the subsidiary guarantors from time to time party thereto, Alter Domus (US) LLC, as Noteholder Representative, and the noteholders from time to time party thereto, and (ii) any credit agreement, indenture, note purchase agreement or other agreement or instrument evidencing or governing Indebtedness that replaces or refinances Indebtedness under such note purchase agreement (including successive replacements or refinancings), in whole or in part, from time to time, in each case as permitted by the terms of the First Lien Intercreditor Agreement and this Agreement.

“First Refinancing Facility Agreement” means the First Refinancing Facility Agreement dated of March 19, 2021, relating to this Agreement.

“First Refinancing Facility Agreement Effective Date” means March 19, 2021, which date was the Refinancing Tranche B Term Effective Date under (and as defined in) the First Refinancing Facility Agreement.

“Fixed Amounts” has the meaning specified in Section 1.06(b).

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate, the EURIBO Rate, the Adjusted Daily Simple RFR or the Central Bank Rate, as applicable.  For the avoidance of doubt the initial Floor for each of the Adjusted Term SOFR Rate, the EURIBO Rate, the Adjusted Daily Simple RFR and the Central Bank Rate shall be 0.0%.

“Foreign Benefit Event” means, with respect to any Foreign Pension Plan, (a) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions under Requirements of Law or by the terms of such Foreign Pension Plan; (b) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Pension Plan required to be registered; (c) the failure of any Foreign Pension Plan to comply with any material Requirements of Law or with the material terms of such Foreign Pension Plan; or (d) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, in each case, which would reasonably be expected to result in the Borrower or any Restricted Subsidiary becoming subject to a material funding or contribution obligation with respect to such Foreign Pension Plan.

“Foreign Lender” means a Lender that is not a U.S. Person for U.S. federal income tax purposes.

“Foreign Pension Plan” means any plan, trust, insurance contract, fund (including any superannuation fund) or other similar program established or maintained by the Borrower or any one or more of its Restricted Subsidiaries primarily for the benefit of employees or other service providers of the Borrower or such Restricted Subsidiaries, as applicable, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Foreign Prepayment Event” has the meaning assigned to such term in Section 2.11(f).

“Foreign Subsidiary” means each Subsidiary that is not a U.S. Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, subject to Section 1.04.

“GEC Bankruptcy Case” means a case under the Bankruptcy Code with respect to one or more Specified GEC Entities as debtors.

“Global Intercompany Note” means the global intercompany note substantially in the form of Exhibit F pursuant to which intercompany obligations and advances owed by any Loan Party are subordinated to the Obligations.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether State or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount, as of any date of determination, of any Guarantee shall be the principal amount outstanding on such date of the Indebtedness or other obligation guaranteed thereby (or, in the case of (i) any Guarantee the terms of which limit the monetary exposure of the guarantor or (ii) any Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined, in the case of clause (i), pursuant to such terms or, in the case of clause (ii), reasonably and in good faith by a Financial Officer of the Borrower)).  The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantee Agreement” means the Guarantee Agreement dated as of November 1, 2019 by and among the Administrative Agent and the Loan Parties from time to time party thereto, attached hereto as Exhibit E, as may be amended, restated, amended and restated, supplemented or modified from time to time.

“Hazardous Materials” means all explosive, radioactive, hazardous or toxic substances, materials, wastes or other pollutants, including petroleum or petroleum by-products or distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, chlorofluorocarbons and other ozone-depleting substances or mold, or any or materials or substances which are defined or regulated as “toxic,” or “hazardous,”  or words of similar import, pursuant to any Environmental Law.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of the foregoing transactions; provided that “Hedging Agreement” shall not include (i) phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any member of the Restricted Group, (ii) Convertible Indebtedness or any Permitted Bond Hedge Transaction or Permitted Warrant Transaction, (iii) any accelerated share repurchase contract, share call option or similar contract with respect to the Borrower’s Equity Interests entered into to consummate a repurchase of such Equity Interests, (iv) any forward sale contract with respect to the Borrower’s Equity Interests or (v) put and call options and forward arrangements entered into in connection with joint ventures and other business investments, acquisitions and dispositions permitted under this Agreement.

“Impacted Interest Period” means at any time with respect to an Interest Period for a Borrowing denominated in Euro that the Screen Rate for such currency is not available at such time for such Interest Period.

“Incremental Dollar Basket” has the meaning assigned to such term in Section 2.21(a).

“Incremental Extensions of Credit” has the meaning assigned to such term in Section 2.21(a).

“Incremental Facility Amendment” has the meaning assigned to such term in Section 2.21(c).

“Incremental Facilities” has the meaning assigned to such term in Section 2.21(a).

“Incremental Ratio Basket” has the meaning assigned to such term in Section 2.21(a).

“Incremental Revolving Commitment” has the meaning assigned to such term in Section 2.21(a).

“Incremental Revolving Loans” has the meaning assigned to such term in Section 2.21(a).

“Incremental Term Loan Increase” has the meaning assigned to such term in Section 2.21(a).

“Incremental Term Loans” has the meaning assigned to such term in Section 2.21(a).

“Incremental Tranche A Term Loan” means any Incremental Term Loan that would be considered a “Term A” loan under then-existing customary market convention.

“Incremental Tranche B Term Effective Date” means February 19, 2020.

“Incremental Tranche B Term Lender” has the meaning assigned to such term in the First Incremental Facility Amendment.

“Incremental Tranche B Term Loan” means any Incremental Term Loan that would be considered a “Term B” loan under then-existing customary market convention.

“Incremental Tranche B Term Loans” has the meaning assigned to such term in the First Incremental Facility Amendment.

“Incurrence-Based Amounts” has the meaning specified in Section 1.06(b).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (x) trade accounts payable and other accrued or cash management obligations, in each case incurred in the ordinary course of business, (y) any earn-out obligation unless such obligation is not paid promptly after becoming due and payable and (z) Taxes and other accrued expenses), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (j) net obligations of such Person under any Hedging Agreement and (k) all Disqualified Equity Interests in such Person, valued, as of the date of determination, at the greater of (i) the maximum aggregate amount that would be payable upon maturity, redemption, repayment or repurchase thereof (or of Disqualified Equity Interests or Indebtedness into which such Disqualified Equity Interests are convertible or exchangeable) and (ii) the maximum liquidation preference of such Disqualified Equity Interests; provided that the term “Indebtedness” shall not include (A) deferred or prepaid revenue, (B) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty, indemnity or other unperformed obligations of the seller, (C) any obligations attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, (D) obligations in respect of any residual value guarantees on equipment leases, (E) any take-or-pay or similar obligation to the extent such obligation is not shown as a liability on the balance sheet of such Person in accordance with GAAP and (F) asset retirement obligations and obligations in respect of reclamation and workers’ compensation (including pensions and retiree medical care).  In addition, for the avoidance of doubt, obligations in respect of customer deposits shall not constitute Indebtedness.  The amount of Indebtedness of any Person for purposes of clause (e) above shall (unless such Indebtedness has been assumed by such Person or such Person has otherwise become liable for the payment thereof) be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under this Agreement or any other Loan Document and (b) to the extent not otherwise described in clause (a) of this definition, Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Indenture Restricted Property” means any Principal Domestic Manufacturing Plant and any shares of stock or “Indebtedness” of any “Restricted Subsidiary” (as each such quoted term is defined in the Existing Senior Notes Documents as in effect on the Closing Date); provided that such assets shall only constitute Indenture Restricted Property so long as any Indebtedness remains outstanding under the Existing Senior Notes Indenture.

“Initial Term Loans” means the Tranche A Term Loans made on the Closing Date.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07, which shall be in a form approved by the Administrative Agent and otherwise consistent with the requirements of Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December, (b) with respect to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month and (c) with respect to any Term Benchmark Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment for any Agreed Currency), as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (c) no tenor that has been removed from this definition pursuant to Section 2.14(f) shall be available for specification in such Borrowing Request or Interest Election Request.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means, with respect to Euro at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period for which that Screen Rate is available for the applicable currency that is shorter than the Impacted Interest Period; and (b) the applicable Screen Rate for the shortest period for which that Screen Rate is available for the applicable currency that exceeds the Impacted Interest Period, in each case, at such time.

“Investment Company Act” means the United States Investment Company Act of 1940, as amended from time to time.

“Investments” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person.  The amount, as of any date of determination, of (a) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, minus any principal repayment of such Investment and any cash payments actually received by such investor representing interest in respect of such Investment (to the extent any such payment to be deducted does not exceed the remaining principal amount of such Investment and without duplication of amounts increasing the Available Amount), but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (b) any Investment in the form of a Guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as reasonably determined in good faith by a Financial Officer, (c) any Investment in the form of a transfer of Equity Interests or other non-cash property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair market value (as reasonably determined in good faith by a Financial Officer) of such Equity Interests or other property as of the time of the transfer, minus any payments actually received by such investor representing a return of capital of, or dividends or other distributions in respect of, such Investment (to the extent such payments do not exceed, in the aggregate, the original amount of such Investment and without duplication of amounts increasing the Available Amount), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (d) any Investment (other than any Investment referred to in clause (a), (b) or (c) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus (i) the cost of all additions thereto and minus (ii) the amount of any portion of such Investment that has been repaid to the investor in cash as a repayment of principal or a return of capital, and of any cash payments actually received by such investor representing interest, dividends or other distributions in respect of such Investment (to the extent the amounts referred to in clause (ii) do not, in the aggregate, exceed the original cost of such Investment plus the costs of additions thereto and without duplication of amounts increasing the Available Amount), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment.  If an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with GAAP; provided that pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by a Financial Officer.

“IP Rights” has the meaning specified in Section 3.05(b).

“IRS” means the United States Internal Revenue Service.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Issuing Banks” means (a) JPMCB, (b) MUFG Bank, Ltd., (c) SunTrust Bank, (d) Citibank, N.A., (e) Goldman Sachs Bank USA, (f) Citizens Bank, N.A. and (g) each Revolving Lender that shall have become an Issuing Bank hereunder as provided in Section 2.05(j) (other than any Person that shall have ceased to be an Issuing Bank as provided in Section 2.05(k)) and solely with respect to any Existing Letters of Credit, each Revolving Lender (or an Affiliate thereof) that is an issuer thereof as listed on Schedule 1.04 or in the relevant notice to the Administrative Agent, each in its capacity as an issuer of Letters of Credit hereunder.  Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“JPMCB” means JPMorgan Chase Bank, N.A.

“Judgment Currency” has the meaning assigned to such term in Section 9.19.

“Latest Maturity Date” means, at any time, the latest of the Maturity Dates in respect of the Classes of Loans and Commitments that are outstanding at such time.

“LC Commitment” means, with respect to an Issuing Bank, the aggregate maximum amount of Letters of Credit at any time outstanding that it will be required to issue hereunder.  The LC Commitment of each Issuing Bank existing on the Closing Date is set forth with respect to such Issuing Bank on Schedule 2.01 hereto, and the LC Commitment of each Lender designated as an Issuing Bank after the Closing Date will be specified in the agreement with respect to such designation contemplated by Section 2.05(j). The LC Commitment of any Issuing Bank may be increased or reduced by written agreement between such Issuing Bank and the Borrower, provided that a copy of such written agreement shall have been delivered to the Administrative Agent.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, (a) the sum of the Dollar Equivalents of the aggregate undrawn amounts of all outstanding Letters of Credit at such time plus (b) the sum of the Dollar Equivalents of the amounts of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Revolving Lender at any time shall be such Lender’s Applicable Percentage of the aggregate LC Exposure at such time, adjusted to give effect to any reallocation under Section 2.20(c) of the LC Exposure of Defaulting Lenders in effect at such time.

“LC Participation Calculation Date” means, with respect to any LC Disbursement made by any Issuing Bank or any refund of a reimbursement payment made by any Issuing Bank to the Borrower, in each case in a Permitted Foreign Currency, (a) the date on which such Issuing Bank shall advise the Administrative Agent that it purchased with Dollars the Permitted Foreign Currency used to make such LC Disbursement or refund or (b) if such Issuing Bank shall not advise the Administrative Agent that it made such a purchase, the date on which such LC Disbursement or refund is made.

“LC Sublimit” means an amount equal to $100,000,000.

“LCT Election” means the Borrower’s election to test the permissibility of a Limited Condition Transaction in accordance with the methodology set forth in Section 1.06.

“LCT Test Date” has the meaning specified in Section 1.06.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, an Incremental Facility Amendment or a Refinancing Facility Agreement, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption.

“Letters of Credit” means any letter of credit (or with respect to any Issuing Bank, any bank guarantee (or similar instrument) as such Issuing Bank may in its sole discretion approve) denominated in Dollars or in a Permitted Foreign Currency issued pursuant to this Agreement by an Issuing Bank under the Revolving Commitments and shall include any Existing Letter of Credit (which shall be deemed issued hereunder on the Closing Date or on the date specified in the relevant notice to the Administrative Agent), other than any such letter of credit that shall have ceased to be a “Letter of Credit” outstanding hereunder pursuant to Section 9.05.

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien” means, with respect to any asset, (a) any mortgage, lien, pledge, hypothecation, charge, security interest or other encumbrance in, on or of such asset or (b) the interest of a vendor or a lessor under any conditional sale agreement or title retention agreement (or any capital lease or financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Limited Condition Transaction” means (i) any acquisition of any assets, business or person, or a merger or consolidation, in each case involving third parties, or similar Investment permitted hereunder (subject to Section 1.06) by the Borrower or one or more of the Restricted Subsidiaries, including by way of merger or amalgamation, whose consummation is not conditioned on the availability of, or on obtaining, third party financing (or, if such condition does exist, the Borrower or any Restricted Subsidiary, as applicable, would be required to pay any fee, liquidated damages or other amount or be subject to any indemnity, claim or other liability as a result of such third party financing not having been available or obtained) or (ii) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment.

“Liquidity” means, as of any date of determination, the sum of (x) (i) the Aggregate Revolving Commitments minus (ii) the Aggregate Revolving Exposure as of such date plus (y) the aggregate amount of cash and Permitted Investments of the Borrower and its Restricted Subsidiaries (other than cash and Permitted Investments of the Pitney Bowes Bank, Inc.) that are not restricted in favor of any Person (other than any such cash or Permitted Investments that are restricted in favor of (1) the Administrative Agent pursuant to the Loan Documents or (2) the First Lien Noteholder Representative to the extent expressly required by the First Lien Note Documents as in effect on the Seventh Amendment Effective Date).

“Liquidity Test Period” means the period (x) commencing on the Seventh Amendment Effective Date and (y) ending on the Revolving Maturity Date.

“Loan Document Obligations” means (a) the due and punctual payment by the Borrower of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations of the Borrower under this Agreement and each of the other Loan Documents, including obligations to pay fees, expense reimbursement obligations (including with respect to attorneys’ fees) and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and (b) the due and punctual payment of all the obligations of each other Loan Party under or pursuant to each of the Loan Documents (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Loan Documents” means this Agreement, the Seventh Amendment, any Incremental Facility Amendment, any Refinancing Facility Agreement, any Security Document, any agreement designating an additional Issuing Bank as contemplated by Section 2.05(j) and, except for purposes of Section 9.02, the Global Intercompany Note and any promissory notes delivered pursuant to Section 2.09(d) (and, in each case, any amendment, restatement, waiver, supplement or other modification to any of the foregoing) and any document designated as a Loan Document by the Administrative Agent and the Borrower.

“Loan Parties” means, collectively, the Borrower and each Subsidiary of the Borrower other than an Excluded Subsidiary (but including any Designated Subsidiary).

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement, including pursuant to any Incremental Facility Amendment or any Refinancing Facility Agreement.

“Local Time” means (a) with respect to a Dollar-denominated Borrowing or Letter of Credit, New York City time, and (b) with respect to a Euro-denominated or Sterling denominated Borrowing or Letter of Credit, London time.

“Long-Term Indebtedness” means any Indebtedness (excluding Indebtedness permitted by Section 6.01(a)(iv)) that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

“Majority in Interest”, when used in reference to Lenders of any Class, means, at any time, (a) in the case of the Revolving Lenders, Lenders having Revolving Exposures and unfunded Revolving Commitments representing more than 50% of the sum of the Aggregate Revolving Exposure and the unfunded Aggregate Revolving Commitment at such time and (b) in the case of the Term Lenders of any Class, Lenders holding outstanding Term Loans of such Class representing more than 50% of the aggregate principal amount of all Term Loans of such Class outstanding at such time; provided that whenever there are one or more Defaulting Lenders, the total outstanding Term Loans and Revolving Exposures of, and the unfunded Commitments of, each Defaulting Lender of any Class shall be excluded for purposes of making a determination of Majority in Interest.

“Material Account” means any deposit account or securities account of a Loan Party other than any Excluded Deposit Account or Excluded Securities Account.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition or results of operations of the Borrower and the Restricted Subsidiaries, taken as a whole, (b) the ability of the Loan Parties (taken as a whole) to perform their material obligations to the Lenders or the Administrative Agent under this Agreement or any other Loan Document or (c) the material rights of, or remedies available to, the Administrative Agent or the Lenders under this Agreement or any other Loan Document.

“Material Indebtedness” means (a) any Indebtedness under the First Lien Note Purchase Agreement and (b) Indebtedness (other than the Loans, the Letters of Credit and the Guarantees under the Loan Documents), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and the Restricted Subsidiaries in an aggregate principal amount exceeding $75,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Hedging Agreement at any time shall be the aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Intellectual Property” means any IP Rights that are material to the business or operations of the Borrower and its Subsidiaries, when taken as a whole.

“Material Real Property” means any fee-owned real property (i) with a Fair Market Value of more than $10,000,000 that is owned by a Loan Party as of the Closing Date, with any such real property being specified in Schedule 1.02 or (ii) with a Fair Market Value of more than $10,000,000 that is acquired after the date hereof by any Loan Party or owned by a Subsidiary that becomes a Loan Party pursuant to Section 5.12, in each case other than any Principal Domestic Manufacturing Plant (so long as any Indebtedness remains outstanding under the Existing Senior Note Indentures).

“Material Subsidiary” means each Restricted Subsidiary (a) the Consolidated Total Assets of which equal 5.0% or more of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries or (b) the consolidated revenues of which equal 5.0% or more of the consolidated revenues of the Borrower and the Restricted Subsidiaries, in each case as of the end of or for the most recent period of four consecutive fiscal quarters of the Borrower for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the first delivery of any such financial statements, as of the end of or for the period of four consecutive fiscal quarters of the Borrower most recently ended prior to the date of this Agreement); provided that if, at the end of or for any such most recent period of four consecutive fiscal quarters, the combined Consolidated Total Assets or combined consolidated revenues of all Restricted Subsidiaries that pursuant to the criteria set forth in clauses (a) and (b) above (not including any Designated Subsidiary or any Restricted Subsidiary that constitutes an Excluded Subsidiary pursuant to another clause of the definition of “Excluded Subsidiary”) shall have exceeded 7.5% of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries or 7.5% of the consolidated revenues of the Borrower and the Restricted Subsidiaries, respectively, then one or more of such excluded Restricted Subsidiaries shall for all purposes of this Agreement be designated by the Borrower to be Material Subsidiaries, until such excess shall have been eliminated.

“Maturity Date” means the Revolving Maturity Date, the Tranche A Term Maturity Date or the maturity date with respect to any Class of Incremental Term Loans or Refinancing Term Loans, as the context requires.

“Maturity Date Extension Request” means a request by the Borrower, substantially in the form of Exhibit I hereto or such other form as shall be approved by the Administrative Agent, for the extension of the applicable Maturity Date pursuant to Section 2.22.

“Maturity Date Reference Date” has the meaning specified in the definition of Maturity Date.

“Maximum Rate” has the meaning assigned to such term in Section 9.13.

“MNPI” means material information concerning the Borrower, any Subsidiary or any Affiliate of any of the foregoing or their respective securities that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Securities Act and the Exchange Act.  For purposes of this definition, “material information” means information concerning the Borrower, the Subsidiaries or any Affiliate of any of the foregoing or any of their respective securities that could reasonably be expected to be material for purposes of the United States Federal and State securities laws and, where applicable, foreign securities laws.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Mortgage” means a mortgage, deed of trust or other security document granting a Lien on any Mortgaged Property owned by Loan Party to secure the Obligations. Each Mortgage shall be reasonably satisfactory in form and substance to the Administrative Agent.

“Mortgaged Property” means, initially, each parcel of Material Real Property existing on the Closing Date, if any, and identified on Schedule 1.02 and thereafter, each parcel of Material Real Property with respect to which a Mortgage is required to be granted pursuant to Section 5.12 or 5.13, as applicable.

“Multiemployer Plan” means a “multiemployer plan”, as defined in Section 4001(a)(3) of ERISA, and in respect of which the Borrower or any of its ERISA Affiliates makes or is obligated to make contributions or with respect to which any of them has any ongoing obligation or liability, contingent or otherwise.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event, including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earnout, but excluding any interest payments), but only as and when received,

(ii) in the case of a casualty, insurance proceeds and

(iii) in the case of a condemnation or similar event, condemnation awards and similar payments, minus

(b) the sum, without duplication, of

(i) all fees and out-of-pocket expenses paid in connection with such event by the Restricted Group (including attorney’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, underwriting discounts and commissions, other customary expenses and brokerage, consultant, accountant and other customary fees),

(ii) in the case of a sale, transfer, lease or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), (x) the amount of all payments that are permitted hereunder and are made by the Restricted Group as a result of such event to repay Indebtedness (other than the Loans or other Indebtedness secured by Collateral on a pari passu or junior lien basis) secured by such asset or Indebtedness of a Subsidiary that is not a Loan Party that is otherwise subject to mandatory prepayment as a result of such event, (y) the pro rata portion of net cash proceeds thereof attributable to minority interests and not available for distribution to or for the account of the Borrower and the Restricted Subsidiaries as a result thereof and

(z) the amount of any liabilities directly associated with such asset and retained by the Borrower or any Restricted Subsidiary and including pension and other post-employment benefit liabilities and liabilities related to environmental matters, and

(iii) the amount of all taxes paid (or reasonably estimated to be payable), and the amount of any reserves established in accordance with GAAP to fund purchase price adjustment, indemnification and other liabilities (other than any earnout obligations, but including pension and other post-employment benefit liabilities and liabilities related to environmental matters) reasonably estimated to be payable, as a result of the occurrence of such event (including, without duplication of the foregoing, the amount of any distributions in respect thereof pursuant to Section 6.08(a)(xi)) (as determined reasonably and in good faith by a Financial Officer of the Borrower).  For purposes of this definition, in the event any contingent liability reserve established with respect to any event as described in clause (b)(iii) above shall be reduced, the amount of such reduction shall, except to the extent such reduction is made as a result of a payment having been made in respect of the contingent liabilities with respect to which such reserve has been established, be deemed to be receipt, on the date of such reduction, of cash proceeds in respect of such event.

“Net Proceeds Prepayment Amount” has the meaning specified in Section 2.11(c).

“Net Working Capital” means, at any date, (a) the consolidated current assets of the Restricted Group as of such date (excluding cash and Permitted Investments) minus (b) the consolidated current liabilities of the Restricted Group as of such date (excluding current liabilities in respect of Indebtedness).  Net Working Capital at any date may be a positive or negative number.  Net Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.

“Non-Consenting Lender” means a Lender whose consent to a Proposed Change is not obtained.

“Non-Guarantor Debt Basket” means a shared basket in an amount not to exceed the greater of $100,000,000 and 30.0% of Consolidated EBITDA (based on the most recently completed four fiscal quarter period for which financial statements have been delivered pursuant to Section 5.01(a) or (b)) at any time outstanding that may be used for the incurrence of certain Indebtedness by Restricted Subsidiaries that are not Loan Parties under Sections 6.01(a)(vii) and 6.01(a)(xix).

“Non-Guarantor Investment Basket” means a shared basket in an amount not to exceed $100,000,000 at any time outstanding that may be used for (A) certain Investments permitted under Sections 6.04(b), 6.04(e), 6.04(f), 6.04(g) and 6.04(r) and (B) certain Guarantees permitted under Section 6.04(g) (without duplication of amounts previously included or utilized under clause (A) above); provided that the Non-Guarantor Investment Basket shall be deemed increased on a dollar-for-dollar basis by the amount of any cash distributions, returns of capital and repayments made in cash by Restricted Subsidiaries that are not Loan Parties to Loan Parties in respect of Investments existing on the Closing Date of the Loan Parties in Restricted Subsidiaries that are not Loan Parties, in an aggregate amount not to exceed the aggregate cash and Permitted Investments as of the Closing Date of the Restricted Subsidiaries that are not Loan Parties; provided, further, that extensions of credit made under the revolving line of credit provided by Pitney Bowes Global Financial Services LLC, a Subsidiary, to The Pitney Bowes Bank, Inc. in an aggregate amount of $100,000,000 as in effect on the Fifth Amendment Effective Date (including any amendments, extensions, renewals or replacements thereof that do not increase the aggregate maximum amount thereof) shall be deemed not to utilize capacity under the Non-Guarantor Investment Basket.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means, collectively, (a) all the Loan Document Obligations of the Loan Parties, (b) all the Secured Cash Management Obligations of the Loan Parties and the Restricted Subsidiaries and (c) all the Secured Hedging Obligations of the Loan Parties and the Restricted Subsidiaries. For the avoidance of doubt, Obligations shall not include any Excluded Swap Obligations.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Other Connection Taxes” means, with respect to any Recipient, a Tax imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement or any other Loan Document, or sold or assigned an interest in this Agreement or any other Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19(b)).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Overnight Rate” means, for any day, (a) in respect of any amount denominated in Dollars, the NYFRB Rate, (b) in respect of any Euro-denominated amount, the Euro interbank offered rate administered by the European Money Markets Institute (or any other Person that takes over the administration of that rate) for an overnight borrowing as set forth on the Reuters screen page that displays such rate (currently EURIBOR01) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) and (c) with respect to any amount denominated in any other Permitted Foreign Currency, an overnight rate determined by the Administrative Agent or the Issuing Banks, as the case may be, in accordance with banking industry rules on interbank compensation; and provided further that if the Overnight Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Participating Member State” means any member state of the European Communities that adopts or has adopted the Euro as its lawful currency in accordance with the legislation of the European Community relating to the Economic and Monetary Union.

“Payment” has the meaning assigned to it in Section 8.04(c).

“Payment Notice” has the meaning assigned to it in Section 8.04(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in Section 4002 in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate in the form of Exhibit D or any other form approved by the Administrative Agent.

“Permitted Acquisition” means any acquisition or similar Investment permitted pursuant to Section 6.04(b).

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) on the Borrower’s common Equity Interests (A) purchased by the Borrower in connection with the issuance of any Convertible Indebtedness; (B) settled in common Equity Interests of the Borrower (or such other securities or property), cash or a combination thereof (such amount of cash determined by reference to the price of the Borrower’s common Equity Interests or such other securities or property), and cash in lieu of fractional shares of common Equity Interests of the Borrower and (C) on terms and conditions customary for bond hedge transactions (as reasonably determined by the Borrower in good faith) in respect of transactions related to public market convertible indebtedness (pursuant to a public offering or an offering under Rule 144A or Regulation S of the Securities Act); provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Issuer from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Borrower from the sale of such Convertible Indebtedness issued in connection with the Permitted Bond Hedge Transaction. For the avoidance of doubt, a Permitted Bond Hedge Transaction shall be treated as an Investment for all purposes under this Agreement.

“Permitted Encumbrances” means, with respect to any Person:

(a) Liens imposed by law for Taxes, assessments or governmental charges that (i) are not yet overdue for a period of more than 30 days or not subject to penalties for nonpayment, (ii) are being contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or (iii) for property taxes on property such Person or one of its subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

(b) Liens with respect to outstanding motor vehicle fines and carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’, construction contractors’ and other like Liens imposed by law or landlord liens specifically created by contract, arising in the ordinary course of business and securing obligations that are not overdue by more than 45 days or are being contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or other Liens arising out of or securing judgments or awards against such Person with respect to which such Person shall be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(c) pledges and deposits made (i) in the ordinary course of business in compliance with workers’ compensation, unemployment insurance, health, disability or employee benefits and other social security laws or similar legislation or regulations and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Borrower or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(d) pledges and deposits made (i)(x) to secure the performance of bids, tenders, trade contracts (other than for payment of Indebtedness), governmental contracts, leases (other than Capital Lease Obligations), public or statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations), in each case in the ordinary course of business and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Borrower or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(e) judgment and attachment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Section 7.01 and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(f) easements, survey exceptions, charges, ground leases, protrusions, encroachments on use of real property or reservations of, or rights of others for, licenses, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes, any zoning, building or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property, servicing agreements, site plan agreements, developments agreements, contract zoning agreements, subdivision agreements, facilities sharing agreements, cost sharing agreements and other agreements pertaining to the use or development of any of the real property of the Borrower and the Restricted Subsidiaries, restrictions, rights-of-way and similar encumbrances (including minor defects or irregularities in title) on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not individually or in the aggregate materially interfere with the ordinary conduct of business of the Borrower and its Subsidiaries, taken as a whole, including leases, subleases, licenses, sublicenses, occupancy agreements or assignments of or in respect of real or personal property;

(g) [reserved];

(h) banker’s liens, rights of setoff or similar rights and remedies and other customary and ordinary course Liens, in each case, as to deposit accounts or other funds maintained with depository institutions and securities accounts and other financial assets maintained with a securities intermediary; provided that such deposit accounts or funds and securities accounts or other financial assets are not established or deposited for the purpose of providing collateral for any Indebtedness;

(i) Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings under applicable law) regarding operating leases, accounts or consignments entered into by the Borrower and the Restricted Subsidiaries or purported Liens evidenced by filings of precautionary Uniform Commercial Code (or similar filings under applicable law) financing statements or similar public filings;

(j) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 (or the applicable corresponding section) of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(k) (i) Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property or rights (other than IP Rights) subject to any lease, sublease, license or sublicense or concession agreement held by the Borrower or any Restricted Subsidiary in the ordinary course of business and (ii) deposits of cash with the owner or lessor of premises leased and operated by the Borrower or any of its Subsidiaries in the ordinary course of business of the Borrower and such Subsidiary to secure the performance of the Borrower’s or such Subsidiary’s obligations under the terms of the lease for such premises;

(l) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(m) Liens that are contractual rights of set-off;

(n) Liens (i) of a collection bank arising under Section 4-208 of the New York Uniform Commercial Code or Section 4-210 of the Uniform Commercial Code applicable in other States on items in the course of collection, (ii) attaching to pooling accounts, commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, or (iii) in favor of a banking or other financial institutions or entities, or electronic payment service providers, arising as a matter of law or under general terms and conditions encumbering deposits, deposit accounts, securities accounts, cash management arrangements (including the right of set-off and netting arrangements) or other funds maintained with such institution or in connection with the issuance of letters of credit, bank guarantees or other similar instruments and which are within the general parameters customary in the banking or finance industry;

(o) Liens encumbering customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(p) Liens in respect of the leasing of equipment to customers in the ordinary course of the Restricted Group’s financing business;

(q) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s accounts payable or similar obligations in respect of bankers’ acceptances or letters of credit entered into in the ordinary course of business issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(r) deposits made or other security provided in the ordinary course of business to secure liability to insurance brokers, carriers, underwriters or under self-insurance arrangements in respect of such obligations;

(s) [reserved];

(t) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(u) Liens on Permitted Receivables Facility Assets incurred and transferred in connection with a Permitted Receivables Facility, including Liens on such assets resulting from precautionary Uniform Commercial Code (or equivalent statutes) filings or from recharacterization of any such sale as a financing or loan;

(v) non-exclusive licenses or sublicenses of IP Rights granted in the ordinary course of business that do not materially interfere with the business of the Borrower or any Restricted Subsidiary;

(w) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto or on funds received from insurance companies on account of third party claims handlers and managers;

(x) agreements to subordinate any interest of the Borrower or any Restricted Subsidiary in any accounts receivable or other proceeds arising from consignment of inventory by the Borrower or any Restricted Subsidiary pursuant to an agreement entered into in the ordinary course of business;

(y) with respect to any entities that are not Loan Parties, other Liens and privileges arising mandatorily by Law;

(z) Liens arising pursuant to Section 107(l) of the Comprehensive Environmental Response, Compensation and Liability Act or similar lien provision of any other Environmental Law;

(aa) Liens on cash or Permitted Investments securing Hedging Agreements in the ordinary course of business;

(bb) rights of recapture of unused real property (other than any Material Real Property of Loan Parties) in favor of the seller of such property set forth in customary purchase agreements and related arrangements with any Governmental Authority;

(cc) Liens on the property of (x) any Loan Party in favor of any other Loan Party and (y) any Restricted Subsidiary that is not a Loan Party in favor of the Borrower or any Restricted Subsidiary;

(dd) Liens or security given to public utilities or to any municipality or Governmental Authority when required by the utility, municipality or Governmental Authority in connection with the supply of services or utilities to the Borrower and any other Restricted Subsidiaries; and

(ee) receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof.

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness in respect of borrowed money, other than Liens referred to in clauses (s), (u) and (cc) above.

“Permitted Foreign Currency” means Euros and Sterling and (a) with respect to any Revolving Loan, any foreign currency reasonably requested by the Borrower from time to time and in which each Revolving Lender has agreed, in accordance with its policies and procedures in effect at such time, to lend Revolving Loans, (b) with respect to any Letter of Credit, any foreign currency included in clause (a) that is reasonably requested by the Borrower from time to time and that has been agreed to by the applicable Issuing Bank and (c) solely with respect to the Specified Citi Letter of Credit, Australian Dollars.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper and variable and fixed rate notes maturing within 12 months from the date of acquisition thereof and having, at such date of acquisition, a rating of at least A-2 by S&P or P-2 by Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and demand or time deposits, in each case maturing within 12 months from the date of acquisition thereof, issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) “money market funds” that (i) comply with the criteria set forth in Rule 2a‑7 of the Investment Company Act, (ii) are rated AAA- by S&P and Aaa3 by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;

(f) asset-backed securities rated AAA by Moody’s or S&P, with weighted average lives of 12 months or less (measured to the next maturity date);

(g) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, and in each such case with a “stable” or better outlook, with maturities of 24 months or less from the date of acquisition;

(h) Investments with average maturities of 24 months or less from the date of acquisition in money market funds rated “AAA” (or the equivalent thereof) or better by S&P or “Aaa3” (or the equivalent thereof) or better by Moody’s (or reasonably equivalent ratings of another internationally recognized rating agency);

(i) investment funds investing at least 95% of their assets in securities of the types described in clauses (a) through (h) above;

(j) in the case of any Foreign Subsidiary, other short-term investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes; and

(k) Dollars, Euros, Canadian dollars, Sterling or any other readily tradable currency held by it from time to time in the ordinary course of business of the Borrower or any of its Restricted Subsidiaries.

“Permitted Junior Lien Refinancing Debt” means any secured Indebtedness incurred by the Borrower in the form of one or more series of senior secured notes or loans; provided that (i) such Indebtedness is secured by the Collateral on a junior lien, subordinated basis to the Obligations and is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral, (ii) such Indebtedness constitutes Refinancing Term Loan Indebtedness in respect of Term Loans (including portions of Classes of Term Loans), (iii) the security agreements relating to such Indebtedness are not materially more favorable (when taken as a whole) to the lenders or holders providing such Indebtedness than the existing Security Documents are to the Lenders, (iv) such Indebtedness is not guaranteed by any Restricted Subsidiaries other than the Loan Parties and (v) the holders of, or an agent, trustee or note agent acting on behalf of the holders of, such Indebtedness shall have become party to an Acceptable Intercreditor Agreement.

“Permitted Receivables Facility” means one or more receivables facilities created under Permitted Receivables Facility Documents providing for the factoring or other “true sale” by one or more of the Borrower or a Subsidiary (each a “Receivables Seller”) of Permitted Receivables Facility Assets to The Pitney Bowes Bank, Inc. or one of its wholly-owned subsidiaries, as more fully set forth in the Permitted Receivables Facility Documents; provided that in each case, such facilities are not recourse to the Borrower or any Subsidiary in any way other than pursuant to Standard Securitization Undertakings and do not provide for the incurrence of any Indebtedness.

“Permitted Receivables Facility Assets” means Receivables (newly originated at the time of transfer) of the Borrower and its Subsidiaries which are transferred pursuant to a Permitted Receivables Facility and any related Permitted Receivables Related Assets which are also transferred (or which are pledged) pursuant to such Permitted Receivables Facility and all proceeds thereof.

“Permitted Receivables Facility Documents” means each of the documents and agreements entered into in connection with a Permitted Receivables Facility, including all documents and agreements relating to the issuance, funding and/or purchase of certificates and purchased interests, all of which documents and agreements shall be in form and substance reasonably customary for transactions of this type as reasonably determined in good faith by the Borrower.

“Permitted Receivables Related Assets” means any other assets that are customarily transferred or, as applicable, in respect of which security interests are customarily granted in connection with facilities providing for the factoring or other “true sale” of Receivables, as reasonably determined in good faith by the Borrower and including for the avoidance of doubt related equipment, inventory, software, leases, loans, licenses and other contractual rights, as applicable, and any accounts into which collections on such Receivables are received (and not containing any other material amounts), and any collections or proceeds of any of the foregoing.

“Permitted Unsecured Refinancing Debt” means unsecured Indebtedness incurred by the Borrower in the form of one or more series of senior or subordinated unsecured notes or loans; provided that (i) such Indebtedness constitutes Refinancing Term Loan Indebtedness in respect of Term Loans (including portions of Classes of Term Loans), (ii) such Indebtedness is not guaranteed by any Subsidiaries other than the Loan Parties and (iii) such Indebtedness is not secured by any Lien or any property or assets of the Borrower or any Restricted Subsidiary.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) on the Borrower’s common Equity Interests sold by the Borrower and with recourse to the Borrower only, substantially concurrently with any purchase by the Borrower of a related Permitted Bond Hedge Transaction and settled in common Equity Interests of the Borrower, cash or a combination thereof (such amount of cash determined by reference to the price of the Borrower’s common Equity Interests or such other securities or property), and cash in lieu of fractional shares of common Equity Interests of the Borrower, with a strike price higher than the strike price of the Permitted Bond Hedge Transaction.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee pension benefit plan”, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any of its ERISA Affiliates is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning assigned to such term in Section 9.01(d).

“Prepayment Event” means:

(a) any sale, transfer, lease or other disposition (including pursuant to a sale and leaseback transaction and by way of merger or consolidation) (for purposes of this defined term, collectively, “dispositions”) of any asset of any member of the Restricted Group, other than (i) dispositions described in clauses (a) through (i) and (l), (m) and (o) of Section 6.05, (ii) other dispositions resulting in aggregate Net Proceeds not exceeding (A) $20,000,000 in the case of any single disposition or series of related dispositions and (B) $40,000,000 for all such dispositions during any fiscal year of the Borrower or (iii) dispositions of the Released Group;

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of any member of the Restricted Group with a fair market value immediately prior to such event equal to or greater than $20,000,000; or

(c) the incurrence by any member of the Restricted Group of any Indebtedness, other than Indebtedness permitted to be incurred under Section 6.01;

provided, that notwithstanding the foregoing, the Software Business Sale shall be deemed not to constitute a Prepayment Event so long as the Net Proceeds from the Software Sale are applied, by no later than the later of (x) March 31, 2020 and (y) 120 days after the consummation of the Software Business Sale, to redeem or repurchase Existing Senior Notes (including the payment of accrued interest, premium and other fees and expenses in connection therewith), it being agreed that any such Net Proceeds not so applied by such date shall be deemed on such date to constitute Net Proceeds to which clause (a) of this definition applies, subject to the thresholds in subclause (ii) of such clause (a).

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board of Governors in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board of Governors (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Principal Domestic Manufacturing Plant” means any “Principal Domestic Manufacturing Plant” as such term is defined in the Existing Senior Notes Documents as in effect on the Closing Date; provided that, without limitation of the foregoing, the Borrower shall have the right to determine in good faith that any plant, warehouse or other facility of the Borrower or any Subsidiary, including land and fixtures, constitutes a “Principal Domestic Manufacturing Plant” as such term is defined in the Existing Senior Notes Documents as in effect on the Closing Date and to designate such property as such by notice to the Administrative Agent.

“Private-Siders” has the meaning assigned to such term in Section 9.17(b).

“Pro Forma Basis” means, with respect to the calculation of the financial covenants contained in Sections 6.12 and 6.13 or any other calculations hereunder or otherwise for purposes of determining the Consolidated Total Leverage Ratio, Consolidated Interest Expense, Adjusted Consolidated Interest Expense, the Consolidated Secured Leverage Ratio, the First Lien Leverage Ratio, the Consolidated Interest Coverage Ratio, Consolidated EBITDA or Adjusted Consolidated EBITDA as of any date, that such calculation shall give pro forma effect to (i) if such calculation is being made for the purposes described in clause (y) below, the transaction or event with respect to which the calculation of any such amount or ratio is to be made pursuant to this Agreement, as applicable (and, to the extent applicable, the use of proceeds thereof and the incurrence or repayment of any Indebtedness in connection therewith) and (ii) all other acquisitions, all issuances, incurrences or assumptions or repayments and prepayments of Indebtedness in connection therewith (with any such Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms)  (in each case, other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business) and all sales, transfers or other dispositions of any Equity Interests in a Restricted Subsidiary or all or substantially all assets of a Restricted Subsidiary or division or line of business of a Restricted Subsidiary outside the ordinary course of business (and any related prepayments or repayments of Indebtedness) (x) if such calculation is being made for purposes of determining actual compliance (and not compliance on a pro forma basis as per the requirements of any other provision of this Agreement) with the financial covenants contained in Sections 6.12 and 6.13 or for purposes of determining the Applicable Rate or the ECF Sweep Amount, that have occurred  during the four consecutive fiscal quarter period of the Borrower with respect to which such calculation is being made or (y) if such calculation is being made for the purpose of determining whether any Incremental Extension of Credit may be made or any transaction or event subject to the limitations in Article VI or any other relevant limitations in this Agreement is permitted, that have occurred since the beginning of the four consecutive fiscal quarter period of the Borrower with respect to which such calculation is being made, in each case as if such transactions or events occurred on the first day of such four consecutive fiscal quarter period.  If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Agreement applicable to such Indebtedness).

“Pro Rata Share” means, with respect to a Revolving Lender or Issuing Bank, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the Revolving Commitments of such Revolving Lender or Issuing Bank in its capacity as Revolving Lender and the denominator of which is the aggregate Revolving Commitments of all Revolving Lenders.

“Proposed Change” means a proposed amendment, modification, waiver or termination of any provision of this Agreement or any other Loan Document.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public-Siders” has the meaning assigned to such term in Section 9.17(b).

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 9.21.

“Qualified Equity Interests” means Equity Interests of the Borrower, other than Disqualified Equity Interests.

“Quotation Day” means, in respect of the determination of the EURIBO Rate for any Interest Period for Loans denominated in Euros, the day which is two Target2 Operating Days prior to the first day of such Interest Period; unless market practice differs for loans in Euro priced by reference to rates quoted in the relevant interbank market, in which case the Quotation Day shall be determined by the Administrative Agent in accordance with market practice for loans in Euro priced by reference to rates quoted in the relevant interbank market (and if quotations would normally be given by leading banks for loans in Euro priced by reference to rates quoted in the relevant interbank market on more than one day, the Quotation Day shall be the last of those days).

“Receivables” means lease receivables factored or sold to The Pitney Bowes Bank Inc. or one of its wholly-owned subsidiaries pursuant to a Permitted Receivables Facility.

“Receivables Entity” means a wholly owned Subsidiary of the Borrower (or another Person formed for the purposes of engaging in a Permitted Receivables Facility in which the Borrower or any of its Subsidiaries makes an Investment and to which the Borrower or any of its Subsidiaries transfers Permitted Receivables Facility Assets) which engages in no activities other than in connection with the financing of Receivables of the Receivables Sellers and which is designated (as provided below) as a “Receivables Entity” (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Borrower or any Restricted Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Borrower or any Restricted Subsidiary in any way (other than pursuant to Standard Securitization Undertakings) or (iii) subjects any property or asset of the Borrower or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Borrower nor any Restricted Subsidiary has any contract, agreement, arrangement or understanding (other than pursuant to the Permitted Receivables Facility Documents (including with respect to fees payable in the ordinary course of business in connection with the servicing of Receivables)) on terms less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from persons that are not Affiliates of the Borrower (as determined by the Borrower in good faith), and (c) to which neither the Borrower nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.  Any such designation shall be evidenced to the Administrative Agent by a certificate of a Financial Officer of the Borrower certifying that, to the best of such officer’s knowledge and belief after consultation with counsel, such designation complied with the foregoing conditions.

“Receivables Seller” has the meaning assigned to such term in the definition of “Permitted Receivables Facility”.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m., Chicago time, on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if the RFR for such Benchmark is SONIA, then four RFR Business Days prior to such setting and (3) if such Benchmark is none of the foregoing, the time determined by the Administrative Agent in its reasonable discretion.

“Refinanced Debt” has the meaning set forth in the definition of “Refinancing Term Loan Indebtedness”.

“Refinancing” has the meaning assigned to such term in Section 4.01(j).

“Refinancing Effective Date” has the meaning assigned to such term in Section 2.23(a).

“Refinancing Facility Agreement” means a Refinancing Facility Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and one or more Refinancing Term Lenders, establishing commitments in respect of Refinancing Term Loans and effecting such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.23.

“Refinancing Indebtedness” means, in respect of any Indebtedness (the “Original Indebtedness”), any Indebtedness that extends, renews, replaces or refinances such Original Indebtedness (or any Refinancing Indebtedness in respect thereof); provided that (a) the principal amount (or accreted value, if applicable) of such Refinancing Indebtedness shall not exceed the principal amount (or accreted value, if applicable) of such Original Indebtedness except by an amount no greater than accrued and unpaid interest with respect to such Original Indebtedness and any fees, premium and expenses relating to such extension, renewal, replacement or refinancing; (b) either (i) the stated final maturity of such Refinancing Indebtedness shall not be earlier than that of such Original Indebtedness or (ii) such Refinancing Indebtedness shall not be required to mature or to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default, asset sale or a change in control or as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of such Original Indebtedness) prior to the date 91 days after the Latest Maturity Date in effect on the date of such extension, renewal, replacement or refinancing; provided that, notwithstanding the foregoing, scheduled amortization payments (however denominated) of such Refinancing Indebtedness shall be permitted so long as the weighted average life to maturity of such Refinancing Indebtedness shall be no shorter than the weighted average life to maturity of such Original Indebtedness remaining as of the date of such extension, renewal or refinancing (or, if shorter, 91 days after the Latest Maturity Date in effect on the date of such extension, renewal or refinancing); (c) such Refinancing Indebtedness shall not constitute an obligation (including pursuant to a Guarantee) of the Borrower or any Subsidiary, in each case that shall not have been (or shall not have been required to become pursuant to the terms of the Original Indebtedness) an obligor in respect of such Original Indebtedness, and shall not constitute an obligation of the Borrower if the Borrower shall not have been an obligor in respect of such Original Indebtedness (provided that Refinancing Indebtedness in respect of the Existing Senior Notes shall be permitted to be supported by Guarantees from the Loan Parties notwithstanding the foregoing requirements of this clause (c)); (d) if such Original Indebtedness shall have been subordinated to the Loan Document Obligations, such Refinancing Indebtedness shall also be subordinated to the Loan Document Obligations on terms not less favorable in any material respect to the Lenders (as determined in good faith by the Borrower); (e) such Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original Indebtedness (or would have been required to secure such Original Indebtedness pursuant to the terms thereof) or, in the event Liens securing such Original Indebtedness shall have been contractually subordinated to any Lien securing the Loan Document Obligations, by any Lien that shall not have been contractually subordinated to at least the same extent (as determined in good faith by the Borrower) (provided that Liens on the Collateral securing Refinancing Indebtedness in respect of Original Indebtedness that was secured by Liens on the Collateral on a junior basis to the Liens securing the Obligations shall be deemed to meet the requirements of this clause (e) if such Liens are on a junior basis to the Liens securing the Obligations and are governed by an Acceptable Intercreditor Agreement); (f) any Refinancing Indebtedness in respect of Alternative Incremental Facility Debt shall satisfy the requirements set forth in clauses (ii) and (iii) of the definition of such term and any Refinancing Debt in respect of Indebtedness incurred in reliance on Section 6.01(a)(xx) shall satisfy the requirements of clauses (B), (D), (E), (F) and (G) of such Section and (g) the proceeds of such Refinancing Indebtedness are promptly, subject to any advance notice requirements for the relevant prepayment, repurchase or redemption and other logistical considerations as determined in good faith by the Borrower, applied to refinance, repurchase or redeem such Original Indebtedness; provided however that the proceeds of any Refinancing Indebtedness in respect of Original Indebtedness constituting Existing Senior Notes or other capital markets Indebtedness shall not be required to be applied to repurchase or redeem such Original Indebtedness prior to the date that is 120 days following the date of the incurrence of such Refinancing Indebtedness.

“Refinancing Term Lender” means any Person that provides a Refinancing Term Loan.

“Refinancing Term Loan Indebtedness” means (a) Permitted Junior Lien Refinancing Debt, (b) Permitted Unsecured Refinancing Debt or (c) Refinancing Term Loans obtained pursuant to a Refinancing Facility Agreement, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, refinance or replace, in whole or part, existing Term Loans hereunder (including any successive Refinancing Term Loan Indebtedness) (such existing Term Loans and successive Refinancing Term Loan Indebtedness, the “Refinanced Debt”); provided that (i) the principal amount (or accreted value, if applicable) of such Refinancing Term Loan Indebtedness shall not exceed the principal amount (or accreted value, if applicable) of such Refinanced Debt except by an amount equal to the sum of accrued and unpaid interest, accrued fees and premiums (if any) with respect to such Refinanced Debt and fees and expenses associated with the refinancing of such Refinanced Debt with such Refinancing Term Loan Indebtedness; provided, however, that, as part of the same incurrence or issuance of Indebtedness as such Refinancing Term Loan Indebtedness, the Borrower may incur or issue an additional amount of Indebtedness under Section 6.01 without violating this clause (i) (and, for purposes of clarity, (x) such additional amount of Indebtedness shall not constitute Refinancing Term Loan Indebtedness and (y) such additional amount of Indebtedness shall reduce the applicable basket under Section 6.01, if any, on a dollar-for-dollar basis); (ii) the stated final maturity of such Refinancing Term Loan Indebtedness shall not be earlier than 91 days after the Latest Maturity Date of such Refinanced Debt, and such stated final maturity of such Refinancing Term Loan Indebtedness shall not be subject to any conditions that could result in such stated final maturity occurring on a date that precedes the Latest Maturity Date of such Refinanced Debt; (iii) such Refinancing Term Loan Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, on the stated final maturity date as permitted pursuant to the preceding clause (ii) or upon the occurrence of an event of default, asset sale or a change in control or as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of such Refinanced Debt) prior to the earlier of (A) the latest stated final maturity of such Refinanced Debt and (B) 91 days after the Latest Maturity Date in effect on the date of such extension, renewal or refinancing; provided that, notwithstanding the foregoing, scheduled amortization payments (however denominated) of such Refinancing Term Loan Indebtedness in the form of Refinancing Term Loans shall be permitted so long as the weighted average life to maturity of such Refinancing Term Loan Indebtedness in the form of Refinancing Term Loans shall be no shorter than the weighted average life to maturity of such Refinanced Debt remaining as of the date of such extension, replacement or refinancing; (iv) such Refinancing Term Loan Indebtedness shall not constitute an obligation (including pursuant to a Guarantee) of the Borrower or any Subsidiary, in each case that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become pursuant to the terms of the Refinanced Debt) an obligor in respect of such Refinanced Debt, and, in each case, shall constitute an obligation of the Borrower or such Subsidiary to the extent of its obligations in respect of such Refinanced Debt and (v) in the case of Refinancing Term Loans, such Refinancing Term Loan Indebtedness shall contain terms and conditions that are not materially more favorable (when taken as a whole) to the investors providing such Refinancing Term Loan Indebtedness than those applicable to the existing Term Loans of the applicable Class being refinanced (other than (A) with respect to pricing, maturity, amortization, optional prepayments and redemption and (B) covenants or other provisions applicable only to periods after the Latest Maturity Date) on the date such Refinancing Term Loan is incurred.

“Refinancing Term Loans” means one or more Classes of term loans incurred by the Borrower under this Agreement pursuant to a Refinancing Facility Agreement; provided that such Indebtedness constitutes Refinancing Term Loan Indebtedness in respect of Term Loans (including portions of Classes of Term Loans).

“Refinancing Tranche B Term Lender” has the meaning assigned to such term in the First Refinancing Facility Agreement.

“Refinancing Tranche B Term Loans” has the meaning assigned to such term in the First Refinancing Facility Agreement.

“Refinancing Tranche B Term Maturity Date” means March 19, 2028, as the same may be extended pursuant to Section 2.22; provided that, if, on any date prior to the then-scheduled Refinancing Tranche B Term Maturity Date that is ninety-one (91) days prior to the scheduled maturity date in respect of (x) any series of the Existing Senior Notes and/or (y) any Refinancing Indebtedness in respect of any series of Existing Senior Notes (any such date, a “Refinancing Tranche B Term Springing Maturity Date” and any such maturing Existing Senior Notes or Refinancing Indebtedness, “Reference Debt”), Reference Debt is outstanding in an aggregate principal amount in excess of $150,000,000, the Refinancing Tranche B Term Maturity Date shall instead be the Refinancing Tranche B Term Springing Maturity Date; provided further, in each case, if such date is not a Business Day, the Refinancing Tranche B Term Maturity Date shall be the immediately preceding Business Day; provided, however, that notwithstanding the foregoing, the Refinancing Tranche B Term Maturity Date shall not be the Refinancing Tranche B Term Springing Maturity Date if (i) on the Refinancing Tranche B Term Springing Maturity Date, the Consolidated Secured Leverage Ratio, calculated on a Pro Forma Basis, does not exceed 2.00:1.00 or (ii) on the Refinancing Tranche B Term Springing Maturity Date and at all times thereafter until the repayment in full of such Reference Debt, together with all amounts due and owing in respect thereof (the “Refinancing Tranche B Term Reference Debt Repayment Period”), the aggregate amount of unrestricted cash and Permitted Investments of the Borrower and the Restricted Subsidiaries minus the aggregate principal amount of revolving loans then outstanding shall be no less than an amount equal to 150% of the amount necessary to fund the repayment, repurchase or redemption in full of all such maturing Reference Debt then outstanding, together with all accrued interest, premiums, fees and other amounts payable in respect thereof; provided, further that if on any date during the Refinancing Tranche B Term Reference Debt Repayment Period, the requirements of this clause (ii) fail to be satisfied, the Refinancing Tranche B Term Maturity Date shall mean such date.

“Register” has the meaning assigned to such term in Section 9.04(b)(iv).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, trustees, managers, advisors, representatives and controlling persons of such Person or Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within or upon any building, structure, facility or fixture.

“Released Group” means the Released Guarantors, Pitney Bowes Global Ecommerce (APAC) Co. Ltd., and each of their respective subsidiaries.

“Released Guarantors” has the meaning given to such term in the Seventh Amendment.

“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (iii) with respect to a Benchmark Replacement in respect of Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto and (iv) with respect to a Benchmark Replacement in respect of Loans denominated in any other Permitted Foreign Currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.

“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Adjusted Term SOFR Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBO Rate or (iii) with respect to any Borrowing denominated in Sterling, the Adjusted Daily Simple RFR, as applicable.

“Repricing Transaction” means the prepayment or refinancing of all or a portion of the Refinancing Tranche B Term Loans with the proceeds of the incurrence by the Borrower or any Subsidiary of any long-term bank debt financing or any other financing similar to such Refinancing Tranche B Term Loans, in each case having a lower all-in yield (taking into account any original issue discount and upfront fees in respect of such financing and any pricing “floor” applicable thereto) than the interest rate margin applicable to such Refinancing Tranche B Term Loans, other than any such prepayment or refinancing in connection with a change of control.

“Required Covenant Lenders” means, at any time, Lenders having Revolving Exposures, unfunded Revolving Commitments, Tranche A Term Loans, unfunded Tranche A Term Commitments and Incremental Tranche B Term Loans together representing more than 50% of the sum of the Aggregate Revolving Exposure, unfunded Revolving Commitments, Tranche A Term Loans, unfunded Tranche A Term Commitments and Incremental Tranche B Term Loans at such time; provided that whenever there are one or more Defaulting Lenders, the total outstanding Revolving Exposures, Tranche A Term Loans and Incremental Tranche B Term Loans of, and the unfunded Revolving Commitments and Tranche A Term Commitments of, each Defaulting Lender, shall be excluded for purposes of making a determination of Required Covenant Lenders.

“Required Lenders” means, at any time, Lenders having Revolving Exposures, Term Loans and unfunded Commitments representing more than 50% of the sum of the Aggregate Revolving Exposure (with the aggregate of each Lender’s risk participation and funded participation in Letters of Credit being deemed “held” by such Lender for purposes of this definition), outstanding Term Loans and unfunded Commitments at such time; provided that whenever there is one or more Defaulting Lenders, the total outstanding Term Loans and Revolving Exposures of, and the unfunded Commitments of, each Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, at any time, Lenders having Revolving Exposures and unfunded Revolving Commitments representing more than 50% of the sum of the Aggregate Revolving Exposure and unfunded Revolving Commitments at such time; provided that whenever there are one or more Defaulting Lenders, the total outstanding Revolving Exposures of, and the unfunded Revolving Commitments of, each Defaulting Lender, shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Required Tranche A Term Lenders” means, at any time, Lenders having Tranche A Term Loans and unfunded Tranche A Term Commitments representing more than 50% of the sum of the Tranche A Term Loans and unfunded Tranche A Term Commitments at such time.

“Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person and (b) any law (including common law), statute, ordinance, treaty, rule, regulation, order, decree, writ, injunction, settlement agreement or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Debt Payments” has the meaning assigned to such term in Section 6.08(b).

“Restricted Group” means the Borrower and its Subsidiaries; provided that, from and after the Seventh Amendment Effective Date, none of the Specified GEC Entities nor any of their respective subsidiaries shall constitute a member of the Restricted Group; provided, further that, if a Specified GEC Bankruptcy Event with respect to a Specified GEC Entity shall not have occurred prior to the Specified GEC Bankruptcy Event Outside Date, such Specified GEC Entity and each of its respective subsidiaries shall, from and after the Specified GEC Bankruptcy Event Outside Date, constitute a member of the Restricted Group.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) by the Borrower or any Restricted Subsidiary with respect to its Equity Interests, or any payment or distribution (whether in cash, securities or other property) by the Borrower or any Restricted Subsidiary, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of its Equity Interests.

“Restricted Subsidiary” means each Subsidiary of the Borrower.

“Resulting Revolving Borrowings” has the meaning assigned to such term in Section 2.21(d).

“Reuters” means Thomson Reuters Corporation, a corporation incorporated under and governed by the Business Corporations Act (Ontario), Canada, or a successor thereto.

“Revolving Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of all the Revolving Commitments.

“Revolving Borrowing” means Revolving Loans of the same Class, Type and currency, made, converted or continued on the same date and, in the case of Term Benchmark Revolving Loans, as to which a single Interest Period is in effect.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) increased from time to time pursuant to Section 2.21 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 2.23 and Section 9.04.  The amount of each Lender’s Revolving Commitment as of the Seventh Amendment Effective Date is set forth on Schedule 2.01 or in the Assignment and Assumption, Refinancing Facility Agreement or Incremental Facility Amendment pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable.  The aggregate amount of the Lenders’ Revolving Commitments as of the Seventh Amendment Effective Date is $400,000,000.

“Revolving Commitment Increase” has the meaning assigned to such term in Section 2.21(a).

“Revolving Commitment Increase Lender” means, with respect to any Revolving Commitment Increase, each Additional Lender providing a portion of such Revolving Commitment Increase.

“Revolving Exposure” means, with respect to any Revolving Lender at any time, the sum of (a) the outstanding principal amount of such Revolving Lender’s Revolving Loans and (b) such Revolving Lender’s LC Exposure, in each case, at such time.

“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Lender Parent” means, with respect to any Revolving Lender, any Person as to which such Revolving Lender is, directly or indirectly, a subsidiary.

“Revolving Loan” means a Loan made pursuant to clause (c) of Section 2.01.

“Revolving Maturity Date” means the date that is five years after the First Amendment Effective Date, as the same may be extended pursuant to Section 2.22; provided that, if, on any date prior to the then-scheduled Revolving Maturity Date that is ninety-one (91) days prior to the scheduled maturity date in respect of (x) any series of the Existing Senior Notes and/or (y) any Refinancing Indebtedness in respect of any series of Existing Senior Notes (any such date, a “Revolving Facility Springing Maturity Date” and any such maturing Existing Senior Notes or Refinancing Indebtedness, “Reference Debt”), Reference Debt is outstanding in an aggregate principal amount in excess of $150,000,000, the Revolving Maturity Date shall instead be the Revolving Facility Springing Maturity Date; provided further, in each case, if such date is not a Business Day, the Revolving Maturity Date shall be the immediately preceding Business Day; provided, however, that notwithstanding the foregoing, the Revolving Maturity Date shall not be the Revolving Facility Springing Maturity Date if (i) on the Revolving Facility Springing Maturity Date, the Consolidated Secured Leverage Ratio, calculated on a Pro Forma Basis, does not exceed 2.00:1.00 or (ii) on the Revolving Facility Springing Maturity Date and at all times thereafter until the repayment in full of such Reference Debt, together with all amounts due and owing in respect thereof (the “Revolving Facility Reference Debt Repayment Period”), the aggregate amount of unrestricted cash and Permitted Investments of the Borrower and the Restricted Subsidiaries minus the aggregate principal amount of revolving loans then outstanding shall be no less than an amount equal to 150% of the amount necessary to fund the repayment, repurchase or redemption in full of all such maturing Reference Debt then outstanding, together with all accrued interest, premiums, fees and other amounts payable in respect thereof; provided, further that if on any date during the Revolving Facility Reference Debt Repayment Period, the requirements of this clause (ii) fail to be satisfied, the Revolving Maturity Date shall mean such date.

“RFR” means, for any RFR Loan denominated in Sterling, SONIA.

“RFR Administrator” means the SONIA Administrator.

“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Business Day” means, for any Loan denominated in Sterling, any day except for a Saturday, a Sunday or a day on which banks are closed for general business in London.

“RFR Interest Day” has the meaning assigned to such term in the definition of “Daily Simple RFR”.

“RFR Loan” means a Loan that bears interest at a rate based on the Adjusted Daily Simple RFR.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria and Crimea).

“Sanctioned Person” means, at any time, (a) any Person  listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, Canada or Her Majesty’s Treasury of the United Kingdom or (b) any Person owned or controlled by any such Person or Persons described in the foregoing clause (a).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state, Canada or His Majesty’s Treasury of the United Kingdom.

“Screen Rate” means the Euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for such Interest Period as set forth on the Reuters screen page that displays such rate (currently EURIBOR01) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion).

“SEC” means the United States Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Obligations” means the due and punctual payment of any and all obligations of (x) the Borrower and each Loan Party and (y) each Restricted Subsidiary that is not a Loan Party, in each case whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) arising in respect of Cash Management Services that (a) (i) are owed to the Administrative Agent or an Affiliate thereof, or to any Person that was the Administrative Agent or an Affiliate thereof at the time the agreements in respect of such obligations were entered, incurred or that becomes the Administrative Agent or an Affiliate thereof thereafter, (ii) are owed on the Closing Date to a Person that is a Lender or an Affiliate of a Lender as of the Closing Date or (iii) are owed to a Person that is a Lender or an Affiliate of a Lender at the time such obligations are incurred or becomes a Lender or an Affiliate of a Lender thereafter and (b) are secured by the Collateral.

“Secured Hedging Obligations” means the due and punctual payment of any and all obligations of the Borrower and each Restricted Subsidiary arising under each Hedging Agreement that (a)(i) is with a counterparty that is the Administrative Agent or an Arranger or an Affiliate thereof, or any Person that was the Administrative Agent or an Arranger or an Affiliate thereof at the time such Hedging Agreement was entered into or that becomes the Administrative Agent or an Arranger or an Affiliate thereof thereafter, (ii) is in effect on the Closing Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Closing Date or (iii) is entered into after the Closing Date with a counterparty that is a Lender or an Affiliate of a Lender at the time such Hedging Agreement is entered into or that becomes a Lender or an Affiliate of a Lender thereafter and (b) are secured by the Collateral.  Notwithstanding the foregoing, in the case of any Excluded Swap Guarantor, “Secured Hedging Obligations” shall not include Excluded Swap Obligations of such Excluded Swap Guarantor.

“Secured Parties” means, collectively, (a) the Lenders, (b) the Administrative Agent, (c) each Issuing Bank, (d) each provider of Cash Management Services the obligations under which constitute Secured Cash Management Obligations, (e) each counterparty to any Hedging Agreement the obligations under which constitute Secured Hedging Obligations and (f) the successors and assigns of each of the foregoing.

“Securities Act” means the United States Securities Act of 1933.

“Security Documents” means the Guarantee Agreement, the Collateral Agreement, the First Lien Intercreditor Agreement, any other Acceptable Intercreditor Agreement, each Mortgage, each intellectual property security agreement, each Blocked Account Agreement and each other security agreement or other instrument or document executed and delivered by any Loan Party pursuant to any of the foregoing or pursuant to Section 5.12, 5.13 or 5.16.

“Senior Notes Due 2027” has the meaning assigned to such term in the definition of “Existing Senior Notes”.

“Seventh Amendment” means the Seventh Amendment dated as of August 8, 2024, relating to this Agreement.

“Seventh Amendment Effective Date” means August 8, 2024, which date was the Seventh Amendment Effective Date under (and as defined in) the Seventh Amendment.

“Shared Services Agreement” means that certain Shared Services Agreement, dated as of August 8, 2024, as in effect on such date, by and among Pitney Bowes Inc., Pitney Bowes Global Ecommerce LLC and Pitney Bowes Global Logistics LLC.

“Sixth Amendment” means the Sixth Amendment dated as of July 31, 2023, relating to this Agreement.

“Sixth Amendment Effective Date” means July 31, 2023, which date was the Sixth Amendment Effective Date under (and as defined in) the Sixth Amendment.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Software Business Sale” means the transactions contemplated by that certain Stock and Asset Purchase Agreement, dated as of August 23, 2019 by and between the Borrower and Starfish Parent L.P., as may be amended.

“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“Specified Citi Letter of Credit” means the following letter of credit issued by Citibank, N.A. (or its designated affiliate):

L/C Number	Issued for	Beneficiary	Notional Amount

5035901001	Pitney Bowes Australia Pty Ltd	Westpac the Bureau Bank	A$450,000.00

“Specified ECF Percentage” means, with respect to any fiscal year of the Borrower, (a) if the Consolidated Total Leverage Ratio as of the last day of such fiscal year is greater than 4.50 to 1.00, 50%, (b) if the Consolidated Total Leverage Ratio as of the last day of such fiscal year is less than or equal to 4.50 to 1.00 but greater than 3.50 to 1.00, 25%, and (c) if the Consolidated Total Leverage Ratio as of the last day of such fiscal year is less than or equal to 3.50 to 1.00, 0%.

“Specified GEC Bankruptcy Event” means, each Specified GEC Entity shall have become a debtor in a U.S. Bankruptcy Case in furtherance of the completion of the Ecommerce Restructuring.

“Specified GEC Bankruptcy Event Outside Date” means the date that is two (2) Business Days after the Seventh Amendment Effective Date.

“Specified GEC DIP Financing” means a senior secured superpriority postpetition term loan facility to be advanced and made available by Pitney Bowes International Holdings, Inc., a Delaware corporation as lender to one or more Specified GEC Entities pursuant to the terms and subject to the conditions of an order of the United States Bankruptcy Court for the Southern District of Texas, or any appellate court having jurisdiction over the GEC Bankruptcy Cases, which term loan facility will be on arm’s length terms and provide for a maturity date no later than March 31, 2025.

“Specified GEC Letters of Credit” means those certain letters of credit, bank guarantees or similar instruments (if any) issued for or on behalf of one or more Specified GEC Entities and listed on Schedule 2.05 as of the Seventh Amendment Effective Date.

“Specified GEC Note” means that certain secured senior takeback note between the Released Guarantors, as payors and Opps XI PTBW Holdings, L.P., a Delaware limited partnership, and Opps XII PTBW Holdings, L.P., a Delaware limited partnership, collectively, as payees.

“Specified GEC Entity” means each of (i) PBGEC and (ii) PBGL, and any successors to the foregoing.

“Specified GEC Entity Bankruptcy Distribution” has the meaning assigned to such term in Section 2.11(e).

“Specified GEC Entity Bankruptcy Distribution Amount” has the meaning assigned to such term in Section 2.11(e).

“Specified Foreign Jurisdictions” means the United Kingdom and any political subdivision thereof.

“Specified Foreign Subsidiary” means each Subsidiary organized in a Specified Foreign Jurisdiction.

“Specified Time” means, with respect to the EURIBO Rate, 11:00 a.m., Brussels time.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Borrower or any Restricted Subsidiary thereof in connection with the Permitted Receivables Facility which are customary in a Receivables financing transaction, as determined in good faith by the Borrower.

“Statutory Reserve Rate”  means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Term Benchmark Loans for which the associated Benchmark is adjusted by reference to the Statutory Reserve Rate (per the related definition of such Benchmark) shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” or “£” means the lawful currency of the United Kingdom of Great Britain and Northern Ireland.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held (unless parent does not Control such entity), or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower; provided that, from and after the Seventh Amendment Effective Date, none of the Specified GEC Entities nor any of their respective subsidiaries shall constitute a Subsidiary; provided, further that, if a Specified GEC Bankruptcy Event with respect to the Specified GEC Entities shall not have occurred prior to the Specified GEC Bankruptcy Event Outside Date, each Specified GEC Entity (to the extent constituting a subsidiary of the Borrower) and each its respective subsidiaries shall, from and after the Specified GEC Bankruptcy Event Outside Date, constitute a Subsidiary for all purposes under this Agreement and the other Loan Documents.

“Successor Borrower” has the meaning assigned to such term in Section 6.03(a)(v).

“Supported QFC” has the meaning assigned to it in Section 9.21.

“Swap Obligations” means, with respect to the Borrower or any other Loan Party, an obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of § 1a(47) of the Commodity Exchange Act.

“Syndication Agents” means, collectively, MUFG Bank, Ltd. and SunTrust Bank.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system.

“Target2 Operating Day” means any day (other than a Saturday or Sunday) on which both (a) TARGET2 (or, if TARGET2 ceases to be operative, such other payment system as shall be determined by the Administrative Agent to be a replacement therefor for purposes hereof) is open for the settlement of payments in Euros and (b) banks in London, England are open for general business.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate or the EURIBO Rate.

“Term SOFR Determination Day” has the meaning assigned to it in the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR.  If by 5:00 p.m., New York City time, on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Term Borrowings” means the Tranche A Term Borrowings, the Incremental Term Loans and/or the Refinancing Term Loans, as the context requires.

“Term Commitments” means, collectively, the Tranche A Term Commitments and any commitments to make Incremental Term Loans or Refinancing Term Loans.

“Term ESTR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on ESTR that has been selected or recommended by the Relevant Governmental Body.

“Term ESTR Notice” means a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term ESTR Transition Event.

“Term ESTR Transition Event” means the determination by the Administrative Agent that (a) Term ESTR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term ESTR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable, has previously occurred resulting in a Benchmark Replacement in accordance with Section 2.14 that is not Term ESTR.

“Term Lenders” means, collectively, the Tranche A Term Lenders and any Lenders with an outstanding Incremental Term Loan or Refinancing Term Loan or a Commitment to make an Incremental Term Loan or a Refinancing Term Loan.

“Term Loans” means, collectively, the Initial Term Loans, any Incremental Term Loans and any Refinancing Term Loans.

“Third Amendment” means the Third Amendment dated as of December 7, 2022, relating to this Agreement.

“Third Amendment Effective Date” means December 7, 2022, which date was the Third Amendment Effective Date under (and as defined in) the Third Amendment.

“Total Adjusted Debt” means, at any time, Consolidated Debt at such time minus Captive Finance Debt at such time.

“Tranche A Term Borrowing” means Tranche A Term Loans of the same Class and Type made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.

“Tranche A Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Tranche A Term Loan hereunder on the Closing Date, expressed as an amount representing the maximum principal amount of the Tranche A Term Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Tranche A Term Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Tranche A Term Commitment, as applicable.  The initial aggregate amount of the Lenders’ Tranche A Term Commitments is $400,000,000.

“Tranche A Term Lender” means a Lender with a Tranche A Term Commitment or an outstanding Tranche A Term Loan.

“Tranche A Term Loan” means a Loan made pursuant to clause (b) of Section 2.01.

“Tranche A Term Maturity Date” means the date that is five years after the First Amendment Effective Date, as the same may be extended pursuant to Section 2.22; provided that, if, on any date prior to the then-scheduled Tranche A Term Maturity Date that is ninety-one (91) days prior to the scheduled maturity date in respect of (x) any series of the Existing Senior Notes and/or (y) any Refinancing Indebtedness in respect of any series of Existing Senior Notes (any such date, a “Tranche A Term Springing Maturity Date” and any such maturing Existing Senior Notes or Refinancing Indebtedness, “Reference Debt”), Reference Debt is outstanding in an aggregate principal amount in excess of $150,000,000, the Tranche A Term Maturity Date shall instead be the Tranche A Springing Maturity Date; provided further, in each case, if such date is not a Business Day, the Tranche A Term Maturity Date shall be the immediately preceding Business Day; provided, however, that notwithstanding the foregoing, the Tranche A Term Maturity Date shall not be the Tranche A Term Springing Maturity Date if (i) on the Tranche A Term Springing Maturity Date, the Consolidated Secured Leverage Ratio, calculated on a Pro Forma Basis, does not exceed 2.00:1.00 or (ii) on the Tranche A Term Springing Maturity Date and at all times thereafter until the repayment in full of such Reference Debt, together with all amounts due and owing in respect thereof (the “Tranche A Term Reference Debt Repayment Period”), the aggregate amount of unrestricted cash and Permitted Investments of the Borrower and the Restricted Subsidiaries minus the aggregate principal amount of revolving loans then outstanding shall be no less than an amount equal to 150% of the amount necessary to fund the repayment, repurchase or redemption in full of all such maturing Reference Debt then outstanding, together with all accrued interest, premiums, fees and other amounts payable in respect thereof; provided, further that if on any date during the Tranche A Term Reference Debt Repayment Period, the requirements of this clause (ii) fail to be satisfied, the Tranche A Term Maturity Date shall mean such date.

 “Tranche B Term Maturity Date” means January 7, 2025, as the same may be extended pursuant to Section 2.22; provided that, if, on any date prior to the then-scheduled Tranche B Term Maturity Date that is ninety-one (91) days prior to the scheduled maturity date in respect of (x) any series of the Existing Senior Notes and/or (y) any Refinancing Indebtedness in respect of any series of Existing Senior Notes (any such date, a “Tranche B Term Springing Maturity Date” and any such maturing Existing Senior Notes or Refinancing Indebtedness, “Reference Debt”), Reference Debt is outstanding in an aggregate principal amount in excess of $150,000,000, the Tranche B Term Maturity Date shall instead be the Tranche B Term Springing Maturity Date; provided further, in each case, if such date is not a Business Day, the Tranche B Term Maturity Date shall be the immediately preceding Business Day.

“Transactions” means, collectively, the execution, delivery and performance by each Loan Party of the Loan Documents (including this Agreement) to which it is to be a party, the borrowing of Loans and the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR Rate or the EURIBO Rate (or more generally, whether such Loan or Borrowing is a Term Benchmark Loan or a Term Benchmark Borrowing), the Alternate Base Rate or the Adjusted Simple Daily RFR.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“U.S. Bankruptcy Case” means a case under the Bankruptcy Code.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. IP Rights” means IP Rights that are registered or applied for in the United States.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime” has the meaning assigned to it in Section 9.21.

“U.S. Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment; provided that, if the Unadjusted Benchmark Replacement as so determined would be less than zero, the Unadjusted Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Unamended Consolidated Adjusted Interest Coverage Ratio” has the meaning assigned to such term in Section 6.12.

“Unamended Consolidated Adjusted Total Leverage Ratio” has the meaning assigned to such term in Section 6.13.

“Unaudited Financial Statements” the unaudited condensed consolidated balance sheets of the Borrower as of June 30, 2019, and the related unaudited condensed consolidated statements of income, comprehensive income and cash flows for the six months ended on June 30, 2019.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“wholly owned Subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than directors’ qualifying shares) are, as of such date, owned, controlled or held by such Person or one or more wholly owned Subsidiaries of such Person or by such Person and one or more wholly owned Subsidiaries of such Person.

“Wind Down Costs” means amounts paid by a Specified GEC Entity during a GEC Bankruptcy Case (i) pursuant to “first day” or other similar relief granted by a United States Bankruptcy Court authorizing such payments, (ii) in the ordinary course of business, (iii) on account of any right to payment constituting a cost or expense of administration incurred during a GEC Bankruptcy Case of a kind specified under section 503(b) of the Bankruptcy Code and entitled to priority under sections 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including (y) the actual and necessary costs and expenses incurred during a GEC Bankruptcy Case and (z) claims for professional services rendered or costs incurred during a GEC Bankruptcy Case by any person retained by a Specified GEC Entity or official committee of unsecured creditors by order of a United States Bankruptcy Court pursuant to sections 327, 328, 329, 330, 331, 503(b), or 1103 of the Bankruptcy Code, (iv) any other claim entitled to priority of payment as specified in section 507(a) of the Bankruptcy Code, and (v) in connection with the assumption or assumption and assignment of an executory contract or unexpired lease as required under section 365(a) of the Bankruptcy Code.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party, the Administrative Agent and, in the case of any U.S. federal withholding Tax, any other withholding agent, if applicable.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom,  any powers of the applicable Resolution Authority  under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution  or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02.  Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Term Benchmark Loan” or an “RFR Loan”) or by Class and Type (e.g., a “Term Benchmark Revolving Loan” or an “RFR Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Term Benchmark Borrowing” or an “RFR Borrowing”) or by Class and Type (e.g., a “Term Benchmark Revolving Borrowing” or an “RFR Revolving Borrowing”).

SECTION 1.03.  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise or except as expressly provided herein, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), unless otherwise expressly stated to the contrary, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04.  Accounting Terms; GAAP; Borrower Representative.  (a)  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that (i) if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision (including any definition) hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (ii) notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159, The Fair Value Option for Financial Assets and Financial Liabilities, or any successor thereto (including pursuant to Accounting Standard Codifications), to value any Indebtedness of the Borrower or any Subsidiary at “fair value”, as defined therein.

(b)  The Borrower is hereby authorized to act as an agent and representative of the other Loan Parties party hereto in providing and receiving notices, consents, certificates, other writing or statements on behalf of the other Loan Parties for purposes hereof (including for purposes of Article II).  Unless otherwise provided therein, the Administrative Agent may assume any notice, consent, certificate, other writing or statement received from the Borrower is made on behalf of the other Loan Parties, and shall be entitled to rely on, and shall incur no liability by acting upon, any such notice, consent, certificate, other writing or statement accordingly.

SECTION 1.05.  Pro Forma Calculations.  All relevant calculations for purposes of determining compliance with the financial covenants contained in Sections 6.12 and 6.13 (or pro forma compliance with the same for purposes of the requirements of any other relevant provision) or otherwise for purposes of determining the Consolidated Total Leverage Ratio, the Consolidated Interest Expense, the Consolidated Secured Leverage Ratio, the First Lien Leverage Ratio, the Consolidated Interest Coverage Ratio, Consolidated EBITDA or Adjusted Consolidated EBITDA for any purpose under this Agreement shall be made on a Pro Forma Basis.

SECTION 1.06.  Limited Condition Transaction.  (a) Notwithstanding anything in this Agreement or any Loan Document to the contrary, when calculating any applicable financial ratio or test or determining other compliance with this Agreement (including the determination of compliance with any provision of this Agreement which requires that no Default or Event of Default has occurred, is continuing or would result therefrom) in connection with the consummation of a Limited Condition Transaction, the date of determination of such ratio and determination of whether any Default or Event of Default has occurred, is continuing or would result therefrom or other applicable covenant shall, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), be deemed to be (i) in the case of a Limited Condition Transaction described in clause (i) of the definition thereof, the date the definitive agreements for such Limited Condition Transaction are entered into and (ii) in the case of a Limited Condition Transaction described in clause (ii) of the definition thereof, the date of giving of the irrevocable notice of redemption therefor (the “LCT Test Date”) and if, after such financial ratios and tests and other provisions are measured on a Pro Forma Basis after giving effect to such Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the applicable period being used to calculate such financial ratio ending prior to the LCT Test Date, the Borrower could have taken such action on the relevant LCT Test Date in compliance with such ratios and provisions, such provisions shall be deemed to have been complied with; provided that at the option of the Borrower, the relevant ratios and baskets may be recalculated at the time of consummation of such Limited Condition Transaction.  For the avoidance of doubt, (x) if any of such financial ratios or tests are exceeded (or, with respect to the Consolidated Interest Coverage Ratio or the Consolidated Adjusted Interest Coverage Ratio, not reached) as a result of fluctuations in such ratio or test (including due to fluctuations in Consolidated EBITDA or otherwise) at or prior to the consummation of the relevant Limited Condition Transaction, such financial ratios and tests and other provisions will not be deemed to have been exceeded (or, with respect to the Consolidated Interest Coverage Ratio or the Consolidated Adjusted Interest Coverage Ratio, not reached) as a result of such fluctuations solely for purposes of determining whether the Limited Condition Transaction is permitted hereunder and (y) such financial ratios and tests and other provisions shall not be tested at the time of consummation of such Limited Condition Transaction or related transaction.  For the avoidance of doubt, if the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any financial ratio or test (excluding, for the avoidance of doubt, any ratio contained in Sections 6.12 or 6.13) or basket availability with respect to any Limited Condition Transaction on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or, in the case of a Limited Condition Transaction described in clause (i) thereof, the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, for purposes of determining whether such subsequent transaction is permitted under this Agreement or any Loan Document, any such ratio, test or basket shall be required to comply with any such ratio, test or basket on a Pro Forma Basis assuming such Limited Condition Transaction and the other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated until such time as the applicable Limited Condition Transaction has actually closed or the definitive agreement with respect thereto has been terminated or expires.

(b)  Notwithstanding anything to the contrary herein, with respect to any Indebtedness or Liens incurred in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (including, without limitation, any tests based on the Consolidated Total Leverage Ratio, Consolidated Interest Expense, Adjusted Consolidated Interest Expense, the First Lien Leverage Ratio, the Consolidated Secured Leverage Ratio, the Consolidated Interest Coverage Ratio, Consolidated EBITDA or Adjusted Consolidated EBITDA) (any such amounts, the “Fixed Amounts”) substantially concurrently with any Indebtedness or Liens incurred in reliance on a provision of this Agreement that requires compliance with a financial ratio or test (including any tests based on the Consolidated Total Leverage Ratio, Consolidated Interest Expense, Adjusted Consolidated Interest Expense, the First Lien Leverage Ratio, the Consolidated Secured Leverage Ratio, the Consolidated Interest Coverage Ratio, Consolidated EBITDA or Adjusted Consolidated EBITDA) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to the incurrence of the Incurrence-Based Amounts.

SECTION 1.07.  Divisions. For all purposes under this Agreement, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 1.08.  Interest Rates; Benchmark Notification.  The interest rate on a Loan denominated in Dollars or a Permitted Foreign Currency may be derived from an interest rate benchmark that is, or may in the future become, the subject of regulatory reform.  Upon the occurrence of a Benchmark Transition Event or a Term ESTR Transition Event, Section 2.14(b) and (c) provide the mechanism for determining an alternative rate of interest.  The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 2.14(b) or (c), and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.14(d)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 1.09.  Permitted Foreign Currency Calculations.  (a) For purposes of determining the Dollar Equivalent of any Loan or Letter of Credit denominated in a Permitted Foreign Currency or any related amount, the Administrative Agent shall determine the Exchange Rate as of each applicable Exchange Rate Date with respect to each Permitted Foreign Currency in which any requested or outstanding Loan or Letter of Credit is denominated and shall apply such Exchange Rates to determine such amount (in each case after giving effect to any Loan to be made or repaid or Letter of Credit issued on or prior to the applicable date for such calculation), and each such amount shall be the Dollar Equivalent of such Loan or Letter of Credit until the next required calculation thereof pursuant to this paragraph; provided that the Administrative Agent shall in addition determine the Dollar Equivalent of any Letter of Credit denominated in any Permitted Foreign Currency as provided in Section 2.05(e).

(b)  For purposes of any determination under Section 6.01, 6.02, 6.04 or 6.05 or under Article VII, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into the Dollar Equivalent at the currency exchange rates in effect on the date of such determination (with such currency exchange rates being determined by the Borrower in good faith); provided that no Default shall arise as a result of any limitation set forth in Section 6.01, 6.02, 6.04 or 6.05 being exceeded solely as a result of changes in currency exchange rates from the currency exchange rates applicable at the time or times the applicable transaction was initially consummated in reliance on the applicable exception to the limitation set forth in such Section.

SECTION 1.10.  Release of Specified GEC Entities.  Notwithstanding anything to the contrary in this Agreement (but subject to Section 5.12(a)) or in any other Loan Document, it is acknowledged and agreed that, on the Seventh Amendment Effective Date, each Specified GEC Entity has been released from all of its obligations under this Agreement and the other Loan Documents (including, without limitation, all of its obligations under the Guarantee Agreement), and all security interests created by the Security Documents in Collateral owned by each Specified GEC Entity immediately prior to the Seventh Amendment Effective Date have been released.

ARTICLE II

The Credits

SECTION 2.01.  Commitments.  Subject to the terms and conditions set forth herein, (a) each Tranche A Term Lender agrees to make a Tranche A Term Loan denominated in Dollars to the Borrower on the Closing Date in a principal amount not exceeding its Tranche A Term Commitment and (b) each Revolving Lender agrees to make Revolving Loans denominated in Dollars or a Permitted Foreign Currency to the Borrower from time to time, in each case during the Revolving Availability Period, in an aggregate principal amount that will not result in such Revolving Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or the Aggregate Revolving Exposure exceeding the Aggregate Revolving Commitment.  Tranche A Term Loans may be ABR Loans or Term Benchmark Loans, as further provided herein.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.  Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

SECTION 2.02.  Loans and Borrowings.  (a)  Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)  Subject to Section 2.16, each Borrowing shall be comprised entirely of (i) in the case of Borrowings in Dollars, ABR Loans or Term Benchmark Loans and (ii) in the case of Borrowings in any Permitted Foreign Currency, Term Benchmark Loans or RFR Loans, as applicable, in each case of the same Permitted Foreign Currency, in each case as the Borrower may request in accordance herewith.  Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan advanced to it in accordance with the terms of this Agreement.

(c)  At the commencement of each Interest Period for any Term Benchmark Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that a Term Benchmark Borrowing that results from a continuation of an outstanding Term Benchmark Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing.  At the time that each ABR Revolving Borrowing and/or RFR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum.  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not be more than a total of ten Term Benchmark Borrowings at any time outstanding unless the Administrative Agent otherwise agrees.  Notwithstanding anything to the contrary herein, an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unfunded balance of the Aggregate Revolving Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e).

SECTION 2.03.  Requests for Borrowings.  To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by submitting a Borrowing Request (a) in the case of a Term Benchmark Borrowing denominated in Dollars, not later than 11:00 a.m., Local Time, three U.S. Government Securities Business Days before the date of the proposed Borrowing, (b) in the case of a Term Benchmark Borrowing denominated in Euro, not later than 11:00 a.m., Local time, three Business Days before the date of the proposed Borrowing, (c) in the case of an RFR Borrowing denominated in Sterling, not later than 11:00 a.m., New York City time, five RFR Business Days before the date of the proposed Borrowing, and (d) in the case of an ABR Borrowing, not later than 1:00 p.m., New York City time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable (provided that the Borrowing Request in connection with any acquisition or other investment permitted under Section 6.04 may be conditioned on the closing of such acquisition or other investment, as applicable) and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request signed by a Financial Officer of the Borrower.  Each such Borrowing Request shall specify the following information (to the extent applicable, in compliance with Sections 2.01 and 2.02):

(i)  specifying the Class of the requested Borrowing;

(ii)  the currency and the aggregate amount of such Borrowing;

(iii)  the requested date of such Borrowing, which shall be a Business Day;

(iv)  whether such Borrowing is to be an ABR Borrowing, a Term Benchmark Borrowing or an RFR Borrowing;

(v)  in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vi)  the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06(a), or, if the Borrowing is being requested to finance the reimbursement of an LC Disbursement in accordance with Section 2.05(e), the identity of the Issuing Bank that made such LC Disbursement; and

(vii)  that as of such date Sections 4.02(a) and 4.02(b) are satisfied.

If no election as to the Type of Borrowing is specified, then, if the specified currency of such Borrowing is Dollars, the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  If no currency is specified with respect to any requested Revolving Loan, the Borrower shall be deemed to have selected Dollars. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04.  [Reserved].

SECTION 2.05.  Letters of Credit.  (a)  General.  Subject to the terms and conditions set forth herein, the Borrower may request (and each Issuing Bank shall issue) Letters of Credit for the Borrower’s own account (or for the account of any Restricted Subsidiary so long as such Issuing Bank has completed its customary “know your client” procedures with respect to such Subsidiary), in each case, denominated in Dollars or any Permitted Foreign Currency and in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Revolving Availability Period.  The Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the account of any Subsidiary as provided above, the Borrower will be fully responsible for the reimbursement of LC Disbursements, the payment of interest thereon and the payment of fees due under Section 2.12(b)  in respect thereof to the same extent as if it were the sole account party in respect of such Letter of Credit. Notwithstanding anything contained in any letter of credit application or other agreement (other than this Agreement or any Security Document) submitted by the Borrower to, or entered into by the Borrower with, any Issuing Bank relating to any Letter of Credit, (i) all provisions of such letter of credit application or other agreement purporting to grant Liens in favor of such Issuing Bank to secure obligations in respect of such Letter of Credit shall be disregarded, it being agreed that such obligations shall be secured to the extent provided in this Agreement and in the Security Documents, and (ii) in the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of such letter of credit application or such other agreement, as applicable, the terms and conditions of this Agreement shall control. On the Closing Date (or on the date specified in the relevant notice to the Administrative Agent), each Existing Letter of Credit shall, without any further action by any Person, be deemed to have been issued as a Letter of Credit hereunder (without any breakage or transfer charges in connection therewith) and shall for all purposes hereof (including paragraphs (d) and (e) of this Section) be treated as and constitute a Letter of Credit.  On the Fifth Amendment Effective Date, the Specified Citi Letter of Credit shall, without any further action by any Person, be deemed to have been issued as a Letter of Credit hereunder (without any breakage or transfer charges in connection therewith) and shall for all purposes hereof (including paragraphs (d) and (e) of this Section) be treated as and constitute a Letter of Credit.

(b)  Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit (other than any automatic renewal permitted pursuant to paragraph (c) of this Section), the Borrower shall hand deliver or fax (or transmit by electronic communication, if arrangements for doing so have been approved by such Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the requested date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the currency and amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be requested by the applicable Issuing Bank as necessary to enable such Issuing Bank to prepare, amend, renew or extend such Letter of Credit.  If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit.  An Issuing Bank shall not be obligated to issue any trade Letter of Credit (unless it otherwise consents) and no Letter of Credit shall be issued, amended, renewed or extended unless (and upon issuance, amendment, renewal or extension of any Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the sum of the LC Exposure shall not exceed the LC Sublimit, (ii) the Aggregate Revolving Exposure shall not exceed the Aggregate Revolving Commitment, (iii) the face amount of the Letters of Credit issued by the applicable Issuing Bank shall not exceed the LC Commitment of such Issuing Bank (unless it otherwise agrees) and (iv) following the effectiveness of any Maturity Date Extension Request with respect to the Revolving Commitments of any Class, the LC Exposure in respect of all Letters of Credit of such Class having an expiration date after the fifth Business Day prior to the applicable Existing Maturity Date shall not exceed the aggregate Revolving Commitments of such Class of the Consenting Lenders extended pursuant to Section 2.22.  Each Issuing Bank agrees that it shall not permit any issuance, amendment, renewal or extension of a Letter of Credit to occur unless it shall give to the Administrative Agent written notice thereof as required under paragraph (l) of this Section. Notwithstanding anything herein to the contrary, an Issuing Bank shall have no obligation hereunder to issue any Letter of Credit if (x) any law applicable to such Issuing Bank from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit the issuance of letters of credit generally or the Letter of Credit in particular or (y) such issuance shall violate such Issuing Bank’s internal policies that are applicable to letters of credit generally.

(c)  Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Maturity Date (unless such Letters of Credit have been cash collateralized or backstopped on or prior to such fifth Business Day pursuant to arrangements reasonably satisfactory to the applicable Issuing Bank); provided that (x) any Letter of Credit may, upon the request of the Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional periods (but not beyond the date that is five Business Days prior to the Revolving Maturity Date (unless such Letters of Credit have been cash collateralized or backstopped on or prior to such fifth Business Day pursuant to arrangements reasonably satisfactory to the applicable Issuing Bank)) unless the applicable Issuing Bank notifies the beneficiary thereof at least 30 days prior to the then-applicable expiration date that such Letter of Credit will not be renewed and (y) clause (c)(i) above shall not apply to a Letter of Credit if such long-dated Letter of Credit is consented to by the applicable Issuing Bank. For the avoidance of doubt, if the Revolving Maturity Date in respect of any Class of Revolving Commitments shall be extended pursuant to Section 2.22, “Revolving Maturity Date” as referenced in this paragraph shall refer, with respect to the Class of Letters of Credit associated with such Class of Revolving Commitments, to the Revolving Maturity Date in respect of any Class of Revolving Commitments as extended pursuant to Section 2.22; provided that, notwithstanding anything in this Agreement (including Section 2.22 hereof) or any other Loan Document to the contrary, the Revolving Maturity Date, as such term is used in reference to any Issuing Bank or any Letter of Credit issued thereby, may not be extended with respect to any Issuing Bank without the prior written consent of such Issuing Bank.

(d)  Participations.   By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, the Issuing Bank that is the issuer of such Letter of Credit hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Revolving Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason.  Such payment by the Revolving Lenders shall be made (i) if the currency of the applicable LC Disbursement or reimbursement payment shall be in Dollars, then in Dollars and (ii) if the currency of the applicable LC Disbursement or reimbursement shall be a Permitted Foreign Currency, then in Dollars in an amount equal to the Dollar Equivalent of such LC Disbursement or reimbursement payment, calculated by the Administrative Agent using the Exchange Rate on the applicable LC Participation Calculation Date. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or any reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Revolving Lender further acknowledges and agrees that, in issuing, amending, renewing or extending any Letter of Credit, the applicable Issuing Bank shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of the Borrower deemed made pursuant to Section 4.02 unless, at least one Business Day prior to the time such Letter of Credit is issued, amended, renewed or extended (or, in the case of an automatic renewal permitted pursuant to paragraph (c) of this Section, at least one Business Day prior to the time by which the election not to extend must be made by the applicable Issuing Bank), the Majority in Interest of the Revolving Lenders shall have notified the applicable Issuing Bank (with a copy to the Administrative Agent) in writing that, as a result of one or more events or circumstances described in such notice, one or more of the conditions precedent set forth in Section 4.02(a) or 4.02(b) would not be satisfied if such Letter of Credit were then issued, amended, renewed or extended (it being understood and agreed that, in the event any Issuing Bank shall have received any such notice, no Issuing Bank shall have any obligation to issue, amend, renew or extend any Letter of Credit until and unless it shall be satisfied that the events and circumstances described in such notice shall have been cured or otherwise shall have ceased to exist).

(e)  Reimbursement.  If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, then the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount in the currency of such LC Disbursement equal to such LC Disbursement not later than 12:00 noon, Local Time, on the Business Day immediately following the day that the Borrower receives such notice; provided that, in the case of an LC Disbursement denominated in Dollars in an amount equal to or in excess of $500,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing.  If the Borrower fails to reimburse any LC Disbursement by the time specified above in this paragraph, the applicable Issuing Bank shall promptly notify the Administrative Agent, and the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the currency and amount of the payment then due from the Borrower in respect thereof and such Revolving Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each applicable Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the amount then due from the Borrower in Dollars (in the case of any such amount denominated in a Permitted Foreign Currency, in an amount equal to the Dollar Equivalent thereof calculated by the Administrative Agent as set forth in paragraph (d) above), in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders under this paragraph), and the Administrative Agent shall promptly remit to the applicable Issuing Bank the amounts so received by it from the applicable Revolving Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear.  Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of an ABR Revolving Borrowing as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)  Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision thereof or hereof, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  None of the Administrative Agent, the Lenders, the Issuing Banks or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit, any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction in a final and nonappealable judgment), such Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit, and any such acceptance or refusal shall be deemed not to constitute gross negligence or willful misconduct.

(g)  Disbursement Procedures.  Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  Each Issuing Bank shall promptly notify the Administrative Agent and the Borrower in writing (via hand delivery, facsimile or other electronic imaging) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the applicable Revolving Lenders with respect to any such LC Disbursement in accordance with paragraph (e) of this Section.

(h)  Interim Interest.  If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement in full, at (i) in the case of any LC Disbursement denominated in Dollars, and at all times following the conversion to Dollars of the reimbursement obligation with respect to any LC Disbursement made in Euro or Sterling pursuant to paragraph (e) of this Section, at the rate per annum then applicable to ABR Revolving Loans and (ii) in the case of an LC Disbursement denominated in any other Permitted Foreign Currency, at all times prior to the conversion of the reimbursement obligation with respect thereto to Dollars pursuant to paragraph (e) of this Section, at a rate per annum determined by the applicable Issuing Bank (which determination will be conclusive absent manifest error) to represent its cost of funds plus the Applicable Rate used to determine interest applicable to Term Benchmark Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement in full when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply.  Interest accrued pursuant to this paragraph shall be paid to the Administrative Agent, for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment, and shall be payable on demand or, if no demand has been made, on the date on which the Borrower reimburses the applicable LC Disbursement in full.

(i)  Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day on which the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, a Majority in Interest of the Revolving Lenders) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders, an amount in cash (in the currency of each applicable Letter of Credit) equal to the LC Exposure of the Revolving Lenders with respect to the Letters of Credit issued on behalf of the Borrower as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Section 7.01.  The Borrower also shall deposit cash collateral in accordance with this paragraph as and to the extent required by Section 2.11(b), 2.20(c) or 2.22(c).  On or prior to the Seventh Amendment Effective Date, the Borrower shall deposit cash collateral in respect of each Specified GEC Letter of Credit in an amount equal to 105% of the face amount of such Specified GEC Letter of Credit; provided that the obligation to deposit such cash collateral in respect of each Specified GEC Letter of Credit shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of the Seventh Amendment Effective Date.  Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Notwithstanding the terms of any Security Document, moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to (i) the consent of a Majority in Interest of the Revolving Lenders (treating the Classes of Revolving Commitments and Revolving Loans as one Class) and (ii) in the case of any such application at a time when any Revolving Lender is a Defaulting Lender (but only if, after giving effect thereto, the remaining cash collateral shall be less than the aggregate LC Exposure of all the Defaulting Lenders), the consent of each Issuing Bank), be applied to satisfy other obligations of the Borrower under this Agreement.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.  If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.11(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower to the extent that, after giving effect to such return, the Aggregate Revolving Exposure in respect of the Revolving Commitments or Revolving Loans would not exceed the Aggregate Revolving Commitment and no Default shall have occurred and be continuing.  If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.20(c), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower to the extent that, after giving effect to such return, no Issuing Bank shall have any exposure in respect of any outstanding Letter of Credit that is not fully covered by the Revolving Commitments of the non-Defaulting Lenders and/or the remaining cash collateral and no Default shall have occurred and be continuing.  If the Borrower is required to provide an amount of cash collateral hereunder in respect of any Specified GEC Letter of Credit, the applicable portion of such amount (to the extent not applied as aforesaid) shall be returned to the Borrower solely to the extent that the exposure of any Issuing Bank under any Specified GEC Letter of Credit shall have been permanently reduced or terminated following the Seventh Amendment Effective Date and no Default shall have occurred and be continuing hereunder.

(j)  Designation of Additional Issuing Banks.  The Borrower may, at any time and from time to time with notice to the Administrative Agent, designate as additional Issuing Banks one or more Revolving Lenders, that agree to serve in such capacity as provided below.  The acceptance by a Revolving Lender of an appointment as an Issuing Bank hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower and shall specify the LC Commitment of such Issuing Bank, executed by the Borrower, the Administrative Agent and such designated Revolving Lender and, from and after the effective date of such agreement, (i) such Revolving Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and (ii) references herein to the term “Issuing Bank” shall be deemed to include such Revolving Lender in its capacity as an issuer of Letters of Credit hereunder.

(k)  Resignation or Termination of an Issuing Bank.  Any Issuing Bank may resign as a “Issuing Bank” hereunder upon 30 days’ prior written notice to the Administrative Agent, the Lenders, and the Borrower; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the relevant Issuing Bank shall have identified a successor Issuing Bank reasonably acceptable to the Borrower willing to accept its appointment as successor Issuing Bank and the effectiveness of such resignation shall be conditioned upon such successor assuming the rights and duties of the Issuing Bank.  In the event of any such resignation as Issuing Bank, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Bank hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of the resigning Issuing Bank except as expressly provided above.  The Borrower may terminate the appointment of any Issuing Bank as an “Issuing Bank” hereunder by providing a written notice thereof to such Issuing Bank, with a copy to the Administrative Agent.  Any such termination shall become effective upon the earlier of (i) such Issuing Bank acknowledging receipt of such notice and (ii) the third Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (or its Affiliates) shall have been reduced to zero.  At the time any such resignation or termination shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the resigning or terminated Issuing Bank pursuant to Section 2.12(b).  Notwithstanding the effectiveness of any such resignation or termination, the resigning or terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or termination, but shall not be required to issue any additional Letters of Credit.

(l)  Issuing Bank Reports to the Administrative Agent.  Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancelations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the stated amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date, amount and currency of such LC Disbursement, (iv) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the currency and amount of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(m)  LC Exposure Determination.  For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.

SECTION 2.06.  Funding of Borrowings.  (a)  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower and designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement denominated in Dollars as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to Section 2.05(e) to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear.

(b)  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption and in its sole discretion, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, (A) in the case of Loans denominated in Dollars, the greater of the applicable Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of Loans denominated in a Permitted Foreign Currency, the applicable Overnight Rate or (ii) in the case of the Borrower, the interest rate applicable to (A) in the case of Loans denominated in Dollars, ABR Loans of the applicable Class and (B) in the case of Loans denominated in a Permitted Foreign Currency, the interest rate applicable to the subject Loan pursuant to Section 2.13.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07.  Interest Elections.  (a)  Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request or designated by Section 2.03 and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or designated by Section 2.03.  Thereafter, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type (provided that Borrowings denominated in a Permitted Foreign Currency may not be converted into ABR Borrowings but instead must be prepaid in the original currency of such Loan) or to continue such Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)  To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election in writing by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or other electronic transmission to the Administrative Agent of a written Interest Election Request signed by a Financial Officer of the Borrower.

(c)  Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)  the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)  the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)  whether the resulting Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing; and

(iv)  if the resulting Borrowing is to be a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)  Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)  If the Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period (i) in the case of a Term Benchmark Borrowing denominated in Dollars, such Borrowing shall be converted to an ABR Borrowing and (ii) in the case of a Term Benchmark Borrowing denominated in a Permitted Foreign Currency, such Borrowing shall be continued as a Borrowing of the applicable Type for an Interest Period of one month.  Notwithstanding any contrary provision hereof, if an Event of Default under clause (h) or (i) of Section 7.01 has occurred and is continuing with respect to the Borrower, or if any other Event of Default has occurred and is continuing and the Administrative Agent, at the request of a Majority in Interest of the Lenders of any Class has notified the Borrower of the election to give effect to this sentence on account of such other Event of Default, then, in each such case, so long as such Event of Default is continuing, (i) no outstanding Borrowing denominated in Dollars may be converted to or continued as a Term Benchmark Borrowing, (ii) unless repaid, each Term Benchmark Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (iii) unless repaid, each Term Benchmark Borrowing denominated in a Permitted Foreign Currency shall be continued as a Term Benchmark Borrowing with an Interest Period of one month’s duration.

SECTION 2.08.  Termination and Reduction of Commitments.
(a)  Unless previously terminated, (i) the Tranche A Term Commitments shall automatically terminate and be reduced to $0 on the Closing Date upon the making of the Tranche A Term Loans and (ii) the Revolving Commitments shall automatically terminate and be reduced to $0 on the Revolving Maturity Date.

(b)  The Borrower may at any time terminate, or from time to time permanently reduce, the Commitments of any Class; provided that (i) each partial reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the Aggregate Revolving Exposure would exceed the Aggregate Revolving Commitment.

(c)  The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination or reduction of the Revolving Commitments delivered under this paragraph may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments of any Class shall be permanent.  Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

SECTION 2.09.  Repayment of Loans; Evidence of Debt.  (a)  The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan made by such Revolving Lender to the Borrower on the Revolving Maturity Date and (ii) to the Administrative Agent for the account of each Tranche A Term Lender the then unpaid principal amount of each Tranche A Term Loan made by such Tranche A Term Lender to the Borrower as provided in Section 2.10.

(b)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The records maintained by the Administrative Agent and the Lenders shall be prima facie evidence of the existence and amounts of the obligations of the Borrower in respect of Loans made to the Borrower, LC Disbursements, interest and fees due or accrued, in each case, with respect to the Borrower hereunder; provided that the failure of the Administrative Agent or any Lender to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement. In the event of any inconsistency between the entries made pursuant to paragraphs (b) and (c) of this Section, the accounts maintained by the Administrative Agent maintained pursuant to paragraph (c) of this Section shall control.

(c)  The Administrative Agent shall, in connection with maintenance of the Register in accordance with Section 9.04(b)(iv) maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal, premium, interest or fees due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)  Any Lender may request that Loans of any Class made by it be evidenced by a promissory note.  In such event, the Borrower of such Loans shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10.  Amortization of Tranche A Term Loans.  (a)  Subject to adjustment pursuant to paragraph (c) of this Section, the Borrower shall repay to the Administrative Agent, for the account of each Tranche A Term Lender, Tranche A Term Borrowings on each date set forth below in the aggregate principal amount set forth opposite such date (provided that if any such date is not a Business Day, such payment shall be due on the immediately preceding Business Day):

Date	Amount

September 30, 2021	$4,750,000

December 31, 2021	$4,750,000

March 31, 2022	$4,750,000

June 30, 2022	$4,750,000

September 30, 2022	$4,750,000

December 31, 2022	$4,750,000

March 31, 2023	$6,000,000

June 30, 2023	$9,000,000

September 30, 2023	$9,000,000

December 31, 2023	$12,000,000

March 31, 2024	$12,000,000

June 30, 2024	$12,000,000

September 30, 2024	$12,000,000

December 31, 2024	$14,500,000

March 31, 2025	$11,500,000

June 30, 2025	$11,500,000

September 30, 2025	$11,500,000

December 31, 2025	$11,500,000

Tranche A Term Maturity Date	Balance of any remaining outstanding principal amount of Tranche A Term Loans

(b)  To the extent not previously paid, the Borrower shall pay to the Administrative Agent for the account of the Tranche A Term Lenders the then unpaid principal amount of the Tranche A Term Loans on the Tranche A Term Maturity Date.

(c)  Any prepayment by the Borrower of a Term Borrowing of any Class shall be applied to reduce the subsequent scheduled repayments of the Term Borrowings of such Class to be made pursuant to this Section as directed in writing by the Borrower; provided that (A) any prepayment of any Class of Incremental Term Borrowings shall be applied to subsequent scheduled repayments as provided in the applicable Incremental Facility Amendment, (B) any prepayment of Term Borrowings of any Class contemplated by Section 2.23 shall be applied to subsequent scheduled repayments as provided in such Section, (C) mandatory prepayments of Term Borrowings shall be applied to scheduled repayments of such Term Borrowings in direct order of maturity and (D) if any Lender elects to decline a mandatory prepayment of a Term Borrowing in accordance with Section 2.11(g), then the portion of such prepayment not so declined shall be applied to reduce the subsequent repayments of such Term Borrowing to be made pursuant to this Section ratably based on the amount of such scheduled repayments.

(d)  Prior to any repayment of any Term Borrowings of any Class under this Section, the Borrower shall select the Borrowing or Borrowings of the applicable Class to be repaid and shall notify the Administrative Agent in writing (via hand delivery, facsimile or other electronic imaging) of such selection not later than 1:00 p.m., New York City time, three Business Days before the scheduled date of such repayment.  Each repayment of a Term Borrowing shall be applied ratably to the Loans included in the repaid Term Borrowing.  Repayments of Term Borrowings shall be accompanied by accrued interest on the amount repaid.

(e)  The Borrower shall repay to the Administrative Agent, for the account of each Incremental Tranche B Term Lender, Incremental Tranche B Term Loans made pursuant to the First Incremental Facility Amendment on the last day of each quarter set forth below and in an amount equal to the outstanding principal amount of the Incremental Tranche B Term Loans on the Incremental Tranche B Term Effective Date multiplied by the percentage set forth below, with the unpaid balance being payable on the Tranche B Term Maturity Date:

Date	Amount

June 30, 2020	1.25%

September 30, 2020	1.25%

December 31, 2020	1.25%

March 31, 2021	1.25%

June 30, 2021	1.25%

September 30, 2021	1.25%

December 31, 2021	1.25%

March 31, 2022	1.25%

June 30, 2022	1.875%

September 30, 2022	1.875%

December 31, 2022	1.875%

March 31, 2023	1.875%

June 30, 2023	2.50%

September 30, 2023	2.50%

December 31, 2023	2.50%

March 31, 2024	2.50%

June 30, 2024	2.50%

September 30, 2024	2.50%

December 31, 2024	2.50%

Any optional prepayment by the Borrower of Incremental Tranche B Term Loans shall be applied to reduce the subsequent scheduled repayments to be made pursuant to this Section as directed by the Borrower.

(f)  The Borrower shall repay to the Administrative Agent, for the account of each Refinancing Tranche B Term Lender, Refinancing Tranche B Term Loans made pursuant to the First Refinancing Facility Amendment on the last day of each fiscal quarter, commencing with the first full fiscal quarter ending after the First Refinancing Facility Agreement Effective Date, in an amount equal to 0.25% of the outstanding principal amount of the Refinancing Tranche B Term Loans on the First Refinancing Facility Agreement Effective Date, with the unpaid balance being payable on the Refinancing Tranche B Term Maturity Date.  Any optional prepayment by the Borrower of Refinancing Tranche B Term Loans shall be applied to reduce the subsequent scheduled repayments to be made pursuant to this Section as directed by the Borrower.

SECTION 2.11.  Prepayment of Loans.

(a)  The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, subject to Section 2.11(i) below and Section 2.16.

(b)  In the event and on each occasion that the Aggregate Revolving Exposure exceeds the Aggregate Revolving Commitment (including as a result of any revaluation of the Dollar Equivalent of any Loan or Letter of Credit pursuant to Section 1.09), the Borrower shall, within one Business Day, prepay its Revolving Borrowings (or, if no such Revolving Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent in accordance with Section 2.05(i)) in an aggregate amount equal to such excess.

(c)  In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any Restricted Subsidiary in respect of any Prepayment Event (including by the Administrative Agent as loss payee in respect of any Prepayment Event described in clause (b) of the definition of the term “Prepayment Event”), the Borrower shall, within five Business Days after such Net Proceeds are received, prepay Term Borrowings in an aggregate amount equal to 100% of the amount of such Net Proceeds (or, if the Borrower or any of its Restricted Subsidiaries has incurred Indebtedness that is permitted under Section 6.01 that is secured, on an equal and ratable basis with the Term Loans, by a Lien on the Collateral permitted under Section 6.02, and such Indebtedness is required to be prepaid or redeemed with the Net Proceeds of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, then by such lesser percentage of such Net Proceeds such that such Indebtedness receives no greater than a ratable percentage of such Net Proceeds based upon the aggregate principal amount of the Term Loans and such Indebtedness then outstanding; provided that to the extent the holders of such other Indebtedness decline to have such Indebtedness prepaid or redeemed, the amount so declined shall promptly (and in any event within five Business Days after the date of such rejection) be applied to prepay Term Borrowings in accordance with the terms hereof) (such Net Proceeds amount, as reduced in accordance with the proviso to this paragraph (c), the “Net Proceeds Prepayment Amount”); provided that, in the case of any event described in clause (b) (or clause (a), solely with respect to any such event occurring (i) prior to the Fifth Amendment Effective Date, (ii) during the Fifth Amendment Period, with respect to Net Proceeds not to exceed $50,000,000 in the aggregate or (iii) following the Fifth Amendment Period Termination Date, with respect to Net Proceeds in an amount not to exceed 50% of the aggregate Net Proceeds in respect of such event) of the definition of the term “Prepayment Event” and so long as no Event of Default under Section 7.01(a), 7.01(b) or, solely with respect to the Borrower, Section 7.01(h) or 7.01(i) has occurred and be continuing if the Borrower shall, on or prior to the date of the required prepayment, deliver to the Administrative Agent a certificate of a Financial Officer to the effect that the Borrower intends to cause the Net Proceeds from such event (or a portion thereof specified in such certificate) to be applied within 365 days after receipt of such Net Proceeds to be reinvested in the business of the Borrower or its Restricted Subsidiaries, or to enter into an acquisition permitted by this Agreement, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds in respect of such event (or the portion of such Net Proceeds specified in such certificate, if applicable) except to the extent of any such Net Proceeds that have not been so applied by the end of such 365-day period (or within a period of 180 days thereafter if by the end of such initial 365-day period the Borrower or one or more Restricted Subsidiaries shall have committed to invest such proceeds), at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so applied.

(d)  Following the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2020, the Borrower shall prepay Term Borrowings in an aggregate amount equal to the Specified ECF Percentage of Excess Cash Flow for such fiscal year (such amount, as reduced in accordance with the provisos to this paragraph (d), the “ECF Sweep Amount”); provided that such amount shall be reduced by the aggregate amount of prepayments of Term Borrowings and Revolving Borrowings (but only to the extent accompanied by a permanent reduction of the corresponding Commitment) made pursuant to paragraph (a) of this Section and the aggregate amount of voluntary prepayments or repurchases of other Indebtedness secured by the Collateral on a pari passu basis to the Liens on the Collateral securing the Obligations, in each case, during such fiscal year (and, at the Borrower’s option (and without deducting such amounts against the subsequent fiscal year’s prepayment computation pursuant to this paragraph (d)), after the end of such fiscal year but prior to the date on which the prepayment pursuant to this Section for such fiscal year is required to have been made).  Each prepayment pursuant to this paragraph shall be made on or before the date on which financial statements are delivered pursuant to Section 5.01(a) with respect to the fiscal year for which Excess Cash Flow is being calculated (and in any event not later than the last day on which such financial statements may be delivered in compliance with such Section).

(e)  In the event that any distribution (whether in cash, securities or other property) is made to any creditor of, or holder of interests in, a Specified GEC Entity (other than (A) in satisfaction of (x) the Specified GEC DIP Financing or (y) Wind Down Costs, (B) to the extent such distribution is (x) funded by either forgiveness of the Specified GEC DIP Financing and/or a settlement contribution from the Borrower or its Subsidiaries and (y) to (i) Oaktree Capital Management, L.P., any of its Affiliates or any fund or managed account of any of the foregoing, up to $3,000,000 in the aggregate or (ii) any other creditor of a Specified GEC Entity, up to $20,000,000 in the aggregate or (C) any distribution to a Specified GEC Entity) is made after the occurrence of a Specified GEC Bankruptcy Event or in connection with the Ecommerce Restructuring (any such distribution, a “Specified GEC Entity Bankruptcy Distribution” and the aggregate amount of all such distributions the “Specified GEC Entity Bankruptcy Distribution Amount”), then the Borrower shall, within five (5) Business Days (or such later time as the Administrative Agent may agree) after the payment of such Specified GEC Entity Bankruptcy Distribution, prepay Term Borrowings in an aggregate amount equal to 100% of the Specified GEC Entity Bankruptcy Distribution Amount (or, if the obligations under the First Lien Note Purchase Agreement are required to be prepaid or redeemed with the Specified GEC Entity Bankruptcy Distribution Amount, then by such lesser percentage of such Specified GEC Entity Bankruptcy Distribution Amount such that the obligations under the First Lien Note Purchase Agreement receive no greater than a ratable percentage of such Specified GEC Entity Bankruptcy Distribution Amount based upon the aggregate principal amount of the Term Loans and such obligations under the First Lien Note Purchase Agreement then outstanding; provided that to the extent the holders of such obligations under the First Lien Note Purchase Agreement decline to have such obligations prepaid or redeemed, the amount so declined shall promptly (and in any event within five (5) Business Days after the date of such rejection) be applied to prepay Term Borrowings in accordance with the terms hereof).

(f)  Notwithstanding any other provisions of Section 2.11(c) or (d), (A) to the extent that any of or all the Net Proceeds of any Prepayment Event by or Excess Cash Flow of a Foreign Subsidiary of the Borrower giving rise to a prepayment pursuant to Section 2.11(c) or (d) (a “Foreign Prepayment Event”) are prohibited or delayed by applicable local law from being repatriated to the Borrower, the portion of such Net Proceeds or Excess Cash Flow so affected will not be required to be taken into account in determining the amount to be applied to repay Term Loans at the times provided in Section 2.11(c) or (d), as the case may be, and such amounts may be retained by such Subsidiary, and once the Borrower has determined in good faith that such repatriation of any of such affected Net Proceeds or Excess Cash Flow is permitted under the applicable local law, then the amount of such Net Proceeds or Excess Cash Flow will be taken into account as soon as practicable in determining the amount to be applied (net of additional taxes payable or reserved if such amounts were repatriated) to the repayment of the Term Loans pursuant to Section 2.11(c) or (d), as applicable, (B) to the extent that and for so long as the Borrower has determined in good faith that repatriation of any of or all the Net Proceeds of any Foreign Prepayment Event or Excess Cash Flow would have a material adverse tax or cost consequence with respect to such Net Proceeds or Excess Cash Flow, the amount of Net Proceeds or Excess Cash Flow so affected will not be required to be taken into account in determining the amount to be applied to repay Term Loans at the times provided in Section 2.11(c) or Section 2.11(d), as the case may be, and such amounts may be retained by such Subsidiary; provided that when the Borrower determines in good faith that repatriation of any of or all the Net Proceeds of any Foreign Prepayment Event or Excess Cash Flow would no longer have a material adverse tax consequence with respect to such Net Proceeds or Excess Cash Flow, such Net Proceeds or Excess Cash Flow shall be taken into account as soon as practicable in determining the amount to be applied (net of additional taxes payable or reserved against if such amounts were repatriated) to the repayment of the Term Loans pursuant to Section 2.11(c) or Section 2.11(d), as applicable, and (C) to the extent that and for so long as the Borrower has determined in good faith that repatriation of any of or all the Net Proceeds of any Foreign Prepayment Event or Excess Cash Flow would give rise to a risk of liability for the directors of such Subsidiary, the Net Proceeds or Excess Cash Flow so affected will not be required to be taken into account in determining the amount to be applied to repay Term Loans at the times provided in Section 2.11(c) or Section 2.11(d), as the case may be, and such amounts may be retained by such Subsidiary; provided that when the Borrower determines in good faith that repatriation of any of or all the Net Proceeds of any Foreign Prepayment Event would no longer give rise to liability for the directors of such Subsidiary, such Net Proceeds shall be taken into account as soon as practicable in determining the amount to be applied (net of additional taxes payable or reserved against if such amounts were repatriated) to the repayment of the Term Loans pursuant to Section 2.11(c) or (d), as applicable.

(g)  Prior to any optional prepayment of Borrowings under this Section, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment delivered pursuant to paragraph (g) of this Section.  In the event of any mandatory prepayment of Term Borrowings made at a time when Term Borrowings of more than one Class remain outstanding, the aggregate amount of such prepayment shall be allocated among the Term Borrowings of each such Class (including the Incremental Tranche B Term Loans and the Refinancing Tranche B Term Loans and, to the extent provided in the Incremental Facility Amendment or Refinancing Facility Agreement for any Class of other Incremental Term Loans or Refinancing Term Loans, respectively, the Borrowings of such Class) pro rata based on the aggregate principal amount of outstanding Borrowings of each such Class; provided that any Term Lender (including each Incremental Tranche B Term Lender and Refinancing Tranche B Term Lender and, to the extent provided in the Incremental Facility Amendment or Refinancing Facility Agreement for any Class of other Incremental Term Loans or Refinancing Term Loans, any Lender that holds Term Loans of such Class) may elect, by notice to the Administrative Agent in writing (via hand delivery, facsimile or other electronic imaging) at least one Business Day prior to the required prepayment date, to decline all or any portion of any prepayment of its Loans pursuant to this Section (other than (x) an optional prepayment pursuant to paragraph (a) of this Section or (y) a mandatory prepayment triggered by an event described in clause (c) of the definition of the term “Prepayment Event”, neither of which may be declined), in which case the aggregate amount of the prepayment that would have been applied to prepay such Loans may be retained by the Borrower.

(h)  The Borrower shall notify the Administrative Agent in writing (via hand delivery, facsimile or other electronic imaging) of any optional prepayment  and, to the extent practicable, any mandatory prepayment hereunder (i) in the case of a prepayment of a Term Benchmark Borrowing, not later than 1:00 p.m., Local Time, three Business Days before the date of prepayment, (ii) in the case of a prepayment of an ABR Borrowing, not later than 1:00 p.m., New York City time, one Business Day before the date of prepayment and (iii) in the case of an RFR Borrowing denominated in Sterling, not later than 11:00 a.m., New York City time, five Business Days before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that (A) if a notice of optional prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08 and (B) a notice of prepayment of Term Borrowings pursuant to paragraph (a) of this Section may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

(i)  In the event that, on or prior to the date that is six months after the First Refinancing Facility Agreement Effective Date, the Borrower (A) prepays, repays, refinances, substitutes or replaces any Refinancing Tranche B Term Loans in connection with a Repricing Transaction (including, for the avoidance of doubt, any prepayment made as a result of a Prepayment Event described in clause (c) thereof that constitutes a Repricing Transaction) or (B) effects any amendment, modification or waiver of, or consent under, this Agreement resulting in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each applicable Refinancing Tranche B Term Lender, (I) in the case of clause (A), a premium of 1.00% of the aggregate principal amount of the Refinancing Tranche B Term Loans so prepaid, repaid, refinanced, substituted or replaced and (II) in the case of clause (B), a fee equal to 1.00% of the aggregate principal amount of the Refinancing Tranche B Term Loans that are the subject of such Repricing Transaction outstanding immediately prior to such amendment. If, on or prior to the date that is six months after the First Refinancing Facility Agreement Effective Date, all or any portion of the Refinancing Tranche B Term Loans held by any Refinancing Tranche B Term Lender are prepaid, repaid, refinanced, substituted or replaced pursuant to Section 2.19 as a result of, or in connection with, such Refinancing Tranche B Term Lender not agreeing or otherwise consenting to any waiver, consent, modification or amendment in connection with a Repricing Transaction, such prepayment, repayment, refinancing, substitution or replacement will be made at 101% of the principal amount so prepaid, repaid, refinanced, substituted or replaced. All such amounts shall be due and payable on the date of effectiveness of such Repricing Transaction in Dollars and in immediately available funds.

SECTION 2.12.  Fees.  (a)  The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender (other than a Defaulting Lender) in accordance with its Pro Rata Share of the Aggregate Revolving Commitments for the period from and including the Closing Date to but excluding the date on which the Revolving Commitments terminate (or are otherwise reduced to zero), a commitment fee which shall accrue at the Applicable Rate on the average daily unfunded amount of the aggregate Revolving Commitment of such Revolving Lender.  Such accrued commitment fees accrued through and including the last day of March, June, September and December of each year shall be payable in arrears on the fifteenth day following such last day and on the date on which all the Revolving Commitments terminate, commencing on the first such date to occur after the Closing Date. For purposes of computing commitment fees, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender.

(b)  The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate then used to determine the interest rate applicable to Term Benchmark Revolving Loans on the average daily amount of such Lender’s aggregate LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which all of such Lender’s Revolving Commitments terminate and the date on which such Lender ceases to have any LC Exposure and (ii) to each Issuing Bank a fronting fee, which shall accrue at a rate per annum equal to 0.125% on the average daily amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of all the Revolving Commitments and the date on which there ceases to be any such LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the fifteenth day following such last day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which all the Revolving Commitments terminate and any such fees accruing after the date on which all the Revolving Commitments terminate shall be payable on demand.  Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand.

(c)  The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d)  The Borrower agrees to pay to the Arrangers and the Administrative Agent, for the account of each applicable Arranger and Lender, such other fees as shall have been separately agreed upon in writing (including pursuant to the Fee Letter and including upfront fees, which may be in the form of original issues discounts to the Loans) in the amounts and at the times so specified.

(e)  All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Revolving Lenders entitled thereto.  Fees paid hereunder shall not be refundable under any circumstances.

(f)  All commitment fees, participation fees, fronting fees and other fees payable pursuant to this Section and all interest shall be computed on the basis of a year of 360 days, except that (i) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate and (ii) interest computed for any Borrowing denominated in Sterling shall, in each case, be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

SECTION 2.13.  Interest.  (a)  The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)  The Loans comprising each Term Benchmark Borrowing shall bear interest at the Adjusted Term SOFR Rate or the EURIBO Rate, as applicable, for the Interest Period in effect for such Borrowing plus the Applicable Rate.  The Loans comprising each RFR Borrowing shall bear interest at a rate per annum equal to the Adjusted Daily Simple RFR plus the Applicable Rate.

(c)  Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, and an Event of Default under Section 7.01(a), (b), (h) or (i) shall have occurred and be continuing, such overdue amount shall bear interest, on and from such date, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other overdue amount, 2.00% per annum plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.  Payment or acceptance of the increased rates of interest provided for in this paragraph (c) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent, any Issuing Bank or any Lender.

(d)  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of a Revolving Loan of any Class, upon termination of the Revolving Commitments of such Class; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of a Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

SECTION 2.14.  Alternate Rate of Interest.

(a)  Subject to clauses (b), (c), (d), (e), (f) and (g) of this Section 2.14, if:

(i)  the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing of any Class that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate or the EURIBO Rate, as the case may be, for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the Adjusted Daily Simple RFR; provided that no Benchmark Transition Event shall have occurred at such time; or

(ii)  the Administrative Agent is advised by a Majority in Interest of the Lenders of any Class (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing of such Class that the Adjusted Term SOFR Rate or the EURIBO Rate, as the case may be, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period or (B) at any time, the Adjusted Daily Simple RFR will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders of such Class by telephone, facsimile or other electronic imaging as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders of such Class that the circumstances giving rise to such notice no longer exist, (i) in the case of Borrowings denominated in Dollars, (A) any Interest Election Request that requests the conversion of any Borrowing of such Class to, or continuation of any Borrowing of such Class as, a Term Benchmark Borrowing shall be ineffective, and such Borrowing shall be continued as an ABR Borrowing and (B) any Borrowing Request for a Term Benchmark Borrowing of such Class shall be made as a request for an ABR Borrowing, (ii) in the case of Borrowings denominated in Euros, until the Administrative Agent notifies such Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) if such Term Benchmark Loan is denominated in Dollars, then on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall be converted by the Administrative Agent to, and shall constitute, an ABR Loan denominated in Dollars on such day and (ii) if such Term Benchmark Loan is denominated in any Permitted Foreign Currency, then such Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), at the Borrower’s election prior to such day: (A) be prepaid by the Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Permitted Foreign Currency other than Dollars shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time and (iii) in the case of RFR Loans denominated in Sterling, such Loans shall, at the Borrower’s election, either (A) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent thereof) immediately or (B) be prepaid in full immediately.

(b)  Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m., New York City time, on the fifth Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders of each Class.

(c)  Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, with respect to a Loan denominated in Euros, if a Term ESTR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that, this clause (c) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term ESTR Notice.  For the avoidance of doubt, the Administrative Agent shall not be required to deliver any Term ESTR Notice after the occurrence of a Term ESTR Transition Event, and may do so in its sole discretion.

(d)  In connection with the implementation of a Benchmark Replacement, the Administrative Agent and the Borrower will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(e)  The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period.  Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section.

(f)  Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate or Term ESTR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(g)  Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term Benchmark Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, either (x)  the Borrower will be deemed to have converted any request for a Term Benchmark Borrowing denominated in dollars into a request for a Borrowing of or conversion to ABR Loans or (y) any Term Benchmark Borrowing or RFR Borrowing denominated in a Permitted Foreign Currency shall be ineffective.  During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.  Furthermore, if any Term Benchmark Loan or RFR Loan in any Permitted Foreign Currency is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement for such Permitted Foreign Currency is implemented pursuant to this Section 2.14, (i) if such Loan is denominated in Dollars, then on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall be converted by the Administrative Agent to, and shall constitute, an ABR Loan denominated in Dollars on such day or (ii) if such Loan is denominated in any Permitted Foreign Currency, then (x) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), at the Borrower’s election prior to such day: (A) be prepaid by the Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Loan, such Loan denominated in any Permitted Foreign Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time and (y) any RFR Loan shall bear interest at the Central Bank Rate plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate cannot be determined, any outstanding affected RFR Loans, at the Borrower’s election, shall either (A) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Permitted Foreign Currency) immediately or (B) be prepaid in full immediately.

SECTION 2.15.  Increased Costs.  (a)  If any Change in Law shall:

(i)  impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any Issuing Bank;

(ii)  impose on any Lender or any Issuing Bank or the applicable interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)  subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then, from time to time upon request of such Lender, such Issuing Bank or such other Recipient, the Borrower will pay to such Lender, such Issuing Bank or such other Recipient, as applicable, such additional amount or amounts as will compensate such Lender, such Issuing Bank or such other Recipient, as applicable, for such additional costs or expenses incurred or reduction suffered.

(b)  If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has had or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then, from time to time upon the request of such Lender or such Issuing Bank, the Borrower will pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)  A certificate of a Lender or an Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section and the calculation thereof shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender or such Issuing Bank, as applicable, the amount shown as due on any such certificate within 30 days after receipt thereof.

(d)  Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or expenses incurred or reductions suffered more than 180 days prior to the date that such Lender or such Issuing Bank, as applicable, notifies the Borrower of the Change in Law giving rise to such increased costs or expenses or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or expenses or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)  Notwithstanding any other provision of this Section, no Lender or Issuing Bank shall demand compensation for any increased cost or reduction pursuant to this Section if (i) it shall not at the time be the general policy or practice of such Lender or Issuing Bank to demand such compensation in similar circumstances under comparable provisions of other credit agreements and (ii) such increased cost or reduction is due to market disruption, unless such circumstances generally affect the banking market and when the Required Lenders have made such a request.

SECTION 2.16.  Break Funding Payments.  (a)In the event of (i) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (ii) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (whether or not such notice may be revoked in accordance with the terms hereof) or (iv) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19(b) or 9.02(c), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event (excluding loss of profit).  A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section and the reasons therefor, and showing the calculation thereof, shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof. Notwithstanding the foregoing, this Section will not apply to losses, costs or expenses resulting from Taxes.

(b)  With respect to RFR Loans, in the event of (i) the payment of any principal of any RFR Loan other than on the Interest Payment Date applicable thereto (including as a result of an Event of Default), (ii) the failure to borrow or prepay any RFR Loan on the date specified in any notice delivered pursuant hereto (whether or not such notice may be revoked in accordance with the terms hereof), (iii) the assignment of any RFR Loan other than on the Interest Payment Date applicable thereto as a result of a request by the Borrower pursuant to Section 2.19(b) or 9.02(c), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section and the reasons therefor, and showing the calculation thereof, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof. Notwithstanding the foregoing, this Section will not apply to losses, costs or expenses resulting from Taxes.

SECTION 2.17.  Taxes.  (a)  Payment Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party under this Agreement or any other Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)  Payment of Other Taxes by the Loan Parties.  The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)  Evidence of Payment.  As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)  Indemnification by the Loan Parties.  The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)  Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case that are payable or paid by the Administrative Agent in connection with this Agreement or any other Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)  Status of Lenders.  (i)  Any Lender that is entitled to an exemption from, or reduction of, withholding Tax with respect to payments made under this Agreement or any other Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), 2.17(f)(ii)(B) or 2.17(f)(ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)  Without limiting the generality of the foregoing:

(A)  any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B)  any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)  in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under this Agreement or any other Loan Document, executed originals of IRS Form W-8BEN or Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under this Agreement or any other Loan Document, IRS Form W-8BEN or Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)  executed originals of IRS Form W-8ECI;

(3)  in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or Form W-8BEN-E; or

(4)  to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9 and/or another certification document from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct or indirect partner;

(C)  any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from, or a reduction in, U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)  if a payment made to a Lender under this Agreement or any other Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Closing Date.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)  Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts paid pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph, in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this paragraph the payment of which would place such indemnified party in a less favorable net after-Tax position than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)  Survival.  Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under the Loan Documents.

(i)  For purposes of this Section, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

SECTION 2.18.  Payments Generally; Pro Rata Treatment; Sharing of Setoffs.  (a)  Except to the extent otherwise provided herein, the Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 1:00 p.m., New York City time), on the date when due, in immediately available funds, without any defense, setoff, recoupment or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to such account or accounts as may be specified by the Administrative Agent, except that payments required to be made directly to any Issuing Bank shall be so made, payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein.  The Administrative Agent shall distribute any such payment received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment under this Agreement or any other Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder of principal or interest in respect of any Loan or LC Disbursement shall, except as otherwise expressly provided herein, be made in the currency of such Loan or LC Disbursement; all other payments hereunder and under each other Loan Document shall be made in Dollars.

(b)  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans, Term Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, Term Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall notify the Administrative Agent of such fact and shall purchase (for cash at face value) participations in the Revolving Loans, Term Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the aggregate amount of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, Term Loans and participations in LC Disbursements; provided that if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest.  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders or the Issuing Banks, as applicable, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(d) or (e), 2.06(a) or (b), 2.17(e), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations in respect of such payment until all such unsatisfied obligations have been discharged and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.19.  Mitigation Obligations; Replacement of Lenders.  (a)  If any Lender requests compensation under Section 2.15, or if any Loan Party is required to pay any Indemnified Taxes or additional amounts to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or its participation in any Letter of Credit affected by such event, or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agree to pay all reasonable and documented assignment fees in connection with any such designation or assignment and delegation.

(b)  If (i) any Lender has requested compensation under Section 2.15, (ii) a Loan Party is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) any Lender has become a Defaulting Lender or (iv) any Lender has become a Declining Lender under Section 2.22, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or 2.17) and obligations under this Agreement and the other Loan Documents (or, in the case of any such assignment and delegation resulting from a Lender having become a Declining Lender, all its interests, rights and obligations under this Agreement and the other Loan Documents as a Lender of the applicable Class with respect to which such Lender is a Declining Lender) to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable (and, if a Revolving Commitment is being assigned, each Issuing Bank), which consent shall not unreasonably be withheld or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and unreimbursed participations in LC Disbursements, accrued interest thereon, accrued but unpaid fees and all other amounts payable to it hereunder (including, if applicable, the prepayment fee pursuant to Section 2.11(i) (with such assignment being deemed to be an optional prepayment for purposes of determining the applicability of such Section)) (if applicable, in each case only to the extent such amounts relate to its interest as a Lender of a particular Class) from the assignee (in the case of such principal and accrued interest and fees (other than any fee payable pursuant to Section 2.11(i)) or the Borrower (in the case of all other amounts (including any fee payable pursuant to Section 2.11(i)), (C) the Borrower or such assignee shall have paid (unless waived) to the Administrative Agent the processing and recordation fee specified in Section 9.04(b), (D) in the case of any such assignment and delegation resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a material reduction in such compensation or payments and (E) such assignment and delegation does not conflict with applicable law.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver or consent by such Lender or otherwise (including as a result of any action taken by such Lender under paragraph (a) above), the circumstances entitling the Borrower to require such assignment and delegation have ceased to apply. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto.

SECTION 2.20.  Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)  commitment fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b)  the Commitments, Loans and Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders adversely affected thereby shall, except as otherwise provided in Section 9.02, require the consent of such Defaulting Lender in accordance with the terms hereof;

(c)  if any LC Exposure exists at the time a Revolving Lender becomes a Defaulting Lender, then:

(i)  [reserved];

(ii)  all or any part of the LC Exposure (other than any portion thereof attributable to unreimbursed LC Disbursements with respect to which such Defaulting Lender shall have funded its participation as contemplated by Sections 2.05(e) and 2.05(f)) of such Defaulting Lender shall be reallocated among the non-Defaulting Revolver Lenders in accordance with their respective Applicable Percentages but only to the extent that (x) the sum of all non-Defaulting Revolving Lenders’ Revolving Exposures plus such Defaulting Lender’s LC Exposure does not exceed the sum of all non-Defaulting Revolving Lenders’ Revolving Commitments and (y) such reallocation does not cause the aggregate Revolving Exposure of any non-Defaulting Lender to exceed such non-Defaulting Lender’s Revolving Commitment; provided that, subject to Section 9.18, no reallocation under this clause (ii) shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation;

(iii)  if the reallocation described in clause (ii) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent cash collateralize for the benefit of the Issuing Banks the portion of such Defaulting Lender’s LC Exposure that has not been reallocated in accordance with the procedures set forth in Section 2.05(i) for so long as such LC Exposure is outstanding;

(iv)  if any portion of such Defaulting Lender’s LC Exposure is cash collateralized pursuant to clause (iii) above, the Borrower shall not be required to pay participation fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such portion of such Defaulting Lender’s LC Exposure for so long as such Defaulting Lender’s LC Exposure is cash collateralized;

(v)  if any portion of the LC Exposure of such Defaulting Lender is reallocated pursuant to clause (ii) above, then the fees payable to the Lenders pursuant to Sections 2.12(a) and 2.12(b) shall be adjusted to give effect to such reallocation;

(vi)  [reserved]; and

(vii)  if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (ii) or (iii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all participation fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks (and allocated among them ratably based on the amount of such Defaulting Lender’s LC Exposure attributable to Letters of Credit issued by each Issuing Bank) until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d)  so long as such Revolving Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend, renew or extend any Letter of Credit unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be fully covered by the Revolving Commitments of the non-Defaulting Revolving Lenders and/or cash collateral provided by the Borrower in accordance with Section 2.20(c), and participating interests in any such issued, amended, renewed or extended Letter of Credit will be allocated among the non-Defaulting Revolving Lenders in a manner consistent with Section 2.20(c)(ii) (and such Defaulting Lender shall not participate therein).

In the event that (i) a Bankruptcy Event with respect to a Revolving Lender Parent shall occur following the Closing Date and for so long as such Bankruptcy Event shall continue or (ii) any applicable Issuing Bank has a good faith belief that any Revolving Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, such Issuing Bank shall not be required to issue, amend, renew or extend any Letter of Credit, unless such Issuing Bank shall have entered into arrangements with the Borrower or the applicable Revolving Lender, satisfactory to such Issuing Bank to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower and each applicable Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused the applicable Revolving Lender to be a Defaulting Lender, then the LC Exposure of the Revolving Lenders shall be readjusted to reflect the inclusion of such Revolving Lender’s Revolving Commitment and on such date such Revolving Lender shall purchase at par such of the Revolving Loans of the applicable Class of the other Revolving Lenders of such Class as the Administrative Agent shall determine may be necessary in order for such Revolving Lender to hold such Revolving Loans of such Class in accordance with its Applicable Percentage; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Revolving Lender was a Defaulting Lender; provided further that, except as otherwise expressly agreed by the affected parties, no change hereunder from a Defaulting Lender to a non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Revolving Lender’s having been a Defaulting Lender.

SECTION 2.21.  Incremental Extensions of Credit.  (a)  At any time and from time to time, commencing on the Closing Date and ending on the latest Maturity Date, subject to the terms and conditions set forth herein, the Borrower may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request (i) to add one or more additional tranches of term loans denominated in Dollars (the “Incremental Term Loans”), (ii) one or more increases in the aggregate amount of any Class of Term Loans (each such increase, a “Incremental Term Loan Increase”), (iii) to add one or more additional tranches of revolving commitments (each, an “Incremental Revolving Commitment”, and the loans made pursuant thereto, the “Incremental Revolving Loans”), (iv) solely during the Revolving Availability Period, one or more increases in the aggregate amount of the Revolving Commitments (each such increase, a “Revolving Commitment Increase” and, together with the Incremental Term Loans, any Incremental Term Loan Increase, any Alternative Incremental Facility Debt and the Incremental Revolving Commitments, the “Incremental Extensions of Credit”, the Incremental Revolving Commitments and the Incremental Revolving Loans, together with the Incremental Term Loans, any Revolving Commitment Increase and any Incremental Term Loan Increase, the “Incremental Facilities”)) or (v) Alternative Incremental Facility Debt, in an aggregate principal amount of up to (i) the sum of (x) the greater of $300,000,000 and 75.0% of Consolidated EBITDA for the four consecutive fiscal quarters of the Borrower most recently ended on such date for which financial statements have been delivered pursuant to Section 5.01(a) or (b), plus (y) the amount of any voluntary prepayments of the Term Loans and any Alternative Incremental Facility Debt and permanent reductions in the amount of the Revolving Commitments, in each case, to the extent not funded with long-term Indebtedness  (the sum of (x) and (y), the “Incremental Dollar Basket”), plus (ii) an additional amount if both (x) after giving effect to the incurrence of such additional amount and the application of the proceeds therefrom (assuming that the full amount of such Incremental Extensions of Credit being established on such date has been funded on such date), the Consolidated Total Leverage Ratio is equal to or less than 1.50 to 1.00 (assuming any such Incremental Revolving Commitments being established on such date are fully drawn and excluding any amounts incurred concurrently in reliance on the Incremental Dollar Basket) (it being understood that if the proceeds of the relevant Incremental Extensions of Credit will be applied to finance a Limited Condition Transaction and the Borrower has made an LCT Election, compliance with the Consolidated Total Leverage Ratio test prescribed above may be determined as of the LCT Test Date in respect of such Limited Condition Transaction on a Pro Forma Basis) and (y) the Consolidated Total Leverage Ratio as at the end of each of the two most recently ended fiscal quarters for which financial statements have been delivered pursuant to Section 5.01(a) or (b) is equal to or less than 1.50 to 1.00 (this clause (i), the “Incremental Ratio Basket”); provided that, at the time of each such request and upon the effectiveness of each Incremental Facility Amendment, (A) no Event of Default has occurred and is continuing or shall result therefrom (or, in the event the proceeds of any Incremental Extension of Credit are used to finance any Limited Condition Transaction permitted hereunder for which the Borrower has made an LCT Election, no Event of Default shall exist and be continuing as of the LCT Test Date for such Limited Condition Transaction), (B) the representations and warranties of the Borrower and each other Loan Party, as applicable, set forth in the Loan Documents would be true and correct in all material respects (or, in the case of representations and warranties qualified as to materiality or Material Adverse Effect, in all respects) on and as of the date of, and immediately after giving effect to, the incurrence of such Incremental Extension of Credit (or, if incurred in connection with a Limited Condition Transaction, on the LCT Test Date) (provided that in the event the proceeds of any Incremental Extension of Credit are used to finance any Investment permitted hereunder, such condition precedent related to the making and accuracy of such representations and warranties may be waived or limited as agreed between the Borrower and the Lenders providing such Incremental Extension of Credit, without the consent of any other Lenders) and (C) the Borrower shall have delivered a certificate of a Financial Officer to the effect set forth in clauses (A) and (B) above; provided, further that in the event that the Borrower incurs any Incremental Facility or Alternative Incremental Facility Debt in reliance on clause (x) of the Incremental Dollar Basket for the purpose of refinancing all or any portion of the Borrower’s 4.625% Notes due 2024 (the “2024 Notes”), the Borrower shall, within five Business Days of the incurrence of such Indebtedness, apply any Net Proceeds thereof not so applied to the refinancing of the 2024 Notes (including principal, accrued interest and any make-whole premium payable in respect thereof) to the prepayment of Tranche A Term Loans pursuant to Section 2.11(a) (it being agreed that such prepayment shall not reduce the amount of any amortization payments in respect of the Tranche A Term Loans pursuant to Section 2.10).  Each Class of Incremental Term Loans and Incremental Revolving Commitments, and each Revolving Commitment Increase, shall be in an integral multiple of the $5,000,000 and be in an aggregate principal amount that is not less than $25,000,000; provided that such amount may be less than $25,000,000 if such amount represents all the remaining availability under the aggregate principal amount of Incremental Extensions of Credit set forth above.

(b)  The Incremental Facilities (i) shall be documented pursuant to an Incremental Facility Amendment and rank pari passu in right of payment in respect of the Collateral and with the Obligations in respect of the Revolving Commitments and the Initial Term Loans, (ii) shall not have a borrower other than the Borrower, (iii) shall not be secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral or guaranteed by any Subsidiaries other than the Loan Parties and (iv) shall, except as otherwise set forth herein, be on terms and subject to conditions as agreed between the Borrower and the Lenders providing the applicable Incremental Extension of Credit and to the extent such terms (other than with respect to maturity, amortization and pricing) are inconsistent with those governing the other Loans hereunder, the covenants and events of default of any Incremental Facility shall be, when taken as a whole, no more favorable to the Lenders providing the applicable Incremental Facility than the terms governing the Loans hereunder (as determined in good faith by the Borrower), unless (1) the Lenders receive the benefit of such more restrictive terms (it being understood to the extent that any covenant is added for the benefit of any Incremental Facility, no consent shall be required from the Administrative Agent or any Lender to the extent that such covenant is also added for the benefit of the Lenders), (2) such more restrictive terms only apply after the Latest Maturity Date or (3) such terms shall be reasonably satisfactory to the Administrative Agent and the Borrower; provided, further, that (A) any Incremental Tranche A Term Loan shall not have (1) a final maturity date earlier than the Tranche A Term Maturity Date (but may have “springing maturity” provisions that are not more favorable to the lenders than those contained in this Agreement with respect to the Tranche A Term Loans) or (2) a weighted average life to maturity that is shorter than the remaining weighted average life to maturity of the then-remaining Tranche A Term Loans; provided that the requirements set forth in the foregoing clause (A) shall not apply to any Indebtedness consisting of a customary bridge facility so long as such bridge facility converts into long-term Indebtedness that satisfies this clause (A); (B) any Incremental Tranche B Term Loan shall not have (1) a final maturity date earlier than the Maturity Date for any then outstanding Term Loans (but may have “springing maturity” provisions that are not more favorable to the lenders than those contained in this Agreement with respect to the then outstanding Term Loans) or (2) a weighted average life to maturity that is shorter than the remaining weighted average life to maturity of the then-remaining Term Loans; provided that the requirements set forth in the foregoing clause (B) shall not apply to any Indebtedness consisting of a customary bridge facility so long as such bridge facility converts into long-term Indebtedness that satisfies this clause (B); (C) any Incremental Revolving Commitment or any Revolving Commitment Increase shall not have a maturity date that is earlier than the Revolving Maturity Date and shall not require any scheduled amortization or mandatory commitment reductions prior to the Revolving Maturity Date and (D) any Incremental Term Loan Increase shall be treated the same as the Class of Term Loans being increased (including with respect to maturity date thereof), shall be considered to be part of the Class of Term Loans being increased and shall be on the same terms applicable to such Term Loans. Notwithstanding anything to the contrary in this Agreement and for the avoidance of doubt, any Incremental Facility Amendment may contain “most favored lender” and call protection provisions and, in the case of any Incremental Facility Amendment documenting any Incremental Tranche B Term Loan, provisions then customary for loans of such Type.  Notwithstanding the foregoing, if the all-in-yield applicable to any such Incremental Tranche B Term Loan determined as of the initial funding date for such Incremental Tranche B Term Loan is more than 0.50% higher than the corresponding all-in-yield applicable to the Incremental Tranche B Term Loans or the Refinancing Tranche B Term Loans, then the interest rate margin for the Incremental Tranche B Term Loans or the Refinancing Tranche B Term Loans, as the case may be, shall be increased by an amount equal to the difference between the all-in-yield with respect to such Incremental Tranche B Term Loan and the corresponding all-in-yield on the Incremental Tranche B Term Loans or Refinancing Tranche B Term Loans, as applicable, minus 0.50% (for purposes of such calculation and with respect to any such facility, (x) subject to clause (z) below, all-in yield shall be deemed to include all upfront fees and original issue discount (based on a four-year average life to maturity or, if less, the remaining life to maturity) payable to all lenders providing such facility, (y) if the Incremental Tranche B Term Loan includes an interest rate floor greater than the applicable interest rate floor with respect to the Incremental Tranche B Term Loans or the Refinancing Tranche B Term Loans and such floor is greater than the Adjusted Term SOFR Rate for a 3-month Interest Period at such time, such excess amount (above the greater of such floor and such Adjusted Term SOFR Rate) shall be equated to the applicable interest rate margin for purposes of determining whether an increase to the interest rate margin under the Incremental Tranche B Term Loans or the Refinancing Tranche B Term Loans shall be required, but only to the extent an increase in the interest rate floor in the Incremental Tranche B Term Loans or the Refinancing Tranche B Term Loans, as applicable, would cause an increase in the interest rate then in effect thereunder, and in such case, the interest rate floor (but not the interest rate margin) applicable to the Incremental Tranche B Term Loans or the Refinancing Tranche B Term Loans, as applicable, shall be increased to the extent of such excess and (z) all-in yield shall exclude structuring, advisory, success, underwriting, commitment, arrangement, ticking, amendment, consent and similar fees payable in connection therewith whether or not shared with all lenders providing such facility and any other fees not paid by the Borrower generally to all lenders providing such facility ratably or, if only one lender (or affiliated group of lenders) is providing such facility, are fees of the type not customarily shared with lenders generally).

(c)  Any additional bank, financial institution, existing Lender or other Person that elects to extend Incremental Extensions of Credit (i) shall, to the extent a consent would be required under Section 9.04 if such additional bank, financial institution, existing Lender or other Person were taking an assignment of Loans or Commitments, be approved by the Borrower and the Administrative Agent (and, in the case of any Incremental Revolving Commitment or Revolving Commitment Increase, each applicable Issuing Bank) (such approval not be unreasonably withheld) (any such bank, financial institution, existing Lender or other Person being called an “Additional Lender”) and (ii) if not already a Lender, shall become a Lender under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each such Additional Lender and the Administrative Agent.  No Lender shall be obligated to provide any Incremental Extension of Credit unless it so agrees.  Commitments in respect of any Incremental Extension of Credit shall become Commitments (or in the case of any Revolving Commitment Increase to be provided by an existing Revolving Lender, an increase in such Lender’s Revolving Commitment) under this Agreement upon the effectiveness of the applicable Incremental Facility Amendment.  An Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement or to any other Loan Document as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section (including to provide for voting provisions applicable to the Additional Lenders comparable to the provisions of clause (B) of the second proviso of Section 9.02(b)).  To the extent required by the relevant Additional Lenders as set forth in the relevant Incremental Facility Amendment, the effectiveness of any Incremental Facility Amendment and the making of the initial Borrowings thereunder shall be subject to the satisfaction on the effective date thereof of each of the conditions set forth in clauses (a) and (b) of Section 4.02 (it being understood and agreed that all references to a Borrowing in clauses (a) and (b) of Section 4.02 shall be deemed to refer to the applicable Incremental Facility Amendment).

(d)  On the date of effectiveness of any Revolving Commitment Increase, (i) the aggregate principal amount of the Revolving Loans outstanding (the “Existing Revolving Borrowings”) immediately prior to the effectiveness of such Revolving Commitment Increase shall be deemed to be repaid, (ii) each Revolving Commitment Increase Lender that shall have had a Revolving Commitment prior to the effectiveness of such Revolving Commitment Increase shall pay to the Administrative Agent in same day funds an amount equal to the amount, if any, by which (A) (1) such Revolving Commitment Increase Lender’s Applicable Percentage (calculated after giving effect to the effectiveness of such Revolving Commitment Increase) multiplied by (2) the aggregate principal amount of the Resulting Revolving Borrowings (as hereinafter defined) exceeds (B) (1) such Revolving Commitment Increase Lender’s Applicable Percentage (calculated without giving effect to the effectiveness of such Revolving Commitment Increase) multiplied by (2) the aggregate principal amount of the Existing Revolving Borrowings, (iii) each Revolving Commitment Increase Lender that shall not have had a Revolving Commitment prior to the effectiveness of such Revolving Commitment Increase shall pay to the Administrative Agent in same day funds an amount equal to (1) such Revolving Commitment Increase Lender’s Applicable Percentage (calculated after giving effect to the effectiveness of such Revolving Commitment Increase) multiplied by (2) the aggregate principal amount of the Resulting Revolving Borrowings, (iv) after the Administrative Agent receives the funds specified in clauses (ii) and (iii) above, the Administrative Agent shall pay to each Revolving Lender of the Applicable Class the portion of such funds that is equal to the amount, if any, by which (A) (1) such Revolving Lender’s Applicable Percentage (calculated without giving effect to the effectiveness of such Revolving Commitment Increase) multiplied by (2) the aggregate principal amount of the Existing Revolving Borrowings, exceeds (B) (1) such Revolving Lender’s Applicable Percentage (calculated after giving effect to the effectiveness of such Revolving Commitment Increase) multiplied by (2) the aggregate principal amount of the Resulting Revolving Borrowings, (v) after the effectiveness of such Revolving Commitment Increase, the Borrower shall be deemed to have made new Revolving Borrowings (the “Resulting Revolving Borrowings”) in an aggregate principal amount equal to the aggregate principal amount of the Existing Revolving Borrowings and of the Types and for the Interest Periods specified in a Borrowing Request delivered to the Administrative Agent in accordance with Section 2.03 (and the Borrower shall deliver such Borrowing Request), (vi) each Revolving Lender of the Applicable Class shall be deemed to hold its Applicable Percentage of each Resulting Revolving Borrowing (calculated after giving effect to the effectiveness of such Revolving Commitment Increase) and (vii) the Borrower shall pay each Revolving Lender any and all accrued but unpaid interest on its Loans comprising the Existing Revolving Borrowings.  The deemed payments of the Existing Revolving Borrowings made pursuant to clause (i) above shall be subject to compensation by the Borrower pursuant to the provisions of Section 2.16 if the date of the effectiveness of such Revolving Commitment Increase occurs other than on the last day of the Interest Period relating thereto.  Upon each Revolving Commitment Increase pursuant to this Section, each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Revolving Commitment Increase Lender, and each such Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit such that, after giving effect to such Revolving Commitment Increase and each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in Letters of Credit held by each Revolving Lender (including each such Revolving Commitment Increase Lender) will equal such Revolving Lender’s Applicable Percentage.

(e)  Notwithstanding anything to the contrary contained in this Section, unless the Administrative Agent shall agree otherwise, after giving effect to any transaction contemplated in this Section, there shall not be more than six Classes of Loans or Commitments (including any revolving and term loan facilities) hereunder at any one time outstanding.

(f)  The Borrower may (i) incur Incremental Facilities under the Incremental Dollar Basket or the Incremental Ratio Basket in such order as it may elect in its sole discretion and shall be allowed to classify under which basket such Incremental Facilities are being incurred at the time of such Incurrence and (ii) later reclassify Indebtedness incurred under the Incremental Dollar Basket as incurred under the Incremental Ratio Basket, if at the time of such reclassification, the Borrower would have been permitted to incur such Indebtedness under the Incremental Ratio Basket.

SECTION 2.22.  Extension of Maturity Date.

(a)  The Borrower may, by delivery of a Maturity Date Extension Request to the Administrative Agent (which shall promptly deliver a copy thereof to each of the Lenders) not less than 30 days prior to the then-existing Maturity Date for the applicable Class of Commitments and/or Loans hereunder to be extended (the “Existing Maturity Date”), request that the Lenders extend the Existing Maturity Date in accordance with this Section; provided that, for the avoidance of doubt, each Lender may elect to agree or not agree, in its sole discretion, to an extension of a Maturity Date.  Each Maturity Date Extension Request shall (i) specify the applicable Class of Commitments and/or Loans hereunder to be extended, (ii) specify the date to which the applicable Maturity Date is sought to be extended, (iii) specify the changes, if any, to the Applicable Rate to be applied in determining the interest payable on the Loans of, and fees payable hereunder to, Consenting Lenders (as defined below) in respect of that portion of their Commitments and/or Loans extended to such new Maturity Date and the time as of which such changes will become effective (which may be prior to the Existing Maturity Date) and (iv) specify any other amendments or modifications to this Agreement to be effected in connection with such Maturity Date Extension Request; provided that no such changes or modifications requiring approvals pursuant to the provisos to Section 9.02(b) shall become effective prior to the Existing Maturity Date unless such other approvals have been obtained.  In the event a Maturity Date Extension Request shall have been delivered by the Borrower, each Lender shall have the right to agree to the extension of the Existing Maturity Date and other matters contemplated thereby on the terms and subject to the conditions set forth therein (each Lender agreeing to the Maturity Date Extension Request being referred to herein as a “Consenting Lender” and each Lender not agreeing thereto being referred to herein as a “Declining Lender”), which right may be exercised by written notice thereof, specifying the maximum amount of the Commitment and/or Loans of such Lender with respect to which such Lender agrees to the extension of the Maturity Date, delivered to the Borrower (with a copy to the Administrative Agent) not later than a day to be agreed upon by the Borrower and the Administrative Agent following the date on which the Maturity Date Extension Request shall have been delivered by the Borrower (it being understood and agreed that any Lender that shall have failed to exercise such right as set forth above shall be deemed to be a Declining Lender).  If a Lender elects to extend only a portion of its then existing Commitment and/or Loans, it will be deemed for purposes hereof to be a Consenting Lender in respect of such extended portion and a Declining Lender in respect of the remaining portion of its Commitment and/or Loans, and the aggregate principal amount of each Type and currency of Loans of the applicable Class of such Lender shall be allocated ratably among the extended and non-extended portions of the Loans of such Lender based on the aggregate principal amount of such Loans so extended and not extended.  If Consenting Lenders shall have agreed to such Maturity Date Extension Request in respect of Commitments and/or Loans held by them, then, subject to paragraph (d) of this Section, on the date specified in the Maturity Date Extension Request as the effective date thereof (the “Extension Effective Date”), (i) the Existing Maturity Date of the applicable Commitments and/or Loans shall, as to the Consenting Lenders, be extended to such date as shall be specified therein, (ii) the terms and conditions of the applicable Commitments and/or Loans of the Consenting Lenders (including interest and fees (including Letter of Credit fees) payable in respect thereof) shall be modified as set forth in the Maturity Date Extension Request and (iii) such other modifications and amendments hereto specified in the Maturity Date Extension Request shall (subject to any required approvals (including those of the Required Lenders) having been obtained) become effective.

(b)  Notwithstanding the foregoing, the Borrower shall have the right, in accordance with the provisions of Sections 2.19(b) and 9.04, at any time prior to the Existing Maturity Date, to replace a Declining Lender (for the avoidance of doubt, only in respect of that portion of such Lender’s Commitment and/or Loans subject to a Maturity Date Extension Request that it has not agreed to extend) with a Lender or other financial institution that will agree to such Maturity Date Extension Request, and any such replacement Lender shall for all purposes constitute a Consenting Lender in respect of the Commitment and/or Loans assigned to and assumed by it on and after the effective time of such replacement.

(c)  If a Maturity Date Extension Request has become effective hereunder:

(i)  solely in respect of a Maturity Date Extension Request that has become effective in respect of the Revolving Commitments, not later than the fifth Business Day prior to the Existing Maturity Date, the Borrower shall make prepayments of Revolving Loans and shall provide cash collateral in respect of Letters of Credit, in each case, in the manner set forth in Section 2.05(i), such that, after giving effect to such prepayments and such provision of cash collateral, the Aggregate Revolving Exposure as of such date will not exceed the aggregate Revolving Commitments of the Consenting Lenders extended pursuant to this Section (and the Borrower shall not be permitted thereafter to request any Revolving Loan or any issuance, amendment, renewal or extension of a Letter of Credit if, after giving effect thereto, the Aggregate Revolving Exposure would exceed the aggregate amount of the Revolving Commitments so extended);

(ii)  solely in respect of a Maturity Date Extension Request that has become effective in respect of the Revolving Commitments, on the Existing Maturity Date, the Revolving Commitment of each Declining Lender shall, to the extent not assumed, assigned or transferred as provided in paragraph (b) of this Section, terminate, and the Borrower shall repay all the Revolving Loans made by each Declining Lender to the Borrower to the extent such Loans shall not have been so purchased, assigned and transferred, in each case together with accrued and unpaid interest and all fees and other amounts owing to such Declining Lender hereunder, it being understood and agreed that, subject to satisfaction of the conditions set forth in Section 4.02, such repayments may be funded with the proceeds of new Revolving Borrowings made simultaneously with such repayments by the Consenting Lenders, which such Revolving Borrowings shall be made ratably by the Consenting Lenders in accordance with their extended Revolving Commitments; and

(iii)  solely in respect of a Maturity Date Extension Request that has become effective in respect of a Class of Term Loans, on the Existing Maturity Date, the Borrower shall repay all the Loans of such Class made by each Declining Lender to the Borrower, to the extent such Loans shall not have been so purchased, assigned and transferred, in each case together with accrued and unpaid interest and all fees and other amounts owing to such Declining Lender hereunder, it being understood and agreed that, subject to satisfaction of the conditions set forth in Section 4.02, such repayments may be funded with the proceeds of new Revolving Borrowings made simultaneously with such repayments by the Revolving Lenders.

(d)  Notwithstanding the foregoing, no Maturity Date Extension Request shall become effective hereunder unless, on the Extension Effective Date, the conditions set forth in clauses (a) and (b) of Section 4.02 shall be satisfied (with all references in such Section to a Borrowing being deemed to be references to such Maturity Date Extension Request) and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower.

(e)  Notwithstanding any provision of this Agreement to the contrary, it is hereby agreed that no extension of an Existing Maturity Date in accordance with the express terms of this Section, or any amendment or modification of the terms and conditions of the Commitments and the Loans of the Consenting Lenders effected pursuant thereto, shall be deemed to (i) violate the last sentence of Section 2.08(c) or Section 2.18(b) or 2.18(c) or any other provision of this Agreement requiring the ratable reduction of Commitments or the ratable sharing of payments or (ii) require the consent of all Lenders or all affected Lenders under Section 9.02(b).

(f)  The Borrower, the Administrative Agent and the Consenting Lenders may enter into an amendment to this Agreement to effect such modifications as may be necessary to reflect the terms of any Maturity Date Extension Request that has become effective in accordance with the provisions of this Section.

(g)  Notwithstanding anything to the contrary contained in this Section, unless the Administrative Agent shall agree otherwise, after giving effect to any transaction contemplated in this Section, there shall not be more than six Classes of Loans or Commitments (including any revolving and term loan facilities) hereunder at any one time outstanding.

SECTION 2.23.  Refinancing Facilities.  (a) The Borrower may, on one or more occasions, by written notice to the Administrative Agent, obtain Refinancing Term Loan Indebtedness. Each such notice shall specify the date (each, a “Refinancing Effective Date”) on which the Borrower proposes that such Refinancing Term Loan Indebtedness shall be made, which shall be a date not less than five Business Days after the date on which such notice is delivered to the Administrative Agent; provided that:

(i)  no Event of Default of the type set forth in Section 7.01(a), (b), (h) (with respect to the Borrower) or (i) (with respect to the Borrower) shall have occurred and be continuing;

(ii)  substantially concurrently with the incurrence of such Refinancing Term Loan Indebtedness, the Borrower shall repay or prepay then outstanding Term Borrowings of the applicable Class made to the Borrower (together with any accrued but unpaid interest thereon and any prepayment premium with respect thereto) in an aggregate principal amount equal to the Net Proceeds of such Refinancing Term Loan Indebtedness, and any such prepayment of Term Borrowings of such Class shall be applied to reduce the subsequent scheduled repayments of Term Borrowings of such Class to be made pursuant to Section 2.09(a) ratably,

(iii)  such notice shall set forth, with respect to the Refinancing Term Loan Indebtedness established thereby in the form of Refinancing Term Loans, to the extent applicable, the following terms thereof: (a) the designation of such Refinancing Term Loans as a new “Class” for all purposes hereof, (b) the stated termination and maturity dates applicable to the Refinancing Term Loans of such Class, (c) amortization applicable thereto and the effect thereon of any prepayment of such Refinancing Term Loans, (d) the interest rate or rates applicable to the Refinancing Term Loans of such Class, (e) the fees applicable to the Refinancing Term Loans of such Class, (f) any original issue discount applicable thereto, (g) the initial Interest Period or Interest Periods applicable to Refinancing Term Loans of such Class and (h) any voluntary or mandatory commitment reduction or prepayment requirements applicable to Refinancing Term Loans of such Class (which prepayment requirements may provide that such Refinancing Term Loans may participate in any mandatory prepayment on a pro rata basis with any Class of existing Term Loans, but may not provide for prepayment requirements that are materially more favorable to the Lenders holding such Refinancing Term Loans than to the Lenders holding such Class of Term Loans) and any restrictions on the voluntary or mandatory reductions or prepayments of Refinancing Term Loans of such Class, and

(iv)  such Refinancing Term Loan Indebtedness will, to the extent secured, rank pari passu or junior in right of payment and of security with the other Loans and Commitments hereunder on the terms set out in an Acceptable Intercreditor Agreement.

(b)  Any Lender or any other Eligible Assignee approached by the Borrower to provide all or a portion of the Refinancing Term Loan Indebtedness may elect or decline, in its sole discretion, to provide any Refinancing Term Loan Indebtedness.

(c)  Any Refinancing Term Loans shall be established pursuant to a Refinancing Facility Agreement executed and delivered by the Borrower, each Refinancing Term Lender providing such Refinancing Term Loan and the Administrative Agent, which shall be consistent with the provisions set forth in clause (a) above (but which shall not require the consent of any other Lender).  Each Refinancing Facility Agreement shall be binding on the Lenders, the Loan Parties and the other parties hereto and may effect amendments to the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect provisions of this Section, including any amendments necessary to treat such Refinancing Term Loans as a new “Class” of loans hereunder.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Facility Agreement.

(d)  Notwithstanding anything to the contrary contained in this Section, unless the Administrative Agent shall agree otherwise, after giving effect to any transaction contemplated in this Section, there shall not be more than six Classes of Loans or Commitments (including any revolving and term loan facilities) hereunder at any one time outstanding.

ARTICLE III

Representations and Warranties

The Borrower (with respect to itself and, where applicable, the Restricted Subsidiaries) represents and warrants to the Administrative Agent, each of the Issuing Banks and each of the Lenders that:

SECTION 3.01.  Organization; Powers.  Each of the Borrower and the Restricted Subsidiaries (a) is duly organized, validly existing and, to the extent that such concept is applicable in the relevant jurisdiction, in good standing (to the extent such concept exists in the relevant jurisdictions) under the laws of the jurisdiction of its organization (except, in the case of any Restricted Subsidiary, to the extent the failure to be so could not (either individually or in the aggregate) reasonably be expected to result in a Material Adverse Effect), (b) has the corporate or other organizational power and authority to carry on its business as now conducted, to execute, deliver and perform its obligations under this Agreement and each other Loan Document and (c) except where the failure to be so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and, to the extent that such concept exists in the relevant jurisdiction, is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02.  Authorization; Due Execution and Delivery; Enforceability.  This Agreement has been duly authorized, executed and delivered by the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Borrower or such Loan Party, as applicable, enforceable against such Person in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03.  Governmental Approvals; No Conflicts.  Except as set forth on Schedule 3.03, the execution, delivery and performance by each Loan Party of each Loan Document to which it is a party (a) as of the date such Loan Document is executed, do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except (i) filings necessary to perfect Liens created under the Loan Documents or (ii) where failure to obtain such consent or approval, or make such registration or filing, in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (b) will not violate any Requirement of Law applicable to the Borrower or any Restricted Subsidiary, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any Restricted Subsidiary or their respective assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by the Borrower or any Restricted Subsidiary or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation thereunder, except with respect to any violation, default, payment, repurchase, redemption, termination, cancellation or acceleration under this clause (c) or clause (b) above that would not reasonably be expected to have a Material Adverse Effect and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any Restricted Subsidiary, except Liens created under the Loan Documents or permitted by Section 6.02.

SECTION 3.04.  Financial Condition; No Material Adverse Change. (a)  The Audited Financial Statements and the Unaudited Financial Statements present fairly, in all material respects, the financial position of the Borrower and the Subsidiaries on a combined consolidated basis as of such dates and their results of operations and cash flows for the period covered thereby, and were prepared in accordance with GAAP consistently applied throughout the period covered thereby except as otherwise expressly noted therein, subject to normal year-end audit adjustments and, in the case of the Unaudited Financial Statements, the absence of footnotes.

(b)  Since December 31, 2018, no event, change or condition has occurred that has had, or would reasonably be expected to have, a Material Adverse Effect.

SECTION 3.05.  Properties.  (a)   Each of the Borrower and the Restricted Subsidiaries has good title to, or valid leasehold (or license or similar) interests in or other limited property interests in, all its real and personal property necessary for the conduct of its business (including the Mortgaged Properties), (i) free and clear of Liens, other than Liens expressly permitted by Section 6.02 and (ii) except for minor defects in title or interest that do not interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes, in each case, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)          To the knowledge of the Borrower or any Restricted Subsidiary, (i) each of the Borrower and the Restricted Subsidiaries owns, or has a valid and enforceable right to use, any and all trademarks, service marks, trade names, corporate names, logos, domain names, URLs, copyrights (including published and unpublished works of authorship, website and mobile content, data and other compilations of information, and any moral rights therein or thereto), rights in software, patents, patent rights, trade secrets, database rights, design rights and any and all other intellectual property or similar proprietary rights throughout the world and all common law rights, registrations and applications for registrations, renewals, extensions, reissuances and divisionals therefor (collectively, “IP Rights”) that are used in or necessary for its business as currently conducted, and (ii) the use thereof by the Borrower and each Restricted Subsidiary does not infringe upon, misappropriate or otherwise violate the rights of any other Person, except, in each case of (i) and (ii), for any such failures to own or have rights to use, or any such infringements, misappropriations or other violations that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No claim or litigation regarding any IP Rights owned or used by the Borrower or any Restricted Subsidiary is pending or, to the knowledge of the Borrower or any Restricted Subsidiary, threatened against the Borrower or any Restricted Subsidiary that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06.  Litigation and Environmental Matters.  (a)  There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any Restricted Subsidiary that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b)  Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, none of the Borrower or any Restricted Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability or, to the knowledge of the Borrower or any Restricted Subsidiary, there is a reasonable basis for any such Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability, or (iv) is reasonably expected to incur any Environmental Liability with respect to any Release on any real property now or previously owned, leased or operated by it.

SECTION 3.07.  Compliance with Laws.  Each of the Borrower and the Restricted Subsidiaries is in compliance with all Requirements of Law, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08.  Sanctions; Anti-Corruption Laws.  The Borrower has implemented and maintains in effect policies and procedures designed to promote compliance by the Borrower, the Restricted Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower and the Restricted Subsidiaries and their respective officers and employees (when acting in their role as officers and employees) and to the knowledge of the Borrower, the respective directors of the Borrower and its Restricted Subsidiaries (when acting in their role as directors) and agents (in their capacity as such) are in compliance in all material respects with Anti-Corruption Laws and applicable Sanctions and are not knowingly engaged in any activity that would reasonably be expected to result in the Borrower being designated as a Sanctioned Person.  None of the Borrower, any Restricted Subsidiary or any of their respective directors, officers or employees is a Sanctioned Person.  None of the Borrower or any Restricted Subsidiary is operating, organized or resident in any Sanctioned Country.

SECTION 3.09.  Investment Company Status.  None of the Borrower or any other Loan Party is required to register as an “investment company” under the Investment Company Act.

SECTION 3.10.  Federal Reserve Regulations.  None of the Borrower or any Restricted Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors) or extending credit for the purpose of purchasing or carrying margin stock.  No part of the proceeds of the Loans will be used, directly or indirectly, for any purpose that violates the provisions of Regulations U or X of the Board of Governors.

SECTION 3.11.  Taxes.  Except to the extent that failure to do so would not reasonably be expected to result in a Material Adverse Effect, each of the Borrower and each Restricted Subsidiary (a) has timely filed or caused to be timely filed all Tax returns and reports required to have been filed by it and (b) has timely paid or caused to be timely paid all Taxes required to have been paid by it, except where the validity or amount thereof is being contested in good faith by appropriate proceedings and where the Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves therefor in conformity with GAAP.

SECTION 3.12.  ERISA.  (a)  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no ERISA Event has occurred or is reasonably expected to occur.

(b)  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) each Foreign Pension Plan is in compliance in all material respects with all Requirements of Law applicable thereto and the respective requirements of the governing documents for such plan, (ii) with respect to each Foreign Pension Plan, none of the Borrower, its Affiliates or any of their respective directors, officers, employees or agents has engaged in a transaction that could subject the Borrower or any Restricted Subsidiary, directly or indirectly, to a tax or civil penalty and (iii) with respect to each Foreign Pension Plan, any underfunding has been reflected in the financial statements furnished to Lenders in respect of any unfunded liabilities in accordance with GAAP.

SECTION 3.13.  Disclosure(a)  . As of the Closing Date, no reports, financial statements, certificates or other written information furnished by or on behalf of the Borrower or any Restricted Subsidiary to the Arrangers, the Administrative Agent, any Issuing Bank or any Lender on or before the Closing Date in connection with the negotiation of this Agreement or any other Loan Document, included herein or therein or furnished hereunder or thereunder (as modified or supplemented by other information so furnished and taken as a whole) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information, when taken as a whole, was prepared in good faith based upon assumptions believed by it to be reasonable at the time so furnished (it being understood and agreed that (i) such projected financial information is merely a prediction as to future events and are not to be viewed as facts, (ii) such projected financial information is subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower or any of the Restricted Subsidiaries and (iii) no assurance can be given that any particular projected financial information will be realized and that actual results during the period or periods covered by any such projected financial information may differ significantly from the projected results and such differences may be material).

SECTION 3.14.  Subsidiaries.  As of the Closing Date, Schedule 3.14 sets forth the name of, and the ownership interest of the Borrower and each Subsidiary in, each Subsidiary and identifies each Subsidiary that is a Loan Party, after giving effect to the Transactions.

SECTION 3.15.  Solvency.  As of the Closing Date, after giving effect to the Transactions, (a) the fair value of the assets of the Borrower and the Restricted Subsidiaries, taken as a whole, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of the Borrower and the Restricted Subsidiaries, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Borrower and the Restricted Subsidiaries, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (d) the Borrower and the Restricted Subsidiaries, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted.  For purposes of this Section, the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

SECTION 3.16.  Collateral Matters.  (a)   Each Security Document, is effective to create (to the extent described therein) in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid, enforceable security interest in the Collateral to the extent intended to be created thereby and (x) when all financing statements and other appropriate filings or recordings are made in the appropriate offices as may be required under applicable law and filings and recordation with the United States Patent and Trademark Office and the United States Copyright Office (which filings or recordings shall be made to the extent required by the applicable Security Document) and (y) when the taking of possession by the Administrative Agent of such Collateral with respect to which a security interest may be perfected by possession (which possession shall be given to the Administrative Agent to the extent possession by the Administrative Agent is required by the applicable Security Document) occurs, together with appropriate stock powers or other similar instruments of transfer duly executed in blank, then the security interests created by the Security Documents shall constitute so far as possible under relevant law fully perfected Liens on, and security interests in (in each case with respect to such Liens and security interests, to the extent intended to be created thereby and required to be perfected under the Loan Documents) all right, title and interest of the Loan Parties in such Collateral in each case prior and superior in right to any other Person, subject to Liens permitted under Section 6.02.

(b)  Each Mortgage, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in all the applicable mortgagor’s right, title and interest in and to the Mortgaged Properties subject thereto and the proceeds thereof under the laws of the relevant jurisdiction as indicated in the Mortgage, and when the Mortgages have been filed in the jurisdictions specified therein, the Mortgages will constitute a fully perfected security interest in all right, title and interest of the mortgagors in the Mortgaged Properties and the proceeds thereof under the laws of the relevant jurisdiction as indicated in the Mortgage, prior and superior in right to any other Person, but subject to Liens permitted under Section 6.02.

(c)  Upon the recordation of the Collateral Agreement (or short-form intellectual property security agreements in form and substance substantially similar to the Patent Security Agreement, Trademark Security Agreement and/or Copyright Security Agreement (each as defined in the Collateral Agreement)) with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and the filing of the financing statements referred to in paragraph (a) of this Section, the security interest created under the Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the Collateral Agreement) described therein in which a security interest may be perfected by such filing of such documents in the United States of America, in each case prior and superior in right to any other Person, but subject to Liens permitted under Section 6.02 (it being understood and agreed that subsequent recordings in the United States Patent and Trademark Office or the United States Copyright Office may be necessary pursuant to Section 4.05(e) of the Collateral Agreement or to perfect a security interest in such Intellectual Property acquired by the Loan Parties after the Closing Date).

ARTICLE IV

Conditions

SECTION 4.01.  Closing Date.  The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)  The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include facsimile transmission or other electronic imaging of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)  The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders) of (i) Gibson, Dunn & Crutcher LLP, external counsel for the Loan Parties, (ii) Day Pitney LLP, external Connecticut counsel for the Loan Parties and (iii) Julie Solomon, internal counsel for the Loan Parties, in each case (A) dated as of the Closing Date and (B) in form and substance reasonably satisfactory to the Administrative Agent.

(c)  The Administrative Agent shall have received a copy of (i) each organizational document of each Loan Party certified, to the extent applicable, as of a recent date by the applicable Governmental Authority, (ii) signature and incumbency certificates of the responsible officers of each Loan Party executing the Loan Documents to which it is a party, (iii) copies of resolutions of the board of directors or managers, shareholders, partners, and/or similar governing bodies of each Loan Party approving and authorizing the execution, delivery and performance of Loan Documents to which it is a party, certified as of the Closing Date by a secretary, an assistant secretary or a responsible officer of such Loan Party as being in full force and effect without modification or amendment and (iv) a good standing certificate (to the extent such concept, or an analogous concept, exists) from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation.

(d)  The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer or the President or a Vice President of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(e)  The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced at least three Business Days prior to the Closing Date (or such shorter period agreed by the Borrower in its sole discretion), reimbursement or payment of all reasonable, documented and invoiced out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party hereunder, under any other Loan Document or under any other agreement entered into by any of the Arrangers, the Administrative Agent and the Lenders, on the one hand, and any of the Loan Parties, on the other hand;  provided that such amounts may be offset against the proceeds of the Term Loans.

(f)  (i) The Administrative Agent shall have received, at least three Business Days prior to the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, that has been requested at least 10 Business Days prior to the Closing Date and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation and a Lender has requested in a written notice to the Borrower at least 10 Business Days prior to the Closing Date a Beneficial Ownership Certification in relation to the Borrower, such Lender shall have received such Beneficial Ownership Certification with respect to the Borrower at least three Business Days prior to the Closing Date (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the conditions set forth in this clause (f) shall be deemed to be satisfied).

(g)  Except as provided by Section 5.15 herein, the Collateral and Guarantee Requirement shall have been satisfied, and the Administrative Agent, on behalf of the Secured Parties, shall have a perfected security interest in the Collateral of the type and priority described in each Security Document (except as otherwise set forth in the Collateral and Guarantee Requirement or Section 5.15).  The Administrative Agent shall have received a completed Perfection Certificate dated the Closing Date and signed by a Financial Officer or legal officer of each of the Borrower, together with all attachments contemplated thereby.

(h)  The Administrative Agent shall have received evidence that the insurance required by Section 5.07(a) and the Security Documents is in effect; provided that to the extent that, notwithstanding its use of commercially reasonable efforts in respect thereof, the Borrower is unable to comply with Section 5.07(a), such compliance shall not constitute a condition precedent under this Section but shall instead be required within 30 days following the Closing Date (or such longer period as the Administrative Agent may agree in its sole discretion).

(i)  The Lenders shall have received a certificate from a Financial Officer of the Borrower, substantially in the form of Exhibit L, certifying as to the solvency of the Borrower and its Restricted Subsidiaries as of the Closing Date on a consolidated basis after giving effect to the Transactions.

(j)  Prior to or substantially contemporaneously with the initial funding of Loans on the Closing Date, all principal, premium, if any, interest, fees and other amounts due or outstanding under the Borrower’s (i) Credit Agreement dated as of January 6, 2015, (ii) Credit Agreement dated as of January 5, 2016 and (iii) Credit Agreement dated as of August 30, 2017, shall in each case have been or shall be paid in full, the commitments thereunder shall have been or shall be terminated and any guarantees and Liens existing in connection therewith shall have been or shall be discharged and released, and the Administrative Agent shall have received reasonably satisfactory evidence thereof (collectively, the “Refinancing”).

(k)  The Borrower shall have delivered to the Administrative Agent the notice required by Section 2.03.

The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding.

SECTION 4.02.  Each Credit Event.  On or after the Closing Date, the obligations of the Lenders to make Loans on the occasion of any Borrowing (except for the initial Borrowings under any Incremental Facility, to the extent otherwise provided in the applicable Incremental Facility Amendment in accordance with Section 2.21(c)), and of the Issuing Banks to issue, amend, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a)  The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (or, in the case of representations and warranties qualified as to materiality or Material Adverse Effect, in all respects) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be true and correct in all material respects (or in all respects, as applicable) as of such earlier date.

(b)  At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

(c)  Solely with respect to a Revolving Borrowing, immediately after giving effect to such Revolving Borrowing, the aggregate amount of unrestricted cash and Permitted Investments of the Borrower and the Restricted Subsidiaries shall not exceed $700,000,000.

(d)  Solely with respect to a Revolving Borrowing, the proceeds of such Revolving Borrowing are not intended to be used (and shall not be used) for the purpose of (in the good faith determination of the Borrower) directly repaying any outstanding obligations under the First Lien Note Documents or the Existing Senior Notes Documents; provided, that, for avoidance of doubt, the Borrower may, in its sole discretion, repay the obligations under the First Lien Note Documents or the Existing Senior Note Documents with excess cash generated from business operations and/or proceeds from any Refinancing Indebtedness thereof, in each case, to the extent otherwise permitted hereunder.

(e)  The Borrower shall have delivered to the Administrative Agent a request for Borrowing that complies with the requirements set forth in Section 2.03.

Each Borrowing (provided that a conversion or a continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this Section) (other than as set forth above in this Section with respect to the initial Borrowings under any Incremental Facility), and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b), (c) and (d) of this Section.

ARTICLE V

Affirmative Covenants

From and including the Closing Date and until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts (other than contingent amounts not yet due) payable under this Agreement or any other Loan Document shall have been paid in full and all Letters of Credit (other than those collateralized or back-stopped on terms reasonably satisfactory to the applicable Issuing Bank) shall have expired or been terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01.  Financial Statements and Other Information.  The Borrower will furnish to the Administrative Agent, which shall furnish to each Lender, the following:

(a)  within 100 days after the end of each fiscal year of the Borrower (or such later date as Form 10-K of the Borrower is required to be filed with the SEC taking into account any extension granted by the SEC, provided that the Borrower gives the Administrative Agent notice of any such extension), its audited consolidated balance sheet and audited consolidated statements of income, comprehensive income, stockholders’ equity and cash flows as of the end of and for such fiscal year, and related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, prepared in accordance with generally accepted auditing standards and reported on by an independent public accountants of recognized national standing (without a “going concern” or like qualification, exception or statement and without any qualification or exception as to the scope of such audit, but may contain a “going concern” or like qualification that is due to (i) an upcoming maturity date of any Indebtedness occurring within one year from the time such opinion is delivered or (ii) any potential inability to satisfy a financial maintenance covenant on a future date or in any future period) to the effect that such financial statements present fairly in all material respects the financial condition, results of operations and cash flow of the Borrower and its Subsidiaries on a consolidated basis as of the end of and for such fiscal year and accompanied by a narrative report describing the financial position, results of operations and cash flow of the Borrower and its consolidated Subsidiaries;

(b)  within 50 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or such later date as Form 10-Q of the Borrower is required to be filed with the SEC taking into account any extension granted by the SEC, provided that the Borrower gives the Administrative Agent notice of any such extension), its unaudited consolidated balance sheet and unaudited consolidated statements of income, comprehensive income and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries on a consolidated basis as of the end of and for such fiscal quarter and such portion of the fiscal year in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, and accompanied by a narrative report describing the financial position, results of operations and cash flow of the Borrower and its consolidated Subsidiaries;

(c)  concurrently with each delivery of financial statements under clause (a) or (b) above (or otherwise within five Business Days thereof), a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and is continuing and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) setting forth reasonably detailed calculations (A) demonstrating compliance with the covenants contained in Sections 6.12 and 6.13 and (B) in the case of financial statements delivered under clause (a) above and, solely to the extent the Borrower would be required to prepay the Term Loans pursuant to Section 2.11(d), beginning with the financial statements for the fiscal year of the Borrower ending December 31, 2020, of Excess Cash Flow;

(d)  within 90 days after the end of each fiscal year of the Borrower (or such longer period as permitted under Section 5.01(a)), a detailed consolidated budget for the current fiscal year (including selected balance sheet items and consolidated statements of projected income and free cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget);

(e)  concurrently with each delivery of financial statements under clause (a) above (or otherwise within five Business Days thereof), a certificate of a Financial Officer or legal officer of the Borrower setting forth the information required pursuant to the Perfection Certificate or confirming that there has been no change in such information since the date of such certificate or the date of the most recent certificate delivered pursuant to this Section 5.01(e);

(f)  promptly after the same becomes publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Restricted Subsidiary with the SEC or with any national securities exchange, or distributed by the Borrower to the holders of its Equity Interests generally, as applicable;

(g)  promptly following any request therefor, but subject to the limitations set forth in the proviso to the last sentence of Section 5.09 and Section 9.12, such other information regarding the operations, business affairs, assets, liabilities (including contingent liabilities) and financial condition of the Borrower or any Restricted Subsidiary, or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent, any Issuing Bank or any Lender, may reasonably request; provided that none of the Borrower or any Restricted Subsidiary will be required to provide any information (i) that constitutes non-financial trade secrets or non-financial proprietary information of the Borrower or any Restricted Subsidiary or any of their respective customers and suppliers, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives) is prohibited by applicable Requirements of Law or (iii) the revelation of which would violate any confidentiality obligations owed to any third party by the Borrower or any Restricted Subsidiary (not created in contemplation thereof); provided, further, that if any information is withheld pursuant to clause (i), (ii), or (iii) above, the Borrower or any Restricted Subsidiary shall promptly notify the Administrative Agent of such withholding of information and the basis therefor; and

(h)  commencing with the first fiscal month ending after the Seventh Amendment Effective Date, within ten (10) Business Days of each fiscal month during the Liquidity Test Period, a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail a calculation of Liquidity as of the end of such fiscal month and demonstrating compliance with the covenant set forth in Section 6.18.

Information required to be furnished pursuant to clause (a), (b), (f) or (g) of this Section shall be deemed to have been furnished if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on the Platform or shall be available on the website of the SEC at http://www.sec.gov.  Information required to be furnished pursuant to this Section may also be furnished by electronic communications pursuant to procedures approved by the Administrative Agent.

The Borrower shall conduct a quarterly meeting (which may be a telephonic meeting) that the Lenders may attend to discuss the financial condition and results of operations of the Borrower for the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b), at a date and time within 60 days of the end of such fiscal quarter (but in any event, no earlier than the date financial statements of the Borrower are delivered pursuant to pursuant to Section 5.01(a) or (b)) to be determined by the Borrower with reasonable advance notice to the Administrative Agent; provided that the Borrower may satisfy the foregoing obligation with respect to any fiscal quarter if a quarterly public earnings call is held with respect to such fiscal quarter.

SECTION 5.02.  Notices of Material Events.  The Borrower will furnish to the Administrative Agent, which shall furnish to each Issuing Bank and each Lender, promptly (and in any event, within five Business Days) after a responsible officer of the Borrower acquires knowledge thereof, written notice of the following:

(a)  the occurrence of any Default;

(b)  to the extent permitted by the Requirements of Law, the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of a Financial Officer or another executive officer of the Borrower or any Restricted Subsidiary, affecting the Borrower or any Restricted Subsidiary, that in each case would reasonably be expected to result in a Material Adverse Effect;

(c)  the occurrence of any Environmental Liability or ERISA Event that has resulted, or would reasonably be expected to result, in a Material Adverse Effect; and

(d)  any other any development, circumstance, or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice delivered under this Section (i) shall be in writing, (ii) shall contain a heading or a reference line that reads “Notice under Section 5.02 of the Credit Agreement dated as of November 1, 2019” and (iii) shall be accompanied by a written statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.  Information Regarding Collateral.  The Borrower will furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s legal name, as set forth in such Loan Party’s organizational documents, (ii) in the jurisdiction of incorporation or organization of any Loan Party, (iii) in the form of organization of any Loan Party or (iv) in any Loan Party’s organizational identification number (or the equivalent thereof in each applicable jurisdiction), if any, or, with respect to a Loan Party organized under the laws of a jurisdiction that requires such information to be set forth on the face of a Uniform Commercial Code financing statement (or the equivalent thereof in each applicable jurisdiction, including any Specified Foreign Jurisdiction, to the extent applicable), the Federal Taxpayer Identification Number of such Loan Party (or the equivalent thereof in the applicable jurisdiction of a Loan Party that is a Specified Foreign Subsidiary).

SECTION 5.04.  Existence; Conduct of Business.  The Borrower will, and will cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to maintain, preserve, protect, enforce, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises and IP Rights in each case to the extent necessary for the conduct of its business; provided that the foregoing shall not prohibit (i) any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or (ii) the Borrower and each Restricted Subsidiary from allowing registered or applied-for IP Rights to lapse, expire, become abandoned or otherwise terminate in the ordinary course of business or where, in its reasonable business judgment, the lapse, expiration, abandonment or termination would not materially interfere with the business of the Borrower or any Restricted Subsidiary, as applicable.

SECTION 5.05.  Payment of Taxes.  The Borrower will, and will cause each of its Restricted Subsidiaries to, pay its Tax liabilities before the same shall become delinquent or in default, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06.  Maintenance of Properties.  Except if failure to do so would not reasonably be expected to have a Material Adverse Effect, the Borrower will, and will cause each of its Restricted Subsidiaries to,  (i) keep and maintain all property necessary for the conduct of its business in good working order and condition, ordinary wear and tear excepted and casualty and condemnation excepted and (ii) maintain, preserve and protect, as applicable, the confidentiality, validity and enforceability of the Material Intellectual Property.

SECTION 5.07.  Insurance.  (a) The Borrower will, and will cause each of its Restricted Subsidiaries to, maintain, with financially sound and reputable insurance companies (or, to the extent consistent with past practices of the Loan Parties or otherwise in accordance with applicable laws and good business practices, self-insurance), insurance in such amounts (with no greater risk retention) and against such risks as are consistent with the past practices of the Loan Parties or otherwise as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations.  The Borrower shall take commercially reasonable efforts cause the main property and liability policies maintained by or on behalf of the Borrower to (a) name the Administrative Agent, on behalf of the Secured Parties, as an additional insured thereunder and (b)  contain a loss payable clause or endorsement that names the Administrative Agent, on behalf of the Secured Parties, as the loss payee thereunder.

(b) With respect to each Mortgaged Property that is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, the applicable Loan Party has obtained, and will maintain, with financially sound and reputable insurance companies, such flood insurance as is required under the Flood Insurance Laws. The Borrower will furnish to the Lenders, upon reasonable request of the Administrative Agent, information in reasonable detail with respect to such insurance; provided that no Loan Party shall be required to deliver original copies of any insurance policies.

SECTION 5.08.  [Reserved].

SECTION 5.09.  Books and Records; Inspection and Audit Rights.  The Borrower will, and will cause each of its Restricted Subsidiaries to keep proper books of record and accounts in which full, true and correct entries, in conformity with GAAP and all Requirements of Law are made of all dealings and transactions in relation to its business and activities.  The Borrower will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon at least 3 Business Days’ notice, to visit and inspect its properties, to examine and make extracts from its books and records, to discuss its affairs, finances and condition with its officers and independent accountants; provided that, unless an Event of Default shall have occurred and be continuing, the Borrower shall be provided an opportunity to participate in any such discussions with such accountants, all at such reasonable times during regular office hours but no more often than one (1) time during any calendar year absent the existence of an Event of Default; provided that excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise visitation and inspection rights of the Administrative Agent and the Lenders under this Section; provided, further that none of the Borrower or any Restricted Subsidiary will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Requirement of Law or any binding agreement (not created in contemplation thereof) or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

SECTION 5.10.  Compliance with Laws.  The Borrower will, and will take reasonable action to cause each of its Restricted Subsidiaries to, comply with all Requirements of Law (including ERISA, Environmental Laws and the USA PATRIOT Act) with respect to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.11.  Use of Proceeds; Letters of Credit.  (a)  The proceeds of the Term Loans, together with cash on hand, will be used solely for (i) the payment of fees and expenses payable in connection with the Transactions, (ii) the Refinancing and (iii) general corporate purposes.  On the Closing Date, the proceeds of the Revolving Loans will be used for working capital and other general corporate purposes of the Restricted Group.  Thereafter, the proceeds of the Revolving Loans, as well as the proceeds of any Incremental Extension of Credit (unless otherwise provided in the applicable Incremental Facility Amendment) will be used for working capital and other general corporate purposes, including acquisitions and other Investments and Restricted Payments permitted by this Agreement, of the Borrower and the Restricted Subsidiaries. No part of the proceeds of any Loan will be used in violation of the representation set forth in Section 3.10.  Letters of Credit will be used by the Borrower and the Restricted Subsidiaries for general corporate purposes.

(b)  The Borrower will not request any Borrowing or any Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its and their respective directors, officers and employees shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay or authorization of the payment or giving of money, or anything else of value, to any Person in material violation of any Anti-Corruption Laws by the Borrower or any of its Subsidiaries, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

(c)  The Borrower will not request any Revolving Borrowing, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers and employees shall not use, the proceeds of any Revolving Borrowing for the purpose of (in the good faith determination of the Borrower) directly repaying any outstanding obligations under the First Lien Note Documents or the Existing Senior Notes Documents; provided, that, for avoidance of doubt, the Borrower may, in its sole discretion, repay the obligations under the First Lien Note Documents or the Existing Senior Note Documents with excess cash generated from business operations and/or proceeds from any Refinancing Indebtedness thereof, in each case, to the extent otherwise permitted hereunder.

SECTION 5.12.  Additional Subsidiaries.  (a)  If any additional Subsidiary (other than any Excluded Subsidiary) is formed or acquired or if any Subsidiary ceases to be an Excluded Subsidiary or becomes a Designated Subsidiary, in each case after the Closing Date, the Borrower will, as promptly as practicable and, in any event, within 90 days (or such longer period as the Administrative Agent, acting reasonably, may agree to in writing (including electronic mail)) after such Subsidiary is formed or acquired or ceases to be an Excluded Subsidiary or becomes a Designated Subsidiary, notify the Administrative Agent thereof and, to the extent applicable, cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary (and any Material Real Property owned by such Subsidiary) and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party and such other documents, certificates and opinions consistent with those delivered pursuant to Sections 4.01(b) and (c) that the Administrative Agent may reasonably request with respect to such Subsidiary.

(b)  The Borrower may designate by writing to the Administrative Agent any wholly owned Restricted Subsidiary that is a U.S. Subsidiary or a Designated Foreign Subsidiary and otherwise an Excluded Subsidiary as a Designated Subsidiary (each such Restricted Subsidiary, a “Designated Subsidiary”).

SECTION 5.13.  Further Assurances.  (a)   The Borrower will, and will cause each of its Subsidiaries that is a Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents, and the recording of instruments in the United States Patent and Trademark Office and the United States Copyright Office), that may be required under any applicable law, or that the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied and are necessary in the applicable jurisdiction in order for Liens in the Collateral to remain perfected, all at the expense of the Loan Parties.  Notwithstanding anything contained in this Agreement, no Mortgage shall be executed and delivered to the Administrative Agent with respect to any real property located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a “special flood hazard area” with respect to which flood insurance has been made available under Flood Insurance Laws unless and until each Lender has received, at least 30 calendar days prior to such execution and delivery, a “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and each applicable mortgagor relating thereto) (provided, that in no event shall the Borrower be required to deliver more than one flood determination to the Lenders as a whole) and each such lender has confirmed to the Administrative Agent that flood insurance due diligence and flood insurance compliance has been  completed to its reasonable satisfaction (such written confirmation not to be unreasonably withheld or delayed); provided however that the time period for execution and delivery of any such Mortgage (and any related documents pursuant to the Collateral and Guarantee Requirement) by the applicable Loan Party shall, to the extent necessary, be automatically extended to the date on which the Administrative Agent is permitted under this Section to enter into such Mortgage.

(b)  If any material assets (other than Excluded Property) including any Material Real Property, or any IP Rights (other than Excluded Property) are acquired by a Loan Party after the Closing Date (other than assets constituting Collateral under the applicable Security Document that become subject to the Lien created by such Security Document upon acquisition thereof), the Borrower will notify the Administrative Agent and the Lenders thereof, and, if requested by the Administrative Agent or the Required Lenders, the Borrower will cause such assets to be subjected to a Lien securing the Obligations and will, subject to the Collateral and Guarantee Requirement, take, and cause the Loan Parties to take, such actions as shall be necessary to grant and perfect such Liens, including actions described in paragraph (a) of this Section, and otherwise cause the Collateral and Guarantee Requirement to be satisfied, all at the expense of the Loan Parties.

(c)  Notwithstanding anything herein to the contrary, with respect to pledges of, or grants of security interests in, assets acquired by a Loan Party after the Closing Date (including Equity Interests of newly-acquired Restricted Subsidiaries) or that cease to be Excluded Property after the Closing Date, the Loan Parties shall have the timeframe set forth in the definition of “Collateral and Guarantee Requirement”, or provided for in the Collateral Agreement or other applicable Security Document, or if no timeframe is so provided, ninety (90) days (or such longer period as agreed by the Administrative Agent, acting reasonably) after the date of such acquisition (or after the date such assets cease to be Excluded Property) to comply with the requirements of clauses (a) and (b) above.

(d)  To the extent any Specified Foreign Subsidiary is to be added on or after the Sixth Amendment Effective Date as a Loan Party, the Borrower and each Loan Party shall enter into such amendments as reasonably requested by the Administrative Agent so that such Specified Foreign Subsidiary can become a Loan Party on substantially equivalent terms as Loan Parties that are U.S. Subsidiaries (in each case taking into consideration any local law prohibitions, requirements and limitations as well as any relevant customary practices with respect to such Specified Foreign Jurisdiction, as reasonably agreed between Administrative Agent and the Borrower).

SECTION 5.14.  Credit Ratings.  The Borrower will use commercially reasonable efforts to cause the credit facilities made available under this Agreement to be continuously rated by S&P and Moody’s (but not any particular rating).  The Borrower will use commercially reasonable efforts to maintain a corporate rating (but not any particular rating) from S&P and a corporate family rating (but not any particular rating) from Moody’s, in each case, in respect of the Borrower.

SECTION 5.15.  Post-Closing Date Matters.  As promptly as practicable, and in any event within the time period specified in Schedule 5.15 (or such longer period as the Administrative Agent, acting reasonably, may agree to in writing), after the Closing Date, (i) the Borrower shall, and shall cause each of its subsidiaries that is a Loan Party to, deliver all Mortgages that are required to be delivered pursuant to, and otherwise satisfy, the Collateral and Guarantee Requirement (if any), except to the extent otherwise agreed by the Administrative Agent pursuant to its authority as set forth in the definition of the term “Collateral and Guarantee Requirement” and (ii) the Borrower shall deliver, or cause to be delivered, the items specified in Schedule 5.15 hereof or complete such undertakings described on Schedule 5.15 hereof, if any, on or before the dates specified with respect to such items, or such later dates as may be agreed to by, or as may be waived by, the Administrative Agent in its reasonable discretion.

SECTION 5.16.  Sixth Amendment Collateral Matters. As promptly as practicable, and in any event within the time period specified on Schedule 5.16 (or such longer period as the Administrative Agent may agree to in writing), after the Sixth Amendment Effective Date, the Borrower shall deliver, or cause to be delivered, the items specified in Schedule 5.16 hereof or complete such undertakings described on Schedule 5.16 hereof, if any, on or before the dates specified with respect to such items, or such later dates as may be agreed to by, or as may be waived by, the Administrative Agent.

SECTION 5.17.  Account Control Agreements.  Each Loan Party shall, within sixty (60) days after the Seventh Amendment Effective Date (or such later date as the Administrative Agent may reasonably agree), enter into a springing account control agreement (each, a “Blocked Account Agreement”), in form reasonably satisfactory to the Administrative Agent, with the applicable Loan Party, the Administrative Agent and any financial institution with which such Loan Party maintains a Material Account (collectively, the “Blocked Accounts”).  Subject to the immediately succeeding sentence, from and after the date that is sixty (60) days after the Seventh Amendment Effective Date (or such later date as the Administrative Agent may reasonably agree pursuant to the immediately preceding sentence), each Loan Party shall ensure that this Section 5.17 is satisfied at all times. In the event that, after the Seventh Amendment Effective Date, any Loan Party opens a new deposit account or securities account that is a Material Account, such Loan Party shall, within sixty (60) days after the date on which such Material Account was opened (or such later date as the Administrative Agent may reasonably agree), enter into a Blocked Account Agreement with respect to each such Material Account.

ARTICLE VI

Negative Covenants

Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts (other than contingent amounts not yet due) payable under this Agreement or any other Loan Document have been paid in full, and all Letters of Credit (other than those collateralized or back-stopped on terms reasonably satisfactory to the applicable Issuing Bank) have expired or been terminated and all LC Disbursements shall have been reimbursed:

SECTION 6.01.  Indebtedness; Certain Equity Securities.  (a)   The Borrower will not, nor will the Borrower permit any of the Restricted Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(i)  Indebtedness created hereunder and under the other Loan Documents (including any Indebtedness incurred pursuant to Section 2.21 or 2.23);

(ii)  the Existing Senior Notes;

(iii)  Indebtedness (and Guarantees thereof) existing on the Closing Date and, to the extent having a principal amount in excess of $10,000,000 individually or $25,000,000 in the aggregate set forth in Schedule 6.01 (in each case, except for intercompany Indebtedness) and any intercompany Indebtedness existing on the Closing Date;

(iv)  Indebtedness of the Borrower to any Restricted Subsidiary and of any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary which is permitted pursuant to Section 6.04 so long as such Indebtedness of the Borrower or any other Loan Party owing to any Restricted Subsidiary that is not a Loan Party shall be subordinated in right of payment to the Obligations on the terms set forth in the Global Intercompany Note (or any other promissory note or agreement with substantially similar terms of subordination reasonably satisfactory to the Administrative Agent); provided such Indebtedness owed by a Loan Party to a Restricted Subsidiary that is not a Loan Party shall not be required to become subject to the Global Intercompany Note (or any other promissory note or agreement referred to above in this clause providing for such subordination) until the 60th day after the latest of (x) the Closing Date, (y) the date such Person becomes a Restricted Subsidiary and (z) the date such Restricted Subsidiary becomes the obligor or lender in respect of intercompany Indebtedness owed by or to a Loan Party (or, in each case, such longer period as agreed by the Administrative Agent, acting reasonably);

(v)  Guarantees by the Borrower of Indebtedness of any Restricted Subsidiary and by any Restricted Subsidiary of Indebtedness of the Borrower or any other Restricted Subsidiary (other than Indebtedness incurred pursuant to clause (a)(iii) or (a)(vii) of this Section); provided that (A) the Indebtedness so Guaranteed is permitted by this Section, (B) Guarantees by the Borrower or any other Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04, (C) Guarantees permitted under this clause (v) shall be subordinated to the Obligations of the applicable Restricted Subsidiary to the same extent and on the same terms as the Indebtedness so Guaranteed is subordinated to the Obligations (if such Indebtedness is subordinated to the Obligations) and (D) none of the Existing Senior Notes or any Refinancing Indebtedness in respect thereof shall be Guaranteed by any Subsidiary unless such Subsidiary is a Loan Party;

(vi)  Indebtedness of any member of the Restricted Group incurred to finance the acquisition, construction, repair, replacement or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed by any member of the Restricted Group in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that such Indebtedness is incurred prior to or within 270 days after such acquisition or the completion of such construction, repair, replacement or improvement; provided further that at the time of incurrence thereof, the aggregate principal amount of Indebtedness outstanding under this clause (vi) at any time shall not exceed the greater of (x) $140,000,000 and (y) 30.0% of Consolidated EBITDA for the most recently ended four fiscal quarter period for which financial statements have been delivered under Section 5.01(a) or (b);

(vii)  Indebtedness of any Person that becomes a Restricted Subsidiary (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into a Restricted Subsidiary in a transaction permitted hereunder) after the Closing Date, or Indebtedness of any Person that is assumed by any Restricted Subsidiary in connection with an acquisition of assets by such Restricted Subsidiary in an acquisition permitted by Section 6.04; provided that such Indebtedness exists at the time such Person becomes a Restricted Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary (or such merger or consolidation) or such assets being acquired; provided that (x) the Indebtedness outstanding in reliance on this clause (vii) shall not exceed, in the aggregate at the time of incurrence thereof, the greater of (i) $50,000,000 and (ii) 15.0% of Consolidated EBITDA for the most recently ended four fiscal quarter period for which financial statements have been delivered under Section 5.01(a) or (b) and (y) the Indebtedness of Subsidiaries that are not Loan Parties outstanding in reliance on this clause (vii) shall not exceed, at the time of incurrence thereof and in the aggregate, the Non-Guarantor Debt Basket;

(viii)  other Indebtedness (which, if constituting Indebtedness for borrowed money, must be unsecured) in an aggregate principal amount outstanding under this clause (viii) at any time not exceeding, the greater of (x) $45,000,000 and (y) 12.5% of Consolidated EBITDA for the most recently ended four fiscal quarter period for which financial statements have been delivered under Section 5.01(a) or (b);

(ix)  Indebtedness or other obligations constituting Guarantees by the Borrower or any Subsidiary of the Borrower of Indebtedness of the Released Group incurred in the ordinary course of business or set forth on Schedule 6.01(d) under the heading “Guarantees”;

(x)  Indebtedness and obligations in respect of self-insurance and obligations in respect of bids, tenders, trade contracts (other than for payment of Indebtedness), leases (other than Capital Lease Obligations), public or statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature and similar obligations or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case provided in the ordinary course of business;

(xi)  Indebtedness in respect of Hedging Agreements permitted by Section 6.07;

(xii)  Indebtedness in respect of any overdraft facilities, employee credit card programs, netting services, automated clearinghouse arrangements and other cash management and similar arrangements in the ordinary course of business; provided, that such Indebtedness is repaid in full within 10 Business Days of incurrence or the date due to be repaid in the case of credit cards or similar Indebtedness;

(xiii)  Indebtedness in the form of deferred compensation (including indemnification obligations, obligations in respect of purchase price adjustments, earnouts, non-competition agreements and other contingent arrangements) or other arrangements representing acquisition consideration or deferred payments of a similar nature incurred in connection with any acquisition or other investment permitted under this Agreement;

(xiv)  Refinancing Term Loan Indebtedness incurred pursuant to Section 2.23; provided that the Net Proceeds thereof are used to make the prepayments required under clause (a)(iii) of Section 2.23;

(xv)  Alternative Incremental Facility Debt (it being acknowledged that the Indebtedness under the First Lien Note Purchase Agreement as of the Sixth Amendment Effective Date in an aggregate principal amount at any time outstanding not to exceed $275,000,000 constitutes Alternative Incremental Facility Debt), provided that the (A) aggregate principal amount of such Alternative Incremental Facility Debt shall not exceed the amount permitted under Section 2.21 (for the avoidance of doubt, after giving effect to the incurrence of the Indebtedness under the First Lien Note Purchase Agreement in reliance on this clause (xv)) and (B) if any such Alternative Incremental Facility Debt (1) is secured by Liens on the Collateral on a pari passu basis with the Liens securing the Obligations or (2) is secured by Liens on the Collateral on a junior basis to the Liens securing the Obligations, such Alternative Incremental Facility shall be subject to an Acceptable Intercreditor Agreement;

(xvi)  Indebtedness representing deferred compensation to directors, officers, consultants or employees of the Borrower and the Restricted Subsidiaries incurred in the ordinary course of business;

(xvii)  Indebtedness consisting of promissory notes issued by any Loan Party to current or former officers, directors, consultants and employees or their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Borrower permitted by Section 6.08;

(xviii)  [reserved];

(xix)  (x) Indebtedness of The Pitney Bowes Bank, Inc. and its Subsidiaries and (y) working capital and other similar Indebtedness of other Restricted Subsidiaries that are not Loan Parties incurred in the ordinary course of business, which Indebtedness in each case is not secured by the Collateral; provided that at the time such Indebtedness is incurred under this clause (xix) and after giving effect thereto, such incurrence shall not cause the Non-Guarantor Debt Basket to be exceeded;

(xx)  other Indebtedness of the Borrower or any other Loan Party so long as (A) both (x) after giving thereto on a Pro Forma Basis (1) in the case of Indebtedness secured by a Lien on the Collateral that is pari passu to the Liens securing the Obligations, the Consolidated Total Leverage Ratio does not exceed 1.50 to 1.00 and (y) the Consolidated Total Leverage Ratio as at the end of each of the two most recently ended fiscal quarters for which financial statements have been delivered pursuant to Section 5.01(a) or (b) does not exceed 1.50 to 1.00, (2) in the case of Indebtedness secured by a Lien on the Collateral that is junior to the Liens securing the Obligations, the Consolidated Secured Leverage Ratio does not exceed 3.75 to 1.00 and (3) in the case of any Indebtedness that is unsecured, the Consolidated Interest Coverage Ratio is no less than 2.00 to 1.00, (B) such Indebtedness shall not mature or require any scheduled amortization or require scheduled payments of principal (except, in the case of Indebtedness referred to in clause (1) above, amortization not in excess of 1.00% per annum) and shall be subject to any mandatory redemption, repurchase, repayment or sinking fund obligation (except, in each case, upon the occurrence of an event of default, asset sale or a change in control), in each case, prior to the Latest Maturity Date as of such date (or, in the case of Indebtedness secured on a junior basis to the Obligations or unsecured Indebtedness, the date that is 90 days after the Latest Maturity Date as of such date), and shall have a weighted average life to maturity not shorter than the longest remaining weighted average life to maturity of the then outstanding Loans, (C) no Default or Event of Default shall exist or shall result therefrom (it being understood that if the proceeds of the relevant Indebtedness will be applied to finance a Limited Condition Transaction and the Borrower has made an LCT Election, no Event of Default shall exist and be continuing as of the LCT Test Date), (D) such Indebtedness has terms and conditions (other than with respect to fees, call premium and interest rate) that in the good faith determination of the Borrower are no less favorable to the Borrower (when taken as a whole) to the terms and conditions of the Loan Documents (when taken as a whole) (and in any event, does include any financial covenant unless the Lenders also receive the benefit of such financial covenant), (E) such Indebtedness is not guaranteed by any Subsidiaries other than the Loan Parties, (F) such Indebtedness is not secured by collateral that does not constitute Collateral and (G) if any such Indebtedness (1) is secured by Liens on the Collateral on a pari passu basis with the Liens securing the Obligations or (2) is secured by Liens on the Collateral on a junior basis to the Liens securing the Obligations, such Indebtedness shall be subject to an Acceptable Intercreditor Agreement;

(xxi)  Indebtedness constituting obligations arising in respect of Cash Management Services incurred or undertaken in the ordinary course of business on arm’s length commercial terms;

(xxii)  Indebtedness constituting Secured Hedging Obligations;

(xxiii)  Indebtedness consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xxiv)  Refinancing Indebtedness in respect of Indebtedness permitted under clauses (ii), (iii), (vi), (vii), (viii), (xv), (xix) and (xx) of this Section 6.01(a) (it being understood and agreed that to the extent that any Indebtedness incurred under clauses (vi), (vii), (viii), (xv) and (xix) of this Section 6.01(a) is refinanced with Refinancing Indebtedness under this clause (xxiv), then the aggregate outstanding principal amount of such Refinancing Indebtedness shall also be deemed to utilize the related basket (including, for the avoidance of doubt, the Non-Guarantor Debt Basket, as applicable) under the applicable clause of this Section 6.01(a) on a dollar-for-dollar basis (it being further understood an agreed that a Default shall be deemed not to have occurred solely to the extent that the incurrence of Refinancing Indebtedness would cause the permitted amount under such clause of this Section 6.01(a) to be exceeded and such excess shall be permitted hereunder to the extent contemplated by the definition of Refinancing Indebtedness));

(xxv)  Indebtedness incurred by a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s length commercial terms on a non-recourse basis;

(xxvi)  Indebtedness incurred by the Borrower or any of the Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business or consistent with past practice, in each case, in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other reimbursement-type obligations regarding workers’ compensation claims;

(xxvii)  (x) Indebtedness in respect of obligations of the Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money and (y) Indebtedness in respect of intercompany obligations of the Borrower or any Restricted Subsidiary in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money;

(xxviii)  [reserved];

(xxix)  (x) tenant improvement loans and allowances in the ordinary course of business and (y) to the extent constituting Indebtedness, guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees, lessors and licensees of the Borrower and any Restricted Subsidiary; and

(xxx)  all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xxix) above.

(b)  For purposes of determining compliance with this Section, in the event that an item of Indebtedness at any time, whether at the time of Incurrence or upon the application of all or a portion of the proceeds thereof or subsequently, meets the criteria of more than one of the categories (other than ratio-based baskets) of Section 6.01(a), the Borrower and the Restricted Subsidiaries shall, in their sole discretion, divide or classify such item of Indebtedness solely between and among such categories; provided that Indebtedness incurred hereunder shall only be classified as incurred under Section 6.01(a)(i) and the Existing Senior Notes shall only be classified as incurred under Section 6.01(a)(ii). Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest or dividends in the form of additional Indebtedness with the same terms, the payment of dividends on Disqualified Equity Interests in the form of additional shares of Disqualified Equity Interests of the same class, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness or Disqualified Equity Interests for purposes of this covenant.  Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that are otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

(c)  For purposes of determining compliance with any dollar-denominated restriction on the Incurrence of Indebtedness, the principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed or first incurred (at the Borrower’s election), in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced (plus the aggregate amount of premiums (including reasonable tender premiums), defeasance costs and fees, discounts and expenses in connection therewith).

(d)  Notwithstanding anything herein to the contrary, (x) no Foreign Subsidiary shall Guarantee any Material Indebtedness of the Borrower or any U.S. Subsidiary that is a Loan Party unless substantially contemporaneously with the incurrence of such Guarantee such Foreign Subsidiary shall Guarantee the Obligations pursuant to documentation reasonably acceptable to the Administrative Agent and (y) except as permitted by Section 6.01(a)(ix), the Borrower shall not, nor will the Borrower permit any of its Restricted Subsidiaries to, Guarantee any Indebtedness of the Released Group or incur or become liable for any Indebtedness owing to the Released Group other than, in each case, with respect to Indebtedness currently in effect on the Seventh Amendment Effective Date.

SECTION 6.02.  Liens.  (a) Neither the Borrower will, nor will the Borrower permit any of the Restricted Subsidiaries to, create, incur, assume or permit to exist any Lien on any asset now owned or hereafter acquired by it, except:

(i)  Liens created under the Loan Documents;

(ii)  Permitted Encumbrances;

(iii)  any Lien on any asset of the Borrower or any Restricted Subsidiary existing on the Closing Date and to the extent securing Indebtedness or obligations (other than intercompany Indebtedness or obligations) having a principal amount in excess of $10,000,000 individually or $25,000,000 in the aggregate, as set forth in Schedule 6.02; provided that (A) such Lien shall not apply to any other asset of the Borrower or any Restricted Subsidiary (other than assets financed by the same financing source in the ordinary course of business and after-acquired property that is affixed or incorporated into the asset(s) covered by such Lien or financed by Indebtedness permitted under Section 6.01(a)(iii) or Refinancing Indebtedness in respect thereof) and (B) such Lien shall secure only those obligations that it secures on the Closing Date and extensions, renewals, replacements and refinancings thereof so long as the principal amount of such extensions, renewals, replacements and refinancings does not exceed the principal amount of the obligations being extended, renewed, replaced or refinanced or, in the case of any such obligations constituting Indebtedness, that are permitted under Section 6.01(a)(xxiv) as Refinancing Indebtedness in respect of Indebtedness permitted under Section 6.01(a)(iii);

(iv)  any Lien existing on any asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any asset of any Person that becomes a Restricted Subsidiary (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into a Restricted Subsidiary in a transaction permitted hereunder) after the Closing Date prior to the time such Person becomes a Restricted Subsidiary (or is so merged or consolidated); provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary (or such merger or consolidation), (B) such Lien shall not apply to any other asset of the Borrower or any Restricted Subsidiary (other than (x) assets financed by the same financing source in the ordinary course of business and after-acquired property that is affixed or incorporated into the asset(s) covered by such Lien or financed by Indebtedness permitted under Section 6.01(a)(vii) or otherwise required to be pledged pursuant to the provisions governing such Indebtedness as of the time of the relevant acquisition by the Borrower or any Restricted Subsidiary and (y) in the case of any such merger or consolidation, the assets of any special purpose merger Subsidiary that is a party thereto) and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary (or is so merged or consolidated) and extensions, renewals, replacements and refinancings thereof so long as the principal amount of such extensions, renewals and replacements does not exceed the principal amount of the obligations being extended, renewed or replaced or, in the case of any such obligations constituting Indebtedness, that are permitted under Section 6.01(a)(xxiv) as Refinancing Indebtedness in respect of Indebtedness permitted under Section 6.01(a)(vii);

(v)  Liens on fixed or capital assets acquired, constructed, repaired, replaced or improved (including any such assets made the subject of a Capital Lease Obligation incurred) by the Borrower or any Restricted Subsidiary; provided that (A) such Liens secure Indebtedness incurred to finance such acquisition, construction, repair, replacement or improvement and permitted by clause (vi) of Section 6.01(a) or any Refinancing Indebtedness in respect thereof permitted by clause (xxiv) of Section 6.01(a), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 270 days after such acquisition or the completion of such construction, repair, replacement or improvement (provided that this clause (B) shall not apply to any Refinancing Indebtedness permitted by clause (xxiv) of Section 6.01(a) or any Lien securing such Refinancing Indebtedness), (C) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing, repairing, replacing or improving such fixed or capital asset and in any event, the aggregate principal amount of such Indebtedness does not exceed the amount permitted under the second proviso of Section 6.01(a)(vi) at any time outstanding and (D) such Liens shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary (except assets financed by the same financing source in the ordinary course of business and after-acquired property that is affixed or incorporated into the asset(s) covered by such Lien or financed by Indebtedness permitted under Section 6.01(a)(vi));

(vi)  customary rights and restrictions contained in agreements relating to any sale or transfer pending the completion thereof in connection with the sale or transfer of any Equity Interests or other assets in a transaction permitted under Section 6.05;

(vii)  customary encumbrances or restrictions (including put and call arrangements, tag, drag, right of first refusal and similar rights) with respect to Equity Interests of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(viii)  Liens on any cash advances or cash earnest money deposits, escrow arrangements or similar arrangements made by the Borrower or any Restricted Subsidiary in connection with any letter of intent or purchase agreement for an acquisition, disposition or other transaction permitted hereunder;

(ix)  Liens on Collateral securing any Permitted Junior Lien Refinancing Debt or Alternative Incremental Facility Debt (or any Refinancing Indebtedness in respect thereof permitted pursuant to clause (xxiv) of Section 6.01(a)); provided that such Liens are subject to the terms of an Acceptable Intercreditor Agreement;

(x)  Liens granted by a Subsidiary that is not a Loan Party in respect of Indebtedness permitted to be incurred by such Subsidiary under Section 6.01;

(xi)  Liens not otherwise permitted by this Section and not securing Indebtedness for borrowed money to the extent that the aggregate outstanding principal amount of the obligations secured thereby outstanding under this clause (xi) at any time does not exceed the greater of (x) $45,000,000 and (y) 12.5% of Consolidated EBITDA for the most recently ended four fiscal quarter period for which financial statements have been delivered under Section 5.01(a) or (b) (or, in the case of any such Liens securing obligations constituting Refinancing Indebtedness permitted under clause (xxiv) of Section 6.01(a) in respect of Indebtedness originally incurred under clause (viii) of Section 6.01(a), such greater principal amount that is permitted in respect thereof under clause (xxiv) of Section 6.01(a));

(xii)  Liens securing Indebtedness incurred as secured Indebtedness under Section 6.01(a)(xv) or (xx) (or incurred as secured Refinancing Indebtedness in respect thereof permitted pursuant to clause (xxiv) of Section 6.01(a) so long as such Liens are subject to an Acceptable Intercreditor Agreement);

(xiii)  Liens on cash and Permitted Investments granted in favor of The Pitney Bowes Bank, Inc. or one of its Subsidiaries which secure “credit transactions” with an “affiliate” of The Pitney Bowes Bank, Inc. which constitute or may constitute “covered transactions” pursuant to Section 23A of the Federal Reserve Act (12 U.S.C. § 371c) and Regulation W of the Federal Reserve Board (12 CFR part 223);

(xiv)  [reserved];

(xv)  Liens on property or other assets of any Restricted Subsidiary that is not a Loan Party, which Liens secure Indebtedness or other obligations of such Restricted Subsidiary or another Restricted Subsidiary that is not a Loan Party, in each case permitted under Section 6.01(a) (if applicable);

(xvi)  Liens on the Collateral securing Secured Cash Management Obligations and Secured Hedging Obligations;

(xvii)  Liens on cash and Permitted Investments used to satisfy or discharge Indebtedness; provided such satisfaction or discharge is permitted hereunder;

(xviii)  [reserved];

(xix)  Liens on cash, Permitted Investments or other marketable securities securing (A) letters of credit of any Loan Party that are cash collateralized on the Closing Date in an amount of cash, Permitted Investments or other marketable securities with a fair market value of up to 105% of the face amount of such letters of credit being secured or (B) letters of credit and other credit support obligations in the ordinary course of business; and

(xx)  any Liens on cash or deposits granted in favor of any Issuing Bank to cash collateralize any Defaulting Lender’s participation in Letters of Credit or other obligations in respect of Letters of Credit, in each case as contemplated by this Agreement;

provided that the expansion of Liens by virtue of accretion or amortization of original issue discount, the payment of dividends in the form of Indebtedness, and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Liens for purposes of this Section.  For purposes of determining compliance with this Section, (x) a Lien need not be incurred solely by reference to one category of Liens described in this Section but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category) and (y) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories hereof, the Borrower and the Restricted Subsidiaries shall, in their sole discretion, classify such Lien (or any portion thereof) solely between and among such categories.

Notwithstanding the foregoing, (i) the Borrower will not, nor will the Borrower permit any of its Restricted Subsidiaries that are Loan Parties to suffer to exist any Lien on any Indenture Restricted Property to secure Indebtedness for borrowed money without equally and ratably securing the Obligations hereunder for so long as such Indebtedness for borrowed money shall be so secured, (ii) the Borrower will not permit any of its Subsidiaries that are not Loan Parties to suffer to exist any Lien on any U.S. IP Rights of any of such Subsidiaries to secure Indebtedness for borrowed money and (iii) the Borrower shall not, nor will the Borrower permit any of its Restricted Subsidiaries to, assume or permit to exist any Lien on any of their assets securing obligations of, or providing support for, the Released Group, other than, in each case, with respect to Indebtedness currently in effect on the Seventh Amendment Effective Date.

Notwithstanding anything to the contrary contained in this Agreement, solely during the period commencing on the Sixth Amendment Effective Date and ending on the date that is 35 days thereafter, the Borrower shall be permitted to deposit and hold in a segregated deposit account subject to an account control agreement in favor of the First Lien Noteholder Representative amounts representing Net Proceeds of the Indebtedness incurred under the First Lien Note Purchase Agreement that are to be applied to redeem the 2024 Notes or to prepay Tranche A Term Loans in accordance with the terms of this Agreement (the “Designated First Lien Note Proceeds”) (together, as applicable, with amounts representing interest credited to such account and immaterial excess amounts resulting from the Borrower’s reasonable good faith estimate of amounts payable in connection with such repayment or redemption), pending application thereof to such redemption and repayment, which in the case of the 2024 Notes shall be on or prior to such 35th day and in the case of any Tranche A Term Loans shall be within five Business Days after the Sixth Amendment Effective Date. It is agreed that that (i) the Designated First Lien Note Proceeds shall be applied solely to such redemption and repayment and shall not be used for any other purpose and (ii) solely during such 35-day period, the perfected Lien on such deposit account and such amounts therein in favor of the First Lien Noteholder Representative shall be permitted under this Section 6.02 and other relevant provisions of this Agreement and shall not preclude the Indebtedness under the First Lien Note Purchase Agreement from constituting Alternative Incremental Facility Debt permitted by Section 6.01(a)(xv); provided that such deposit account may remain open after such 35th day so long as no amounts are on deposit therein (other than interest earned with respect to amounts previously deposited therein which is promptly transferred to another account of the Borrower), but the Borrower shall either close such account or cause such account control agreement to be terminated reasonably promptly after the end of such 35-day period.

SECTION 6.03.  Fundamental Changes.  (a) The Borrower will not, nor will the Borrower permit any of its Restricted Subsidiaries  to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, divide or otherwise dispose of all or substantially all of its properties and assets to any Person or group of Persons (which, for the avoidance of doubt, shall not restrict the change in organizational form), except that:

(i)  any Restricted Subsidiary may merge into or consolidate with (A) the Borrower so long as the Borrower shall be the continuing or surviving Person (and continues to be organized under the laws of the same jurisdiction), (B) [reserved] and (C) any other Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary and, if any party to such merger or consolidation is a Loan Party, either (x) the continuing or surviving entity is a Loan Party or (y) the acquisition of such Loan Party by such continuing or surviving Person is otherwise permitted under 6.04; provided, that, after giving effect to any such activities under this Section, the Loan Parties are in compliance with the Collateral and Guarantee Requirement to the extent required by Sections 5.12 and 5.13;

(ii)  any Restricted Subsidiary may dispose of all or any of its properties and assets in a transaction permitted pursuant to Section 6.05, so long as such disposition does not constitute a disposition of all or substantially all of the properties and assets of the Borrower and the Restricted Subsidiaries taken as a whole;

(iii)  any Restricted Subsidiary may liquidate or dissolve; provided that in the case of any dissolution or liquidation of a Restricted Subsidiary that is a Loan Party, such Subsidiary shall at or before the time of such dissolution or liquidation transfer its assets to another Loan Party unless such disposition of assets is permitted under Section 6.05;

(iv)  any Restricted Subsidiary may engage in a merger, consolidation, dissolution or liquidation, the purpose of which is to effect an Investment permitted pursuant to Section 6.04 or a disposition permitted pursuant to Section 6.05; and

(v)  so long as no Default or Event of Default shall have occurred and be continuing, or would result therefrom, the Borrower may merge or consolidate with (or Dispose of all or substantially all of its assets to) any other Person; provided that (A) the Borrower shall be the continuing or surviving Person or (B) if (x) the Person formed by or surviving any such merger or consolidation is not the Borrower (y) the Borrower is not the Person into which the Borrower has been liquidated or (z) in connection with a Disposition of all or substantially all of the Borrower’s assets, the Person that is the transferee of such assets is not the Borrower (any such Person, a “Successor Borrower”), (1) the Successor Borrower shall be an entity organized or existing under the laws of the United States, (2) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement, amendment or restatement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (3) if reasonably requested by the Administrative Agent, the Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement, amendment or restatement to this Agreement or any Loan Document comply with this Agreement and (4) if reasonably requested by the Administrative Agent or any Lender, the Successor Borrower shall have delivered to the Administrative Agent all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act and to the extent the Successor Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower; provided, further, that if the foregoing are satisfied, the Successor Borrower, will succeed to, and be substituted for, the Borrower under this Agreement and the original Borrower will be released.

(b)  The Borrower and the Restricted Subsidiaries, taken as a whole, will not engage to any material extent in any business other than businesses of the type conducted by the Borrower and the Restricted Subsidiaries on the Closing Date; provided that businesses reasonably related, incidental or ancillary thereto to the business conducted by the Borrower and the Restricted Subsidiaries, taken as a whole, on the Closing Date or reasonable extensions thereof shall be permitted hereunder.

Notwithstanding the foregoing, following the Seventh Amendment Effective Date, the Borrower shall not, nor will the Borrower permit any of its Restricted Subsidiaries to, merge into or consolidate with any member of the Released Group, permit any member of the Released Group to merge into or consolidate with any Loan Party or divide or otherwise dispose of assets to any member of the Released Group

SECTION 6.04.  Investments, Loans, Advances, Guarantees and Acquisitions.  The Borrower will not, nor will the Borrower permit any Restricted Subsidiary to, make any Investment, except:

(a)  Permitted Investments and cash;

(b)  investments constituting the purchase or other acquisition (in one transaction or a series of related transactions) of all or substantially all of the property and assets or business of any Person or of assets constituting a business unit, a line of business or division of such Person, or the Equity Interests in a Person that, upon the consummation thereof, will be a Restricted Subsidiary if, after giving effect thereto on a Pro Forma Basis, the Borrower would be in compliance with Sections 6.12 and 6.13; provided that the aggregate amount of cash consideration paid in respect of such investments (including in the form of loans or advances made to Restricted Subsidiaries that are not Loan Parties) by Loan Parties involving the acquisition of Restricted Subsidiaries that do not become Loan Parties shall not, at the time such investment is made and after giving effect thereto, cause the Non-Guarantor Investment Basket to be exceeded, except, for the avoidance of doubt, to the extent of the available amount under any other basket or ratio incurrence test in another clause of this Section 6.04 (available for Investments by Loan Parties in Restricted Subsidiaries that are not Loan Parties) which is utilized to permit such investment (and provided that, to the extent such Restricted Subsidiaries do become Loan Parties, the aggregate amount outstanding in reliance on this clause (b) shall be reduced by the amount initially utilized);

(c)  loans, leases of equipment and other extensions of credit to customers in the ordinary course of business in connection with the financing business of the Restricted Group;

(d)  Investments existing on the Closing Date and to the extent having a principal amount in excess of $5,000,000 individually or $10,000,000 in the aggregate (in each case, other than with respect to intercompany Investments) set forth on Schedule 6.04 and any modification, replacement, renewal, reinvestment or extension thereof;

(e)  Investments by the Borrower and the Restricted Subsidiaries in Equity Interests of their respective Restricted Subsidiaries; provided that (i) any such Equity Interests held by a Loan Party in any other Loan Party shall be pledged to the extent required by the definition of the term “Collateral and Guarantee Requirement” (and subject to the timeframes set forth in Section 5.12, 5.13 or 5.15 or in the Collateral Agreement or other applicable Security Documents) and (ii) the  making of such Investment by any Loan Party in any Restricted Subsidiary that is not a Loan Party shall not, at the time such Investment is made and after giving effect thereto, cause the Non-Guarantor Investment Basket to be exceeded, provided that if any such investment under this subclause (ii) is made for the purpose of making an investment, loan or advance permitted under clause (u) of this Section, the amount available under this clause (e) shall not be reduced by the amount of any such investment, loan or advance which reduces the basket under clause (u) of this Section;

(f)  loans or advances made by the Borrower to any Restricted Subsidiary and made by any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary; provided that (i) any such loans and advances made by a Loan Party in excess of $20,000,000 shall be evidenced, on and after the Closing Date, by the Global Intercompany Note or other promissory notes reasonably acceptable to the Administrative Agent, provided, that with respect to loans and advances made after the Closing Date, evidence of such loans and advances by the Global Intercompany Note or other promissory note shall not be required until 60 days after the making of such loan or advance and (ii) the outstanding amount of such loans and advances pursuant to this clause (f) made by Loan Parties to Restricted Subsidiaries that are not Loan Parties at the time such loans or advances are made, and after giving effect thereto, shall not cause the Non-Guarantor Investment Basket to be exceeded, provided that any intercompany loans or advances made by any Loan Party to any Restricted Subsidiary that is not a Loan Party using the proceeds of intercompany loans or advances received from Restricted Subsidiaries that are not Loan Parties no more than 120 days prior to making such intercompany loan or advance shall not be taken into account in the calculation of any restriction or basket set forth in this subclause (ii) (including the Non-Guarantor Investment Basket); provided further that if any such loan or advance under this subclause (ii) is made for the purpose of making an investment, loan or advance permitted under clause (u) of this Section, the amount available under this clause (f) shall not be reduced by the amount of any such investment, loan or advance which reduces the basket under clause (u) of this Section, provided further that any loan or advance made by any Loan Party to a Restricted Subsidiary that is not a Loan Party, for the purposes of calculating usage under this subclause (ii) and the Non-Guarantor Investment Basket, shall be reduced dollar-for-dollar by any amounts owed by such Loan Party to such Restricted Subsidiary that is not a Loan Party;

(g)  Guarantees by the Borrower or any Restricted Subsidiary in respect of Indebtedness permitted under Section 6.01 and in respect of other obligations not otherwise contemplated by this Section, in each case of the Borrower or any Restricted Subsidiary; provided that any such Guarantees of Indebtedness, in each case of Restricted Subsidiaries that are not Loan Parties by any Loan Party shall not, at the time any such Guarantee is provided and after giving effect thereto, cause the Non-Guarantor Investment Basket to be exceeded;

(h)  loans or advances to directors, officers, consultants or employees of the Borrower or any Restricted Subsidiary made in the ordinary course of business of the Borrower or such Restricted Subsidiary, as applicable, not exceeding $10,000,000 in the aggregate outstanding at any time (determined without regard to any write-downs or write-offs of such loans or advances);

(i)  payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses of the Borrower or any Restricted Subsidiary for accounting purposes and that are made in the ordinary course of business;

(j)  investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment, in each case in the ordinary course of business;

(k)  investments in the form of Hedging Agreements permitted by Section 6.07;

(l)  investments of any Person existing at the time such Person becomes a Restricted Subsidiary or consolidates or merges with the Borrower or any Restricted Subsidiary so long as such investments were not made in contemplation of such Person becoming a Restricted Subsidiary or of such consolidation or merger;

(m)  investments resulting from pledges or deposits described in clauses (c), (d), (o), (r), (aa) or (dd) of the definition of the term “Permitted Encumbrance” or Section 6.02(a)(viii);

(n)  investments made as a result of the receipt of noncash consideration from a sale, transfer, lease or other disposition of any asset in compliance with Section 6.05;

(o)  investments that result solely from the receipt by the Borrower or any Restricted Subsidiary from any of its Subsidiaries of a dividend or other Restricted Payment in the form of Equity Interests, evidences of Indebtedness or other securities (but not any additions thereto made after the date of the receipt thereof);

(p)  receivables or other trade payables owing to the Borrower or a Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided that such trade terms may include such concessionary trade terms as the Borrower or any Restricted Subsidiary deems reasonable under the circumstances;

(q)  mergers and consolidations permitted under Section 6.03 that do not involve any Person other than the Borrower and Restricted Subsidiaries that are wholly owned Restricted Subsidiaries;

(r)  Investments in the form of letters of credit, bank guarantees, performance bonds or similar instruments or other creditor support or reimbursement obligations made in the ordinary course of business by the Borrower  on behalf of any Restricted Subsidiary and made by any Restricted Subsidiary on behalf of the Borrower or any other Restricted Subsidiary; provided that at the time such letters of credit, bank guarantees, performance bonds or similar instruments or other creditor support or reimbursement obligations are made by Loan Parties on behalf of Restricted Subsidiaries that are not Loan Parties pursuant to this clause (r), and after giving effect thereto, such obligations shall not cause the Non-Guarantor Investment Basket to be exceeded;

(s)  Guarantees by the Borrower or any Restricted Subsidiary of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(t)  Investments, so long as, both (x) after giving effect thereto on a Pro Forma Basis, the Consolidated Total Leverage Ratio does not exceed 1.50:1.00 and (y) the Consolidated Total Leverage Ratio as at the end of each of the two most recently ended fiscal quarters for which financial statements have been delivered pursuant to Section 5.01(a) or (b) does not exceed 1.50 to 1.00;

(u)  other Investments by the Borrower or any Restricted Subsidiary (and loans and advances by the Borrower) made in the ordinary course of business of the Borrower or such Restricted Subsidiary and for bona fide business purposes in an aggregate amount, as valued at cost at the time each such Investment is made and including all related commitments for future Investments (and the principal amount of any Indebtedness that is assumed or otherwise incurred in connection with such Investment), outstanding under this clause (u) at any time in an aggregate amount not exceeding the sum of (i) the greater of (x) $50,000,000 and (y) 15.0% of Consolidated EBITDA for the most recently ended four fiscal quarter period for which financial statements have been delivered under Section 5.01(a) or (b) plus (ii) an amount equal to any returns of capital or sale proceeds actually received in cash in respect of any such Investments (which amount shall not exceed the amount of such Investment valued at cost at the time such investment was made); provided that during the Fifth Amendment Period, after giving effect to the making of any such Investment under this clause (u), the Consolidated Total Leverage Ratio shall not exceed 2:50:1.00; provided, further that from and after the Fifth Amendment Effective Date until January 1, 2026 (or, if earlier, the Fifth Amendment Period Termination Date), no Investment shall be made under this clause (u);

(v)  Investments consisting of (i) extensions of trade credit and accommodation guarantees in the ordinary course of business and (ii) loans and advances to customers; provided that the aggregate principal amount of such loans and advances outstanding under this clause (ii) at any time shall not exceed $10,000,000;

(w)  Permitted Bond Hedge Transactions which constitute Investments;

(x)  Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers in the ordinary course of business;

(y)  Investments (A) for utilities, security deposits, leases and similar prepaid expenses incurred in the ordinary course of business and (B) in the form of trade accounts created, or prepaid expenses accrued, in the ordinary course of business;

(z)  non-cash Investments in connection with tax planning and reorganization activities; provided that, after giving effect to any such activities, the security interests of the Lenders in the Collateral, taken as a whole, would not be impaired;

(aa)  Investments which are customary (as determined in good faith by the Borrower) in connection with Permitted Receivables Facilities;

(bb)  Investments in joint ventures; provided that at the time of any such Investment on a Pro Forma Basis, the aggregate amount at any time outstanding of all such Investments made in reliance on this clause (bb) shall not exceed the greater of $50,000,000 and 15.0% of Consolidated EBITDA for the most recently ended four fiscal quarter period for which financial statements have been delivered under Section 5.01(a) or (b);

(cc)  Investments in the form of loans or advances made to distributors and suppliers in the ordinary course of business;

(dd)  to the extent they constitute Investments, guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees, lessors and licensees of the Borrower and any Restricted Subsidiary;

(ee)  Investments in any Restricted Subsidiary in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business or consistent with past practice;

(ff)  Investments to the extent that payment for such Investments is made solely with the issuance of Equity Interests (other than Disqualified Equity Interests) of the Borrower;

(gg)  Investments in the form of a Specified GEC DIP Financing provided by the Borrower and/or one or more Restricted Subsidiaries that are Loan Parties to one or more Specified GEC Entities, in an aggregate principal amount not exceeding $60,000,000; provided that, such Specified GEC DIP Financing shall be pledged to the Collateral Agent (for the benefit of the Secured Parties) as Collateral pursuant to and in accordance with the terms of the Collateral Agreement; and

(hh)  (x) ownership of the Released Group, (y) Indebtedness (or cancellation of thereof) owed by the Released Group to the Borrower or its Subsidiaries, including any balances outstanding under the Global Intercompany Note or (z) as expressly required under the Specified GEC Note.

For purposes of this Section, if any Investment (or a portion thereof) would be permitted pursuant to one or more of the provisions described above and/or one or more of the exceptions contained in this Section, the Borrower and the Restricted Subsidiaries may divide and classify such Investment (or a portion thereof) in any manner that complies with this covenant; provided that, notwithstanding the forgoing or anything else to the contrary, (x) an Investment in the form of a Specified GEC DIP Financing shall solely be permitted under this Section 6.04 in reliance on clause (gg) above, and in no event shall a Specified GEC DIP Financing be permitted in reliance on any other clause of this Section 6.04 and (y) from and after the Seventh Amendment Effective Date, Investments of any kind in any Specified GEC Entity or in any direct or indirect subsidiary thereof shall be prohibited under this Agreement, except as permitted by Section 6.04(gg) or (hh) or pursuant to the Shared Services Agreement.

SECTION 6.05.  Asset Sales.  The Borrower will not, nor will the Borrower permit any Restricted Subsidiary to, sell, transfer, lease or otherwise dispose of any asset (other than assets sold, transferred, leased or otherwise disposed of in a single transaction or a series of related transactions with a fair market value of $25,000,000 or less), including any Equity Interest owned by it, nor will the Borrower permit any Restricted Subsidiary to issue any additional Equity Interest in such Restricted Subsidiary (other than issuing directors’ qualifying shares and other than issuing Equity Interests to the Borrower or another Restricted Subsidiary), except:

(a)  sales, transfers, leases and other dispositions of (i) inventory, (ii) used, obsolete, damaged, worn out or surplus equipment, (iii) property no longer used or useful in the conduct of the business of the Borrower and the Restricted Subsidiaries (including IP Rights) and (iv) cash and Permitted Investments, in each case in the ordinary course of business;

(b)  sales, transfers, leases and other dispositions to the Borrower or a Restricted Subsidiary; provided that any such sales, transfers, leases or other dispositions involving a Restricted Subsidiary that is not a Loan Party shall, to the extent applicable, be made in compliance with Sections 6.04, 6.09 and 6.17;

(c)  sales, transfers and other dispositions or forgiveness of accounts receivable in connection with the compromise, settlement or collection thereof not as part of any accounts receivables financing transaction (including sales to factors and other third parties);

(d)  (i) sales, transfers, leases and other dispositions of assets to the extent that such assets constitute an investment permitted by clause (j), (l) or (n) of Section 6.04 or another asset received as consideration for the disposition of any asset permitted by this Section (in each case, other than Equity Interests in a Restricted Subsidiary, unless all Equity Interests in such Restricted Subsidiary (other than directors’ qualifying shares) are sold) and (ii) sales, transfers, and other dispositions of the Equity Interests of a Restricted Subsidiary by the Borrower or a Restricted Subsidiary to the extent such sale, transfer or other disposition would be permissible as an Investment in a Restricted Subsidiary permitted by Section 6.04(e) or (u);

(e)  leases or subleases entered into in the ordinary course of business, to the extent that they do not materially interfere with the business of the Borrower or any Restricted Subsidiary;

(f)  non-exclusive licenses or sublicenses of IP Rights granted in the ordinary course of business or other licenses or sublicenses of IP Rights granted in the ordinary course of business that do not materially interfere with the business of the Borrower or any Restricted Subsidiary;

(g)  dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, and transfers of property arising from foreclosure or similar action with regard to, any asset of the Borrower or any Restricted Subsidiary;

(h)  dispositions of assets to the extent that (i) such assets are exchanged for credit against the purchase price of similar replacement assets or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement assets;

(i)  dispositions permitted by Sections 6.02, 6.04 and 6.08;

(j)  dispositions set forth on Schedule 6.05;

(k)  sales, transfers, leases and other dispositions of assets that are not permitted by any other clause of this Section; provided that no Event of Default has occurred and is continuing or would result therefrom;

(l)  sales, transfers or other dispositions of Permitted Receivables Facility Assets in connection with Permitted Receivables Facilities;

(m)  sales, transfers or other dispositions of any assets (including Equity Interests) (A) acquired in connection with any acquisition or other investment permitted under Section 6.04, which assets are not used or useful to the core or principal business of the Borrower and the Restricted Subsidiaries and/or (B) made to obtain the approval of any applicable antitrust authority in connection with an acquisition permitted under Section 6.04;

(n)  sales, transfers or other dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(o)  to the extent constituting a disposition governed by this Section, the unwinding or early termination or settlement of any Hedging Agreement or any Permitted Bond Hedge Transaction or Permitted Warrant Transaction or other option, forward or other derivative contract; and

(p)  the sale, disposition or other transfer (including any subscription by a third party) of the Equity Interests of PBGEC by the Borrower and its Restricted Subsidiaries pursuant to clause (b) of the definition of Ecommerce Restructuring provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clauses (a)(iii), (b) and (c)) for a purchase price in excess of $25,000,000 shall be made for fair value (as determined in good faith by the Borrower), shall be subject to Section 6.17, and at least 75% of the consideration from all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clause (b), (d), (g) or (h)) is in the form of cash or Permitted Investments; provided further that (i) any consideration in the form of Permitted Investments that are disposed of for cash consideration within 30 days after such sale, transfer or other disposition shall be deemed to be cash consideration in an amount equal to the amount of such cash consideration for purposes of this proviso, (ii) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable sale, transfer, lease or other disposition and for which the Borrower and all the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing shall be deemed to be cash consideration in an amount equal to the liabilities so assumed and (iii) any Designated Non-Cash Consideration received by the Borrower or such Subsidiary in respect of such sale, transfer, lease or other disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (iii) that is at that time outstanding, not in excess of the greater of (x) $50,000,000 and (y) 10.0% of Consolidated EBITDA for the most recently ended four fiscal quarter period for which financial statements have been delivered under Section 5.01(a) or (b) at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash consideration.

Notwithstanding the foregoing, no sale, transfer, lease or other disposition of assets or issuance of Equity Interests may be made by the Issuer or any of its Subsidiaries to any member of the Released Group other than the provision of the Specified GEC DIP Financing.

SECTION 6.06.  Sale and Leaseback Transactions.  The Borrower will not, nor will the Borrower permit any Restricted Subsidiary to, enter into any arrangement, directly or indirectly (other than intercompany arrangements between or among the Borrower and any other Loan Party or between or among Restricted Subsidiaries that are not Loan Parties), whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred; provided that the this Section 6.06 shall not prohibit the previously entered into sale and leaseback of the property located at 27 Waterview Drive, Shelton, CT, 06484, subject to compliance with Sections 2.11(c) and 6.05, or any renewal or extension or replacement of the lease with respect to such property.

SECTION 6.07.  Hedging Agreements.  The Borrower shall not, nor shall the Borrower permit any Restricted Subsidiary to, enter into any Hedging Agreement other than Hedging Agreements that are entered into in the ordinary course of business and not for speculative purposes.

SECTION 6.08.  Restricted Payments; Certain Payments of Junior Indebtedness.  i) The Borrower will not, nor will the Borrower permit any Restricted Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that so long as no Event of Default has occurred and is continuing (or would result therefrom):

(i)  any Restricted Subsidiary may declare and pay dividends or make other distributions with respect to its Equity Interests, or make other Restricted Payments in respect of its Equity Interests, in each case ratably (or on a greater than ratable basis to any Loan Party) to the holders of such Equity Interests;

(ii)  the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in shares of Qualified Equity Interests or Disqualified Equity Interests permitted hereunder;

(iii)  the Borrower may make Restricted Payments, not exceeding the greater of (A) $35,000,000 and (B) 7.5% of Consolidated EBITDA for the most recently ended four fiscal quarter period for which financial statements have been delivered under Section 5.01(a) or (b) (with unused amounts being carried over to the succeeding fiscal years, subject to an aggregate cap of up to $50,000,000 in any fiscal year under this clause (iii)) during any fiscal year, pursuant to and in accordance with stock option plans or other benefit or stock based compensation plans for directors, officers, consultants or employees of the Borrower and the Restricted Subsidiaries;

(iv)  commencing in the fiscal year of the Borrower ending December 31, 2019, so long as no Default or Event of Default has occurred and is continuing (which condition, in the case of a regular quarterly dividend, shall be tested at the time of declaration of such dividend only, so long as the relevant dividend is paid within 60 days after the date of such declaration), the Borrower may declare and pay dividends with respect to or repurchase its Equity Interests in an aggregate amount for all such dividends and repurchases not to exceed $36,000,000 per fiscal year of the Borrower so long as, to the extent such Restricted Payment is made on account of Equity Interests, such Restricted Payment does not result in an annualized dividend yield (measured based on the average of the daily volume weighted average prices of the Borrower’s common equity on the New York Stock Exchange over the period of 30 consecutive trading days ending 10 Business Days prior to the declaration date for relevant dividend) greater than 6.25%; provided that amounts used pursuant to Section 6.16 shall reduce the amount available under this clause (iv); provided, further that for purposes of this clause (iv), each Dollar applied to such repurchases of Equity Interests shall count as $2 for purposes of the calculation of this basket;

(v)  [reserved];

(vi)  the Borrower may make cash payments in lieu of the issuance of fractional shares in connection with the exercise or settlement of any warrants or other option or forward contract with respect to the Borrower’s capital stock or the conversion or exchange of Convertible Indebtedness or other securities convertible into or exchangeable for Equity Interests in the Borrower;

(vii)  the Borrower may repurchase Equity Interests upon the exercise of stock options if such Equity Interests represent a portion of the exercise price of such stock options (and related redemption or cancellation of shares for payment of taxes or other amounts relating to the exercise under such stock option or other benefit plans);

(viii)  concurrently with any issuance of Qualified Equity Interests, the Borrower may redeem, purchase or retire any Equity Interests of the Borrower using the proceeds of, or convert or exchange any Equity Interests of the Borrower for, such Qualified Equity Interests;

(ix)  the Borrower may make cash payments in connection with any conversion or exchange of Convertible Indebtedness in amount equal to the sum of (i) the principal amount of such Convertible Indebtedness and (ii) the proceeds of any payments received by the Borrower or any of its Restricted Subsidiaries pursuant to the exercise, settlement or termination of any related Permitted Bond Hedge Transaction;

(x)  the Borrower may make payments in connection with a Permitted Bond Hedge Transaction and the settlement of any related Permitted Warrant Transaction (i) by delivery of shares of the Borrower’s Equity Interests upon net share settlement thereof or (ii) by (A) set-off against the related Permitted Bond Hedge Transaction and (B) payment of an early termination amount thereof in common Equity Interests of the Borrower upon any early termination thereof;

(xi)  the Borrower may declare and make Restricted Payments in an aggregate amount not to exceed, at the time such Restricted Payments are made and after giving effect thereto, the Available Amount at such time; provided that the Borrower may only make Restricted Payments under this clause (xi) if (x) no Default or Event of Default has occurred and is continuing (or would result therefrom) and (y) both (A) after giving effect thereto on a Pro Forma Basis, the Consolidated Total Leverage Ratio shall not exceed 1:50:1.00 and (B) the Consolidated Total Leverage Ratio as at the end of each of the two most recently ended fiscal quarters for which financial statements have been delivered pursuant to Section 5.01(a) or (b) does not exceed 1.50 to 1.00; and

(xii)  (i) any non-cash repurchases or withholdings of Equity Interests in connection with the exercise of stock options, warrants or similar rights if such Equity Interests represent a portion of the exercise of, or withholding obligations with respect to, such options, warrants or similar rights (for the avoidance of doubt, it being understood that any required withholding or similar tax related thereto may be paid by the Borrower or any Restricted Subsidiary in cash), and (ii) loans or advances to officers, directors and employees of the Borrower or any Restricted Subsidiary in connection with such Person’s purchase of Equity Interests of the Borrower, provided that no cash is actually advanced pursuant to this clause (ii) other than to pay taxes due in connection with such purchase, unless immediately repaid.

(b)  The Borrower will not, nor will the Borrower permit any Restricted Subsidiary to, prepay, redeem, purchase or otherwise satisfy any Indebtedness that is subordinated in right of payment to the Obligations (excluding, for the avoidance of doubt, any subordinated obligations owing to the Borrower or any Restricted Subsidiary) (collectively, “Restricted Debt Payments”), except for:

(i)  payments of Indebtedness created under this Agreement or any other Loan Document;

(ii)  regularly scheduled interest and principal payments as and when due in respect of any such Indebtedness, other than payments in respect of such Indebtedness prohibited by the subordination provisions thereof;

(iii)  refinancings of Indebtedness with the proceeds of other Indebtedness permitted under Section 6.01;

(iv)  [reserved];

(v)  [reserved];

(vi)  payments required by the terms of the relevant Indebtedness, which terms are designed to ensure such instrument would not be treated, at issuance, as an “applicable high yield discount obligation” within the meaning of Section 163(i) of the Code; and

(vii)  the conversion of such Indebtedness to, or exchange of such Indebtedness for, Qualified Equity Interests of the Borrower.

For purposes of this Section, if any Restricted Payment (or a portion thereof) would be permitted pursuant to one or more provisions described above and/or one or more of the exceptions contained in this Section, the Borrower and the Restricted Subsidiaries may divide and classify such Restricted Payment (or a portion thereof) in any manner that complies with this covenant.

SECTION 6.09.  Transactions with Affiliates.  The Borrower will not, nor will the Borrower permit any Restricted Subsidiary to, sell, lease or otherwise transfer any assets to, or purchase, lease or otherwise acquire any assets from, or otherwise engage in any other transactions (or series of related transactions) involving aggregate consideration in excess of $20,000,000 with, any of its Affiliates, except (i) transactions that are at prices and on terms and conditions not less favorable to the Borrower or such Restricted Subsidiary, taken as a whole, than could be obtained on an arm’s-length basis from unrelated third parties, (ii) transactions (A) between or among the Loan Parties not involving any other Affiliate or (B) between or among Restricted Subsidiaries that are not Loan Parties, (iii) Restricted Payments made to the Borrower or any Restricted Subsidiary permitted under Section 6.08 and Investments in Subsidiaries permitted under Section 6.04 and any other transaction involving the Borrower and the Restricted Subsidiaries permitted under Section 6.03 to the extent such transaction is between the Borrower and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries, (iv) the payment of reasonable fees to directors of the Borrower or any Restricted Subsidiary who are not employees of the Borrower or any Restricted Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers, consultants or employees of the Borrower or the Restricted Subsidiaries in the ordinary course of business, (v) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Borrower’s board of directors, (vi) employment and severance arrangements entered into in the ordinary course of business between the Borrower or any Restricted Subsidiary and any employee thereof and approved by the Borrower’s board of directors, (vii) payments made to other Restricted Subsidiaries arising from or in connection with any customary tax consolidation and grouping arrangements, (viii) the Specified GEC DIP Financing and (ix) the Ecommerce Restructuring.

SECTION 6.10.  Restrictive Agreements.  The Borrower will not, nor will the Borrower permit any Restricted Subsidiary to enter into or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its assets that are Collateral or required to be Collateral to secure the Obligations or (b) the ability of any Restricted Subsidiary that is not a Loan Party to pay dividends or other distributions with respect to any of its Equity Interests, to make or repay loans or advances to the Borrower or any Loan Party or to transfer any of its properties or assets to the Borrower or any Loan Party; provided that the foregoing shall not apply to (A) restrictions and conditions imposed by law or by this Agreement, any Loan Document, any Incremental Facility Amendment, any Refinancing Facility Agreement, any document governing any Refinancing Term Loan Indebtedness or Refinancing Indebtedness or any document governing Alternative Incremental Facility Debt, (B) restrictions and conditions imposed by the Existing Senior Notes Documents as in effect on the Closing Date or any agreement or document evidencing other Indebtedness permitted under clause (ii) of Section 6.01(a); provided that the restrictions and conditions contained in any such agreement or document taken as a whole are not materially less favorable (as determined by the Borrower in good faith) to the Lenders than the restrictions and conditions imposed by the Existing Senior Notes Documents or restrictions otherwise customary for the relevant type of Indebtedness (which may be in the form of “high-yield-style” notes or term loans), (C) in the case of any Restricted Subsidiary that is not a wholly owned Restricted Subsidiary, customary restrictions and conditions imposed by its organizational documents or any related joint venture or similar agreements; provided that such restrictions and conditions apply only to such Restricted Subsidiary and to the Equity Interests of such Restricted Subsidiary, (D) customary restrictions and conditions (as determined by the Borrower in good faith) contained in agreements relating to the sale of a Restricted Subsidiary or any assets of the Borrower or any Restricted Subsidiary, in each case pending such sale; provided that such restrictions and conditions apply only to such Restricted Subsidiary or the assets that are to be sold and, in each case, such sale is permitted hereunder, (E) restrictions and conditions existing on the Closing Date and identified on Schedule 6.10 (and any extension or renewal of, or any amendment, modification or replacement of the documents set forth on such schedule that do not expand the scope of, any such restriction or condition in any material respect), (F) restrictions and conditions imposed by any agreement relating to Indebtedness of any Restricted Subsidiary in existence at the time such Restricted Subsidiary became a Restricted Subsidiary and otherwise permitted by clause (vii) of Section 6.01(a) or to any restrictions in any Indebtedness of a non-Loan Party Restricted Subsidiary permitted by clause (viii) or clause (xix) of Section 6.01(a), in each case if such restrictions and conditions apply only to such Restricted Subsidiary and its subsidiaries, (G) customary prohibitions, restrictions and conditions (as determined by the Borrower in good faith) contained in agreements relating to a Permitted Receivables Facility, (H) any encumbrance or restriction under documentation governing other Indebtedness of the Borrower and any Restricted Subsidiaries permitted to be incurred pursuant to Section 6.01, provided that such encumbrances or restrictions will not materially impair (as determined by the Borrower in good faith) (1) the Borrower’s ability to make principal and interest payments hereunder or (2) the ability of the Loan Party to provide any Lien upon any of its assets that are Collateral or required to be Collateral, (I) customary provisions in leases, licenses, sublicenses and other contracts (including non-exclusive licenses and sublicenses of intellectual property) restricting the assignment thereof, (J) restrictions imposed by any agreement relating to secured Indebtedness or other Liens permitted by this Agreement to the extent such restriction applies only to the property securing such Indebtedness or covered by such Liens, (K) restrictions on cash (or Permitted Investments) or other deposits imposed by agreements entered into in the ordinary course of business (or other restrictions on cash or deposits subject to or constituting Permitted Encumbrances), (L) customary restrictions contained in leases, subleases, licenses, sublicenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate only to the assets subject thereto, (M) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Restricted Subsidiary and (N) customary net worth provisions contained in real property leases entered into by Subsidiaries, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligations.

SECTION 6.11.  Amendment of Material Documents, Etc.  The Borrower will not, nor will the Borrower permit any of its Restricted Subsidiaries to, amend, modify or waive its certificate of incorporation, bylaws or other organizational documents, if the effect of such amendment, modification or waiver would be materially adverse to the Lenders without the consent of the Required Lenders, other than in connection with clause (a) of the definition of “Ecommerce Restructuring”.

SECTION 6.12.  Consolidated Adjusted Interest Coverage Ratio.  The Borrower will not permit the Consolidated Adjusted Interest Coverage Ratio as of the last day of any period of four consecutive fiscal quarters of the Borrower ending (a) on or after the Closing Date and prior to the Third Amendment Effective Date to be less than 2.75 to 1.00, (b) on or after the Third Amendment Effective Date and prior to the Fifth Amendment Effective Date to be less than 2.25 to 1.00, (c) on or after the Fifth Amendment Effective Date and prior to January 1, 2025 to be less than 1.75 to 1.00 and (d) on or after January 1, 2025 to be less than 2.00 to 1.00.

Notwithstanding the foregoing, if, with respect to any period of four consecutive fiscal quarters ending on or prior to March 31, 2025, the Borrower shall have delivered to the Administrative Agent a Fifth Amendment Period Termination Notice, then, with respect to such period and each subsequent period of four consecutive fiscal quarters of the Borrower, the ratios set forth in the preceding paragraph shall not apply and the Borrower will not permit the Consolidated Adjusted Interest Coverage Ratio as of the last day of any such period of four consecutive fiscal quarters of the Borrower to be less than 2.25 to 1.00 (the “Unamended Consolidated Adjusted Interest Coverage Ratio”).

The provisions of this Section are solely for the benefit of the Revolving Lenders, the Tranche A Term Lenders and the Incremental Tranche B Term Lenders and, unless otherwise provided in any Incremental Facility Amendment, not for the benefit of any lenders providing any other Incremental Facility. Notwithstanding the provisions of Section 9.02, the Required Covenant Lenders may (i) amend or otherwise modify this Section or, solely for the purposes of this Section, the defined terms used, directly or indirectly, therein, or (ii) waive any non-compliance with Section 6.12 or any Event of Default resulting from such non-compliance, in each case without the consent of any other Lenders.

SECTION 6.13.  Consolidated Adjusted Total Leverage Ratio.  The Borrower will not permit the Consolidated Adjusted Total Leverage Ratio for any period of four consecutive fiscal quarters of the Borrower ending on or about any date during any period set forth below, to exceed the ratio set forth below opposite such period:

Fiscal Quarter Ending	Consolidated Adjusted Total Leverage Ratio
December 31, 2019	4.25 to 1.00
March 31, 2020	4.25 to 1.00
June 30, 2020	4.25 to 1.00
September 30, 2020	4.25 to 1.00
December 31, 2020	4.25 to 1.00
March 31, 2021	4.00 to 1.00
June 30, 2021	4.00 to 1.00
September 30, 2021	4.00 to 1.00
December 31, 2021	4.00 to 1.00
March 31, 2022	4.00 to 1.00
June 30, 2022	3.75 to 1.00
September 30, 2022	3.75 to 1.00
December 31, 2022	4.00 to 1.00
March 31, 2023	4.00 to 1.00
June 30, 2023	4.25 to 1.00
September 30, 2023	4.25 to 1.00
December 31, 2023	4.25 to 1.00
March 31, 2024	4.25 to 1.00
June 30, 2024	4.00 to 1.00
September 30, 2024	4.00 to 1.00
December 31, 2024	4.00 to 1.00
March 31, 2025	4.00 to 1.00
June 30, 2025	4.00 to 1.00
September 30, 2025	4.00 to 1.00
December 31, 2025 and thereafter	3.75 to 1.00

Notwithstanding the foregoing, if, with respect to any period of four consecutive fiscal quarters ending on or prior to March 31, 2025, the Borrower shall have delivered to the Administrative Agent a Fifth Amendment Period Termination Notice, then, with respect to the period in respect of which such notice was delivered and each subsequent period of four consecutive fiscal quarters of the Borrower, the ratios set forth above shall not apply and the applicable maximum Consolidated Adjusted Total Leverage Ratio shall instead be the ratio set forth below with respect to such period (the “Unamended Consolidated Adjusted Total Leverage Ratio”):

June 30, 2023	4.00 to 1.00
September 30, 2023	4.00 to 1.00
December 31, 2023	3.75 to 1.00
March 31, 2024	3.75 to 1.00
June 30, 2024	3.75 to 1.00
September 30, 2024	3.75 to 1.00
December 31, 2024 and thereafter	3.50 to 1.00

The provisions of this Section are solely for the benefit of the Revolving Lenders, the Tranche A Term Lenders and the Incremental Tranche B Term Lenders and, unless otherwise provided in any Incremental Facility Amendment, not for the benefit of any lenders providing any other Incremental Facility. Notwithstanding the provisions of Section 9.02, the Required Covenant Lenders may (i) amend or otherwise modify this Section or, solely for the purposes of this Section, the defined terms used, directly or indirectly, therein, or (ii) waive any non-compliance with this Section or any Event of Default resulting from such non-compliance, in each case without the consent of any other Lenders.

Notwithstanding the foregoing, following the completion of a Permitted Acquisition involving aggregate consideration in excess of $100,000,000 (a “Material Acquisition”) that, on a pro forma basis would result in an increase in the Consolidated Adjusted Total Leverage Ratio, if the Borrower shall so elect by a notice delivered to the Administrative Agent within 30 days following such completion (a “Total Leverage Increase Election”), the applicable maximum Consolidated Adjusted Total Leverage Ratio set forth above with respect to each four-fiscal quarter period ending within 18 months following the completion of such Material Acquisition shall be increased by 0.50 to 1.00 (the period during which any such increase in the Consolidated Adjusted Total Leverage Ratio shall be in effect being called a “Total Leverage Increase Period”).  The Borrower may terminate any Total Leverage Increase Period by a notice delivered to the Administrative Agent whereupon, on the last day of the fiscal quarter during which such notice was given and on the last day of each fiscal quarter thereafter until another Total Leverage Increase Period has commenced as provided in this paragraph, the maximum Consolidated Adjusted Total Leverage Ratio shall be the applicable ratio set forth above.  If a Total Leverage Increase Election shall have been made in accordance with the terms of this paragraph, the Borrower may not make another Total Leverage Increase Election until a period of least one fiscal quarter during which a Total Leverage Increase Period is not in effect shall have occurred following the termination or expiration of the most recent prior Total Leverage Increase Period.

SECTION 6.14.  Changes in Fiscal Periods.  The Borrower will not make any change in fiscal year; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders, to make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

SECTION 6.15.  Amendments to Indebtedness.

(a)  Amend or otherwise modify any of the Existing Senior Notes Documents, if the effect of such amendment, modification, change or waiver would be adverse in any material respect to the Lenders without the consent of the Required Lenders.

(b)  Amend or otherwise modify any document, agreement or instrument evidencing any Indebtedness that is subordinated in right of payment to the Obligations (excluding any subordinated obligations owing to the Borrower or any Subsidiary) other than amendments, modifications or changes that do not affect the subordination or payment provisions thereof (if any) in a manner adverse in any material respect to the Lenders.

(c)  Amend or otherwise modify any of the First Lien Note Documents in a manner adverse in any material respect to the Lenders (as determined reasonably and in good faith by the Borrower) without the consent of the Required Lenders.

SECTION 6.16.  Existing Senior Notes.  Notwithstanding anything to the contrary in this Agreement, at any time, directly or indirectly, repay, prepay, exchange, refinance or defease any of the Existing Senior Notes or repurchase, redeem, retire or otherwise acquire any of the Existing Senior Notes other than (a) regularly scheduled payments of interest or fees due under the Existing Senior Notes Documents (as in effect on the date hereof), (b) with cash proceeds of issuances of other unsecured notes that constitute Refinancing Indebtedness with respect to the Existing Senior Notes or (c) with cash proceeds of Equity Interests (other than Disqualified Stock) issued by the Borrower, provided that (i) the Borrower may incur (x)  Indebtedness that is secured by the Collateral on a pari passu basis with the Obligations to refinance the Senior Notes due 2027, so long as, after giving effect thereto, the First Lien Leverage Ratio does not exceed 2.50:1.00 (or, after the Covenant Termination Date, 2.75:1.00), or (y)  Indebtedness that is secured by the Collateral on a junior basis to the Obligations to refinance the Senior Notes due 2027, so long as the Consolidated Secured Leverage Ratio does not exceed 3.75:1.00. Notwithstanding the foregoing, (A) the Borrower may purchase Senior Notes due 2027 at price not to exceed 80% (or 85%, to the extent the Consolidated Total Leverage Ratio is less than 2.50:1.00) of par in an aggregate amount not to exceed $50,000,000, plus (x) to the extent the Consolidated Total Leverage Ratio is less than 3.00:1.00, 50% (or 100% to the extent the Consolidated Total Leverage Ratio is less than 2.50:1.00) of the amount available to be used under Section 6.08(a)(iv) at such time; provided that, to the extent used pursuant to this Section 6.16, such amount shall reduce the amount available under Section 6.08(a)(iv) and (B) the Borrower may repay or repurchase Senior Notes due 2027 using proceeds of Revolving Loans or cash, so long as the First Lien Leverage Ratio is less than or equal to 2.50:1.00 (or 2.75:1.00 following the Covenant Termination Date) on a Pro Forma Basis, provided that any cash so applied that is not from a borrowing under this Agreement shall be treated as an incurrence of a corresponding amount of Consolidated First Lien Debt.

SECTION 6.17.  Material Assets.  Notwithstanding anything in this Agreement to the contrary, the Borrower shall not, and shall not permit any of its Subsidiaries to (i) directly or indirectly transfer, by means of contribution, sale, assignment, lease or sublease, license or sublicense, or other disposition of any kind (including, for avoidance of doubt, as an Investment, Restricted Payment or asset sale), any (x) Material Intellectual Property of a Loan Party to any person other than a Loan Party, (y) Material Intellectual Property of a Subsidiary that is not a Loan Party other than to the Borrower or any other Subsidiary or (z) other assets of any Loan Party that are material to the business of the Borrower and its Subsidiaries, taken as a whole (“Other Material Business Assets”) to any person that is not a Loan Party or to any member of the Released Group, except in each case (a) non-exclusive licenses permitted pursuant to clause (v) of the definition of Permitted Encumbrances and the granting of Liens permitted by Section 6.02, in each case, for bona fide business purposes, (b) non-exclusive licenses as set forth on Schedule 6.01(d) under the heading “Material Assets” and (c) for the avoidance of doubt, as part of the bona fide sale to a third party of the business that uses such IP Rights or Other Material Business Assets in a transaction permitted by Section 6.05 (so long as such IP Rights, if applicable, will not constitute Material Intellectual Property after giving effect to the disposition of such business).

SECTION 6.18.  Minimum Liquidity.  The Borrower will not permit Liquidity to be less than $300,000,000 as of the last Business Day of any fiscal month ending during the Liquidity Test Period.

ARTICLE VII

Events of Default

SECTION 7.01.  Events of Default.  If any of the following events (each such event, an “Event of Default”) shall occur:

(a)  the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)  the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c)  any representation or warranty made or deemed made by or on behalf of the Borrower or any Restricted Subsidiary in this Agreement or any other Loan Document, or in any report, certificate or financial statement furnished pursuant to or in connection with this Agreement or any other Loan Document, shall prove to have been incorrect in any material respect when made or deemed made and, to the extent capable of being cured, such incorrect representation or warranty shall remain incorrect for a period of 30 days following written notice thereof from the Administrative Agent to the Borrower;

(d)  the Borrower shall fail to observe or perform any covenant, condition or agreement contained in (i) Section 5.02(a), 5.04 (with respect to the existence of the Borrower), 5.11, 5.16 or Article VI of this Agreement or (ii) Section 7 of the Seventh Amendment; provided that, unless otherwise provided in any Incremental Facility Amendment, any failure to comply with Section 6.12 or 6.13 of this Agreement shall not constitute an Event of Default with respect to any Incremental Loans (other than the Incremental Tranche B Term Loans) unless and until the Administrative Agent or the Required Covenant Lenders shall have terminated the Revolving Commitments or exercised remedies with respect to outstanding Revolving Loans, Tranche A Term Loans or Incremental Tranche B Term Loans pursuant to this Article VII;

(e)  any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in (i) Section 5.17 (after giving effect to any permitted extensions thereunder) and such failure shall continue unremedied for a period of 10 days from the earlier of (x) the date on which a Responsible Officer of the Borrower or such Subsidiary obtains knowledge thereof or (y) written notice thereof from the Administrative Agent or any Lender to the Borrower or (ii) any other provision of  this Agreement or any other Loan Document (other than those specified in clause (a), (b), (d) or (e)(i) of this Section), and such failure shall continue unremedied for a period of 30 days from the earlier of (x) the date on which a Responsible Officer of the Borrower or such Subsidiary obtains knowledge thereof or (y) written notice thereof from the Administrative Agent or any Lender to the Borrower;

(f)  the Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal, interest, premium or otherwise and regardless of amount) in respect of any Material Indebtedness when and as the same shall become due and payable (after giving effect to any applicable grace period under the documentation representing such Material Indebtedness);

(g)  any event or condition occurs that results in any Material Indebtedness becoming due or being terminated or required to be prepaid, repurchased, redeemed or defeased prior to its scheduled maturity or that enables or permits (with all applicable grace periods in respect of such event or condition under the documentation representing such Material Indebtedness having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf, or, in the case of any Hedging Agreement, the applicable counterparty, to cause any Material Indebtedness to become due, or to terminate or require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (v) any secured Indebtedness that becomes due as a result of the voluntary sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement) so long as such Indebtedness is repaid in accordance with its terms (including as such terms may be modified or waived in connection with such sale or transfer), (w) [reserved], (x) any Indebtedness that becomes due as a result of a voluntary refinancing thereof permitted under Section 6.01, (y) any conversion of, or trigger of conversion rights with respect to, any Convertible Indebtedness in accordance with its terms (whether or not such conversion is to be settled in cash or capital stock or a combination thereof) unless such conversion results from any event of default thereunder or a “change of control”, “fundamental change” or similar occurrence thereunder; provided that the Borrower has the right to settle any such Indebtedness into Equity Interests of the Borrower (and (1) nominal cash payments in respect of fractional shares and cash payments in respect of accrued and unpaid interest in accordance with the terms or conditions thereof and (2) cash payments in an amount not to exceed the principal amount of such Convertible Indebtedness that would be payable as a result of a mandatory redemption or maturity of such Convertible Indebtedness) or (z) termination events or similar events occurring under any Hedging Agreement (other than a termination event or similar event as to which the Borrower or any of its Restricted Subsidiaries is the defaulting party) that constitutes Material Indebtedness (it being understood that paragraph (f) of this Section will apply to any failure to make any payment required as a result of such termination or similar event);

(h)  except as otherwise provided in Section 7.02, (i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (A) liquidation, reorganization or other relief in respect of the Borrower or any Restricted Subsidiary or its debts, or of a substantial part of its assets, under any Federal, State or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (B) the appointment of a receiver, trustee, custodian, sequestrator, conservator, liquidator, administrative receiver, administrator, receiver and manager or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered or (ii) the Borrower or any Loan Party that is a Material Subsidiary (A) admits publicly its inability to pay its debts as they fall due or (B) has a moratorium declared in relation to any of its Indebtedness;

(i)  except as otherwise provided in Section 7.02, the Borrower or any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation (other than any liquidation permitted under Section 6.03(a)(iv)), reorganization or other relief under any Federal, State or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors;

(j)  [reserved];

(k)  one or more judgments for the payment of money in an aggregate amount in excess of $75,000,000 (other than any such judgment covered by insurance (other than under a self-insurance program) to the extent a claim therefor has been made in writing and liability therefor has not been denied by the insurer) shall be rendered against the Borrower, any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Restricted Subsidiary that are material to the business and operations of the Borrower or any Restricted Subsidiary, taken as a whole, to enforce any such judgment;

(l)  an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred and are continuing and remain uncured, would reasonably be expected to result in a Material Adverse Effect;

(m)  any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any material portion of the Collateral, with the priority required by the applicable Security Document, except as a result of (i) permission under any Loan Document (including the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents), (ii) the release thereof as provided in Section 9.14, (iii) the Administrative Agent’s failure to (A) maintain possession of any stock certificate, promissory note or other instrument delivered to it under any Security Document or (B) file Uniform Commercial Code continuation statements (or equivalent statements in any other relevant jurisdiction) or (iv) as to Collateral consisting of Mortgaged Property, to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage;

(n)  (i) any material Security Document shall cease to be, or shall be asserted by any Loan Party not to be a legal, valid and binding obligation of any Loan Party party thereto, except as expressly permitted hereunder or thereunder or as a result of the release thereof as provided in the applicable Loan Document or Section 9.14 or (ii) the Loan Document Obligations shall cease to constitute Equal Priority Obligations under (and as defined in) the First Lien Intercreditor Agreement or, in any case, such intercreditor provisions shall be invalidated or otherwise cease to be legal, valid and binding obligations of the parties thereto, enforceable in accordance with their terms;

(o)  any Guarantee purported to be created under any Loan Document shall cease to be or shall be asserted by any Loan Party not to be, in full force and effect, except as in accordance with the terms of the Loan Documents (including a result of the release thereof as provided in the applicable Loan Document or Section 9.14); or

(p)  a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part (but ratably as among the Classes of Loans and the Loans of each Class at such time outstanding), in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower hereunder, shall become due and payable immediately and (iii) require the deposit of cash collateral in respect of LC Exposure as provided in Section 2.05(i), in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in the case of any event with respect to the Borrower described in clause (h) or (i) of this Section, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower hereunder, shall immediately and automatically become due and payable and the deposit of such cash collateral in respect of LC Exposure shall immediately and automatically become due, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided, however, that, unless otherwise provided in any Incremental Facility Amendment, upon the occurrence and during the continuance of any Event of Default attributable to a failure to comply with Section 6.12 or 6.13, (w) actions pursuant to clause (i) may be taken by a Majority in Interest of the Revolving Lenders (excluding any Defaulting Lenders) with respect to the Revolving Loans only (without the requirement for Required Lender action) or by the Administrative Agent at the direction of such Lenders, (x) actions pursuant to clause (ii) with respect to the Tranche A Term Loans may be taken by a Majority in Interest of the Tranche A Term Lenders (excluding any Defaulting Lenders) with respect to the Tranche A Term Loans only (without the requirement for Required Lender action) or by the Administrative Agent at the direction of such Lenders, (y) actions pursuant to clause (ii) with respect to the Incremental Tranche B Term Loans may be taken by Required Covenant Lenders (without the requirement for Required Lender action) or by the Administrative Agent at the direction of such Lenders and (z) only if action has been taken in respect of such Event of Default under clause (i) (with respect to the Revolving Loans) by a Majority in Interest of the Revolving Lenders (excluding any Defaulting Lenders) or by the Administrative Agent at the direction of such Lenders or has been taken in respect of such Event of Default under clause (ii) (with respect to the Tranche A Term Loans or the Incremental Tranche B Term Loans) by a Majority in Interest of the Tranche A Term Lenders or the Required Covenant Lenders, as the case may be (excluding in each case any Defaulting Lenders) or by the Administrative Agent at the direction of such Lenders, then such Event of Default will be deemed to be an Event of Default with respect to any Incremental Facility or Refinancing Term Loans hereunder and the remedies set forth above can be exercised in respect of any such Incremental Facility or Refinancing Term Loans.

SECTION 7.02.  Exclusion of Certain Subsidiaries.  Solely for the purposes of determining whether a Default has occurred under clause (h) or (i) of Section 7.01, any reference in any such paragraph to any Restricted Subsidiary shall be deemed not to include any Restricted Subsidiary affected by any event or circumstance referred to in such paragraph that (x) is not a Loan Party, (y) is not a Material Subsidiary and (z) does not own any Material Intellectual Property or other assets material to the business of the Borrower and its Subsidiaries, taken as a whole; provided that (i) if it is necessary to exclude more than one Restricted Subsidiary from clause (h) or (i) of Section 7.01 pursuant to this paragraph in order to avoid a Default, the aggregate consolidated assets of all such excluded Restricted Subsidiaries as of such last day may not exceed 5.0% of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries and the aggregate consolidated revenues of all such excluded Restricted Subsidiaries for such four fiscal quarter period may not exceed 5.0% of the consolidated revenues of the Borrower and the Restricted Subsidiaries and (ii) in no circumstance shall the Borrower be excluded from clause (h) of (i) of Section 7.01.

ARTICLE VIII

The Administrative Agent

SECTION 8.01.  Appointment and Other Matters.

(a)  Each of the Lenders and the Issuing Banks hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors to serve as administrative agent and collateral agent under the Loan Documents and authorizes the Administrative Agent to take such actions and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.  In addition, to the extent required under the laws of any jurisdiction other than the United States of America, each of the Lenders and the Issuing Banks hereby grants to the Administrative Agent any required powers of attorney to execute any Security Document governed by the laws of such jurisdiction on such Lender’s or such Issuing Bank’s behalf. Without limiting the foregoing, each Lender and each Issuing Bank hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

(b)  In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Banks (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:

(i)  the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuing Bank or holder of any other obligation other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and the transactions contemplated hereby;

(ii)  where the Administrative Agent is required or deemed to act as a trustee in respect of any Collateral over which a security interest has been created pursuant to a Loan Document expressed to be governed by the laws of the United States of America, any State thereof or the District of Columbia, the obligations and liabilities of the Administrative Agent to the Secured Parties in its capacity as trustee shall be excluded to the fullest extent permitted by applicable law;

(iii)  nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender or Issuing Bank for any sum or the profit element of any sum received by the Administrative Agent for its own account.

(c)  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender or an Issuing Bank as any other Lender or Issuing Bank and may exercise the same as though it were not the Administrative Agent.  The terms “Issuing Banks”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, Issuing Bank or as one of the Required Lenders, as applicable.  The Person serving as Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or the Issuing Banks.

(d)  The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, (a)  the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or to exercise any discretionary power, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents); provided that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification satisfactory to it from the Lenders and the Issuing Banks with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any Subsidiary or any other Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.

(e)  The Administrative Agent may perform any of and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any of and all their respective duties and exercise their respective rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

(f)  In case of the pendency of any proceeding with respect to any Loan Party under any Federal, State or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any LC Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i)  to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.15, 2.16, 2.17 and 9.03) allowed in such judicial proceeding; and

(ii)  to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, each Issuing Bank and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Banks or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03).  Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to, or accept or adopt on behalf of any Lender or Issuing Bank, any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

(g)  Notwithstanding anything herein to the contrary, neither the Arrangers nor any Person named on the cover page of this Agreement as a Syndication Agent or a Documentation Agent shall have any duties or obligations under this Agreement or any other Loan Document (except in its capacity, as applicable, as a Lender or an Issuing Bank), but all such Persons shall have the benefit of the indemnities provided for hereunder.

(h)  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Borrower or any Subsidiary shall have any rights as a third party beneficiary of any such provisions.  Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.

SECTION 8.02.  Administrative Agent’s Reliance, Indemnification, Etc.

(a)  Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by it under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by fax, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Loan Party to perform its obligations hereunder or thereunder.

(b)  The Administrative Agent shall be deemed not to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 5.02 unless and until written notice thereof stating that it is a “notice under Section 5.02” in respect of this Agreement and identifying the specific clause under said Section is given to the Administrative Agent by the Borrower, or (ii) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by the Borrower, a Lender or an Issuing Bank. Further, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in this Agreement or any other Loan Document or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of this Agreement or any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article IV or elsewhere in this Agreement or any other Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent or (vi) the creation, perfection or priority of Liens on the Collateral.  Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any loss, cost or expense suffered by the Borrower, any Subsidiary, any Lender or any Issuing Bank as a result of, any determination of the Revolving Exposure or the component amounts thereof or any portion thereof attributable to each Lender or Issuing Bank.

(c)  Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii) may rely on the Register to the extent set forth in Section 9.04(b), (iii) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or Issuing Bank and shall not be responsible to any Lender or Issuing Bank for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

SECTION 8.03.  Successor Administrative Agent.

(a)  Subject to the terms of this paragraph, the Administrative Agent may resign from its capacity as such upon 30 days’ notice of its intent to resign to the Lenders, the Issuing Banks and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (which shall not be unreasonably withheld or delayed), to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed by the Borrower and such successor.

(b)  Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Security Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Security Document, including any action required to maintain the perfection of any such security interest), and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender and each Issuing Bank.  Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (i) above.

SECTION 8.04.  Acknowledgements of Lenders and Issuing Banks.

(a)  Each Lender and each Issuing Bank acknowledges that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and that it has, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder.  Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b)  Each Lender, by delivering its signature page to this Agreement and funding its Loans on the Closing Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, this Agreement and each other Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date.

(c)  (i) Each Lender and Issuing Bank hereby agrees that (x) if the Administrative Agent notifies such Lender or Issuing Bank that the Administrative Agent has determined in its sole discretion that any funds received by such Lender or Issuing Bank from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender or Issuing Bank  (whether or not known to such Lender or Issuing Bank), and demands the return of such Payment (or a portion thereof), such Lender or Issuing Bank shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or Issuing Bank to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender or Issuing Bank shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine.  A notice of the Administrative Agent to any Lender or Issuing Bank under this Section 8.04(c) shall be conclusive, absent manifest error.

(ii)  Each Lender and Issuing Bank hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment.  Each Lender and Issuing Bank agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender or Issuing Bank shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or Issuing Bank to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii)  The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party.

(iv) Each party’s obligations under this Section 8.04(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

SECTION 8.05.  Collateral Matters.

(a)  Except (x) with respect to the exercise of setoff rights of any Lender in accordance with Section 9.08 or (y) with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof.

(b)  In furtherance of the foregoing and not in limitation thereof, no arrangements in respect of Cash Management Services the obligations under which constitute Secured Cash Management Obligations and no Hedging Agreement the obligations under which constitute Secured Hedging Obligations will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under this Agreement or any other Loan Document.  By accepting the benefits of the Collateral, each Secured Party that is a party to any such arrangement in respect of Cash Management Services or any Hedging Agreement shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

(c)  The Secured Parties party hereto irrevocably authorize the Administrative Agent, at its option and in its discretion, to release or subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document and any Acceptable Intercreditor Agreement to the holder of any Lien on such property that is permitted by Section 6.02(a)(v).  The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

(d)  The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the applicable Collateral in satisfaction of some or all of such Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law.  In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase).  In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the applicable Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.  Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

(e)  The Lenders and the other Secured Parties party hereto hereby irrevocably authorize and instruct the Administrative Agent to, without any further consent of any Lender or any other Secured Party, enter into (or acknowledge and consent to) or amend, renew, extend, supplement, restate, replace, waive or otherwise modify any Acceptable Intercreditor Agreement; provided that the specific consent of counterparties to any Hedging Agreement the obligations under which constitute Secured Hedging Obligations, each provider of Cash Management Services the obligations under which constitute Secured Cash Management Obligations, or each Issuing Bank shall be required for any amendment, renewal, extension, supplement, restatement, replacement or waiver to the extent its rights and obligations solely in its capacity as such are materially adversely affected.  The Lenders and the other Secured Parties irrevocably agree that any Acceptable Intercreditor Agreement entered into by the Administrative Agent shall be binding on the Secured Parties, and each Lender and each of the other Secured Parties hereby agrees that it will take no actions contrary to the provisions of an Acceptable Intercreditor Agreement.  The foregoing provisions are intended as an inducement to any provider of any Indebtedness not prohibited by Section 6.01 hereof to extend credit to the Loan Parties and such persons are intended third-party beneficiaries of such provisions.

SECTION 8.06.  Certain ERISA Matters.

(a)  Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)  such Lender is not using “plan assets” (within the meaning of the Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of, or performance of the Loans, the Letters of Credit, the Commitments, or this Agreement,

(ii)  the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith,

(iii)  (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)  such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)  In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

ARTICLE IX

Miscellaneous

SECTION 9.01.  Notices.  (a) General.  Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) of this Section), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax (to the extent fax information is provided below), as follows:

(i)  if to the Borrower, to it at Pitney Bowes Inc., 3001 Summer Street, Stamford, Connecticut  06926-0700, Attention: Debbie Salce, Vice President & Treasurer; Telephone No.: (203) 351-6926; Email: debbie.salce@pb.com); with a copy to Pitney Bowes Inc., 3001 Summer Street, Stamford, Connecticut  06926-0700, Attention: Daniel Goldstein, Esq., General Counsel; Telephone No.: (203) 351-7587; Email: Daniel.Goldstein@pb.com);

(ii)  if to the Administrative Agent to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 500 Stanton Christiana Road, NCC5, Floor 1, Newark, DE 19713, Attention of Mitchell Soobryan, Email: mitchell.soobryan@chase.com and Marc-Jonathan Seya, Email: marcjonathan. seya@chase.com with a copy to JPMorgan Chase Bank, N.A., 383 Madison Avenue, Floor 24, New York, New York 10179, Attention: Gene Riego de Dios (Fax No. 855-234-2120);

(iii)  if to any Issuing Bank, to it at its address or email address (or fax number) most recently specified by it in a notice delivered to the Administrative Agent and the Borrower (or, in the absence of any such notice, to the address or email address (or fax number) set forth in the Administrative Questionnaire of the Lender that is serving as such Issuing Bank or is an Affiliate thereof); and

(iv)  if to any other Lender, to it at its address or email address (or fax number) set forth in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices and other communications delivered through electronic communications, to the extent provided in paragraph (b) of this Section, shall be effective as provided in such paragraph.

(b)  Electronic Communications.  Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet and intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices under Article II to any Lender or any Issuing Bank if such Lender or such Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications or may be rescinded by any such Person by notice to each other such Person.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment) and (ii) notices and other communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefore; provided that, for both clauses (i) and (ii) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)  Change of Address, etc.  Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto.

(d)  Platform.

(i)  The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications by posting such Communication on Debt Domain, IntraLinks, SyndTrak or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Platform”).

(ii)  Although the Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Platform is secured through a per-deal authorization method whereby each user may access the Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Banks and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Platform, and that there are confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and the Borrower hereby approves distribution of the Communications through the Platform and understands and assumes the risks of such distribution.

(iii)  THE PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM.  IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY DOCUMENTATION AGENT, ANY SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE PLATFORM EXCEPT TO THE EXTENT SUCH DAMAGES ARE FOUND IN A FINAL AND NON-APPEALABLE JUDGMENT OF A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM THE BAD FAITH, WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF AN APPLICABLE PARTY OR ANY OF ITS RELATED PARTIES.

(iv)  Each Lender and each Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender or Issuing Bank (as applicable) for purposes of the Loan Documents.  Each Lender and each Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(v)  Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 9.02.  Waivers; Amendments.  (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  Without limiting the generality of the foregoing, the execution and delivery of this Agreement, the making of a Loan or the issuance, amendment, renewal or extension of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.  No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b)  Except as provided in Sections 2.14(b), 2.21, 2.22, 2.23 and 9.02(c), none of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower, the Administrative Agent and the Required Lenders (provided that the Administrative Agent shall post any such amendments reasonably promptly after such amendment becomes effective) and, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (it being understood and agreed that a waiver of any Default or Event of Default will not constitute an increase in the Commitment of any Lender), (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, in each case without the written consent of each Lender adversely affected thereby (it being understood and agreed that a waiver of any Default or Event of Default will not constitute a reduction in the principal amount of any Loan), (iii) postpone the scheduled maturity date of any Loan, or the date of any scheduled payment of the principal amount of any Term Loan under Section 2.10 or the applicable Incremental Facility Amendment or the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender adversely affected thereby (it being understood and agreed that a waiver of any Default or Event of Default will not constitute a postponement of the scheduled maturity date of any loan, or the date of any scheduled payment of principal, interest or fees payable hereunder), (iv) change the last sentence of Section 2.08(c), Section 2.18(a), Section 2.18(b), Section 2.18(c) or any other Section hereof or any other Loan Document providing for the ratable treatment of the Lenders, in each case in a manner that would alter the pro rata termination of commitments or sharing of payments required thereby, without the written consent of each Lender adversely affected thereby, (v) change any of the provisions of this Section or the definition of the term “Required Lenders” or “Majority in Interest” or any other provision of this Agreement or any other Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or otherwise modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as applicable); provided that, with the consent of the Required Lenders, the provisions of this Section and the definition of the term “Required Lenders” or “Majority in Interest” may be amended to include references to any new class of loans created under this Agreement (or to lenders extending such loans) on substantially the same basis as the corresponding references relating to the existing Classes of Loans or Lenders; provided further that the definition of “Required Covenant Lenders” may be amended to include the Lenders in respect of any additional Incremental Facility that will have the benefit of Section 6.12 or 6.13 to the extent provided in any Incremental Facility Amendment without the consent of any other Lenders, (vi) release all or substantially all of the value of the Guarantees provided by the Loan Parties under the Security Documents, in each case without the written consent of each Lender (except as expressly provided in Section 9.14 or the Security Documents) (including any such release by the Administrative Agent in connection with any sale or other disposition of any Subsidiary upon the exercise of remedies under the Security Documents), it being understood and agreed that an amendment or other modification of the type of obligations guaranteed under the Security Documents shall not be deemed to be a release of any Guarantee), (vii) release all or substantially all the Collateral from the Liens of the Security Documents without the written consent of each Lender (except as expressly provided in Section 9.14 or the applicable Security Document (including any such release by the Administrative Agent in connection with any sale or other disposition of the Collateral upon the exercise of remedies under the Security Documents), it being understood and agreed that an amendment or other modification of the type of obligations secured by the Security Documents shall not be deemed to be a release of the Collateral from the Liens of the Security Documents), (viii) waive any condition set forth in Section 4.01 (other than as it relates to the payment of fees and expenses of counsel), or, in the case of any Loans made or Letters of Credit issued on the Closing Date, Section 4.02, without the written consent of each Lender with a Revolving Commitment and each Issuing Bank (as applicable), (ix) change any provisions of this Agreement or any other Loan Document in a manner that by its terms adversely affects the rights in respect of Collateral securing the obligations owed to, or payments due to, Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders representing a Majority in Interest of each affected Class, (x) change the rights of the Tranche A Term Lenders to decline mandatory prepayments as provided in Section 2.11 or the rights of any Additional Lenders of any Class to decline mandatory prepayments of Term Loans of such Class as provided in the applicable Incremental Facility Amendment, without the written consent of Tranche A Term Lenders or Additional Lenders of such Class, as applicable, holding a majority of the outstanding Tranche A Term Loans or Incremental Term Loans of such Class, (xi) change Section 6.12 or 6.13 or the definitions of “Consolidated Adjusted Interest Coverage Ratio” or “Consolidated Adjusted Total Leverage Ratio” (or in each case any of the component definitions thereof), in each case solely as used within such Sections, without the written consent of the Required Covenant Lenders (and the Consent of any other Lenders shall not be required) and (xii) change Section 6.18 without the written consent of the Required Revolving Lenders; provided further that (A) no such agreement shall amend, modify, extend or otherwise affect the rights or obligations of the Administrative Agent or any Issuing Bank without the prior written consent of the Administrative Agent or such Issuing Bank, as applicable, (B) any waiver, amendment or other modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Lenders of one or more Classes (but not the Lenders of any other Class) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time (provided that any change that would directly and adversely affect a Class of Lenders hereunder shall require the written consent of the Majority in Interest with respect to each such Class directly and adversely affected thereby) and (C) if the terms of any waiver, amendment or other modification of this Agreement or any other Loan Document provide that any Class of Loans (together with all accrued interest thereon and all accrued fees payable with respect to the Commitments of such Class) will be repaid or paid in full, and the Commitments of such Class (if any) terminated, as a condition to the effectiveness of such waiver, amendment or other modification, then so long as the Loans of such Class (together with such accrued interest and fees) are in fact repaid or paid in full and such Commitments are in fact terminated, in each case prior to or substantially simultaneously with the effectiveness of such amendment, then such Loans and Commitments shall not be included in the determination of the Required Lenders with respect to such amendment.  Notwithstanding any of the foregoing, (1) no consent with respect to any waiver, amendment or other modification of this Agreement or any other Loan Document shall be required of any Defaulting Lender, except with respect to any waiver, amendment or other modification referred to in clause (i), (ii) or (iii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be affected by such waiver, amendment or other modification, (2) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent (i) to cure any ambiguity, omission, mistake, defect or inconsistency, (ii) to comply with local law or advice of local counsel, (iii) to cause any guarantee, collateral security document (including Mortgages) or other document to be consistent with this Agreement, the other Loan Documents and each Acceptable Intercreditor Agreement or (iv) to give effect to the provisions of Section 2.14(b) or to amend time periods, minimum amounts and currency exchange rate calculations mechanics with respect to borrowing and payment mechanics with respect to the Revolving Commitments solely to the extent necessary to implement a Permitted Foreign Currency and (3) this Agreement may be amended to provide for Incremental Extensions of Credit in the manner contemplated by Section 2.21, the extension of the Maturity Date as provided in Section 2.22 and the incurrence of Refinancing Commitments and Refinancing Loans as provided in Section 2.23, in each case without any additional consents, and such amendments may effect such changes to the Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Borrower, to give effect to the existence and the terms of the Incremental Extensions of Credit, the extension of the Maturity Date or the incurrence of Refinancing Commitments and Refinancing Loans, as applicable, and to the extent permitted under the terms of this Agreement, will be effective to amend the terms of this Agreement and the other applicable Loan Documents (including to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other applicable Loan Documents with the other Term Loans and the accrued interest and fees in respect thereof and to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders), in each case, without any further action or consent of any other party to any Loan Document.

(c)  In connection with any Proposed Change requiring the consent of all Lenders or all affected Lenders, if the consent of the Required Lenders (and, to the extent any Proposed Change requires the consent of Lenders holding Loans of any Class pursuant to clause (iv) of paragraph (b) of this Section, the consent of a Majority in Interest of the outstanding Loans and unfunded Commitments of such Class) to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section being referred to as a “Non-Consenting Lender” for purposes of this clause (c)), then the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) if the Administrative Agent is not such Non-Consenting Lender, the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, each Issuing Bank), which consent shall not unreasonably be withheld or delayed, (ii) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (with such assignment being deemed to be an optional prepayment for purposes of determining the applicability of such Section) from the assignee (in the case of such principal and accrued interest and fees or the Borrower (in the case of all other amounts)), (iii) the Borrower or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b), (iv) such assignment does not conflict with applicable law and (v) the assignee shall have given its consent to such Proposed Change and, as a result of such assignment and delegation and any contemporaneous assignments and delegations and consents, such Proposed Change can be effected. Any assignment required pursuant to this Section may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee, and the Lender required to make such assignment shall not be required to be a party to such Assignment and Assumption.

(d)  Notwithstanding anything herein to the contrary, the Administrative Agent may, without the consent of any Secured Party, consent to a departure by any Loan Party from any covenant of such Loan Party set forth in this Agreement or any Security Document to the extent such departure is consistent with the authority of the Administrative Agent set forth in the definition of the term “Collateral and Guarantee Requirement”.

(e)  The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute waivers, amendments or other modifications on behalf of such Lender.  Any waiver, amendment or other modification effected in accordance with this Section, shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.

SECTION 9.03.  Expenses; Indemnity; Damage Waiver.  (a) The Borrower shall pay (i) all reasonable, documented and invoiced out‑of‑pocket expenses incurred by the Administrative Agent, the Arrangers, the Syndication Agents, the Documentation Agents and their respective Affiliates (without duplication), including the reasonable fees and documented charges and disbursements of a single primary counsel and to the extent reasonably determined by the Administrative Agent to be necessary, one local counsel in each appropriate jurisdiction, in connection with the structuring, arrangement and syndication of the credit facilities provided for herein and any credit or similar facility refinancing or replacing, in whole or in part, any of the credit facilities provided for herein, as well as the preparation, negotiation, execution, delivery and administration of this Agreement, the other Loan Documents or any waiver, amendments or modifications of the provisions hereof or thereof, (ii) all reasonable, documented and invoiced out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable, documented and invoiced out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank, any Lender or any Arranger, including the reasonable, documented and invoiced fees, charges and disbursements of counsel for any of the foregoing, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)  The Borrower shall indemnify the Administrative Agent, the Arrangers, the Syndication Agents, the Documentation Agents, the Lenders, the Issuing Banks and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all Liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of one firm of counsel for all such Indemnitees, taken as a whole, and, if reasonably necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all such Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnitee and, if reasonably necessary, of another firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for such affected Indemnitee)), incurred by or asserted against such Indemnitees arising out of, in connection with or as a result of any actual or prospective claim, litigation, investigation or proceeding relating to (i) the structuring, arrangement and syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement, the other Loan Documents or any other agreement or instrument contemplated hereby or thereby, (ii) the performance by the parties to this Agreement or the other Loan Documents of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (iii) any action taken in connection with this Agreement, including, but not limited to, the payment of principal, interest and fees, (iv) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or (v) any actual or alleged presence or Release of Hazardous Materials on, at, to or from any Mortgaged Property or any other property currently or formerly owned or operated by the Borrower or any Subsidiary, or any other Environmental Liability related in any way to the Borrower or any Subsidiary, in each case, whether based on contract, tort or any other theory and whether initiated against or by any party to this Agreement or any other Loan Document, any Affiliate of any of the foregoing or any third party (and regardless of whether any Indemnitee is a party thereto); provided that the foregoing indemnity shall not, as to any Indemnitee, apply to any Liabilities or related expenses to the extent they are found in a final and non-appealable judgment of a court of competent jurisdiction to have resulted from (A) the bad faith, willful misconduct or gross negligence of such Indemnitee, (B) a claim brought by the Borrower or any Subsidiary against such Indemnitee for material breach of such Indemnitee’s obligations under this Agreement or any other Loan Document or (C) a proceeding that does not involve an act or omission by the Borrower or any of its Affiliates and that is brought by an Indemnitee against any other Indemnitee (other than a proceeding that is brought against the Administrative Agent or any other agent or any Arranger in its capacity or in fulfilling its roles as an agent or arranger hereunder or any similar role with respect to the Indebtedness incurred or to be incurred hereunder).  This paragraph shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c)  To the extent that the Borrower fails to indefeasibly pay any amount required to be paid by it under paragraph (a) or (b) of this Section to the Administrative Agent, any Issuing Bank or any Related Party of any of the foregoing (and without limiting its obligation to do so), each Lender severally agrees to pay to the Administrative Agent, such Issuing Bank or such Related Party, as applicable, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood and agreed that the Borrower’s failure to pay any such amount shall not relieve the Borrower of any default in the payment thereof); provided that the unreimbursed expense or Liability or related expense, as applicable, was incurred by or asserted against the Administrative Agent or such Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent or any Issuing Bank in connection with such capacity; provided further that, with respect to such unpaid amounts owed to any Issuing Bank in its capacity as such, or to any Related Party of any of the foregoing acting for any Issuing Bank in connection with such capacity, only the Revolving Lenders shall be required to pay such unpaid amounts.  For purposes of this Section, a Lender’s “pro rata share” shall be determined by its share of the sum of the total Revolving Exposure, unfunded Revolving Commitments and, except for purposes of the second proviso of the immediately preceding sentence, the outstanding Term Loans and unfunded Term Commitments, in each case at that time.  The obligations of the Lenders under this paragraph are subject to the last sentence of Section 2.02(a) (which shall apply mutatis mutandis to the Lenders’ obligations under this paragraph).

(d)  To the extent permitted by applicable law (i) the Borrower shall not assert, and the Borrower hereby waives, any claim against the Administrative Agent, any Arranger, any Syndication Agent, any Documentation Agent any Issuing Bank and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet), and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this Section 9.03(d) shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee, as provided in Section 9.03(b), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e)  All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04.  Successors and Assigns.   (a) General.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign, delegate or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and (ii) no Lender may assign, delegate or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section), the Arrangers, the Syndication Agents, the Documentation Agents and, to the extent expressly contemplated hereby, the Related Parties of any of the Administrative Agent, any Arranger, any Syndication Agent, any Documentation Agent, any Issuing Bank and any Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)  Assignments by Lenders.  (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign and delegate to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent of (A) the Borrower (such consent not to be unreasonably withheld or delayed); provided that no consent of the Borrower shall be required (1) for assignments of Commitments or Loans of any Class to another Lender under such Class, an Affiliate of a Lender under such Class or an Approved Fund and (2) if an Event of Default of the type set forth in Section 7.01(a), (b), (h) or (i) has occurred and is continuing, for any other assignment and delegation; provided further that the Borrower shall be deemed to have consented to an assignment and delegation of rights and obligations unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof, (B) the Administrative Agent (such consent not to be unreasonably withheld or delayed); provided that no consent of the Administrative Agent shall be required for an assignment and delegation of all or any portion of a Term Commitment or Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund and (C) each Issuing Bank (such consent not to be unreasonably withheld or delayed) in the case of any assignment and delegation of all or a portion of a Revolving Commitment or any Lender’s obligations in respect of its LC Exposure.

(ii)  Assignments and delegations shall be subject to the following additional conditions: (A) except in the case of an assignment and delegation to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment and delegation of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment and delegation (determined as of the trade date specified in the Assignment and Assumption with respect to such assignment and delegation or, if no trade date is so specified, as of the date the Assignment and Assumption with respect to such assignment and delegation is delivered to the Administrative Agent) shall not be less than $5,000,000 or, in the case of an Incremental Tranche B Term Loan, $1,000,000 (treating contemporaneous assignments by or to two or more Approved Funds as a single assignment for purposes of such minimum transfer amount), unless each of the Borrower and the Administrative Agent otherwise consents (such consent not to be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if an Event of Default of the type set forth in Section 7.01(a), (b), (h) or (i) has occurred and is continuing, (B) each partial assignment and delegation shall be made as an assignment and delegation of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit the assignment and delegation of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans, (C) the parties to each assignment and delegation shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that (1) only one such processing and recordation fee shall be payable in the event of simultaneous assignments and delegations by or to two or more Approved Funds, (2) the Administrative Agent may waive or reduce such fee in its sole discretion and (3) with respect to any assignment and delegation pursuant to Section 2.19(b) or 9.02(c), the parties hereto agree that such assignment and delegation may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto, and (D) the assignee shall deliver to the Administrative Agent any tax forms required by Section 2.17(f) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable law, including Federal, State and foreign securities laws.

(iii)  Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned and delegated by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned and delegated by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and subject to the obligations and limitations of) Sections 2.15, 2.16, 2.17 and 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid).  Any assignment, delegation or other transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(c).

(iv)  The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and, as to entries pertaining to it, any Issuing Bank or any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)  Upon receipt by the Administrative Agent of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.17(f) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment and delegation required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that the Administrative Agent shall not be required to accept such Assignment and Assumption or so record the information contained therein if the Administrative Agent reasonably believes that such Assignment and Assumption lacks any written consent required by this Section or is otherwise not in proper form, it being acknowledged that the Administrative Agent shall have no duty or obligation (and shall incur no liability) with respect to obtaining (or confirming the receipt) of any such written consent or with respect to the form of (or any defect in) such Assignment and Assumption, any such duty and obligation being solely with the assigning Lender and the assignee.  No assignment or delegation shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph and, following such recording, unless otherwise determined by the Administrative Agent (such determination to be made in the sole discretion of the Administrative Agent, which determination may be conditioned on the consent of the assigning Lender and the assignee), shall be effective notwithstanding any defect in the Assignment and Assumption relating thereto.  Each assigning Lender and the assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the Administrative Agent that all written consents required by this Section with respect thereto (other than the consent of the Administrative Agent) have been obtained and that such Assignment and Assumption is otherwise duly completed and in proper form, and each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and the Administrative Agent that such assignee is an Eligible Assignee.

(vi)  The words “execution”, “signed”, “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as applicable, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar State laws based on the Uniform Electronic Transactions Act.

(c)  Participations.  Any Lender may, without the consent of the Borrower, the Administrative Agent or any Issuing Bank, sell participations to one or more Eligible Assignees (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and Loans of any Class); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) the Participant will under no circumstances (x) be subrogated to, or substituted in respect of, the Lender’s claims under this Agreement and (y) have otherwise any contractual  relationship with, or rights against, the Borrower under or in relation to this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii), (iii), (vi) or (vii) in the first proviso to Section 9.02(b) that affects such Participant or requires the approval of all the Lenders.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood and agreed that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment and delegation pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such participation was made with the Borrower’s prior written consent.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19(b) with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under this Agreement or any other Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)  Certain Pledges.  Any Lender may, without the consent of the Borrower, the Administrative Agent or any Issuing Bank, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (other than to a natural person) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other “central” bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05.  Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in this Agreement and the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Arrangers, any Syndication Agent, any Documentation Agent, any Issuing Bank, any Lender or any Affiliate of any of the foregoing may have had notice or knowledge of any Default or incorrect representation or warranty at the time this Agreement or any other Loan Document is executed and delivered or any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any LC Exposure is outstanding and so long as the Commitments have not expired or terminated. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement or any other Loan Document, in the event that, in connection with the refinancing or repayment in full of the credit facilities provided for herein, an Issuing Bank shall have provided to the Administrative Agent a written consent to the release of the Revolving Lenders from their obligations hereunder with respect to any Letter of Credit issued by such Issuing Bank (whether as a result of the obligations of the Borrower (and any other account party) in respect of such Letter of Credit having been collateralized in full by a deposit of cash with such Issuing Bank, or being supported by a letter of credit that names such Issuing Bank as the beneficiary thereunder, or otherwise), then from and after such time such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents, and the Revolving Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.05(d) or 2.05(e). The provisions of Sections 2.15, 2.16, 2.17, 2.18(e) and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment or prepayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06.  Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the syndication of the Loans and Commitments constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of (x) any Loan Document and/or (y) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by fax, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable.  The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature  shall be promptly followed by a manually executed counterpart.  Without limiting the generality of the foregoing, the Borrower hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and the Borrower, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement,  any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

SECTION 9.07.  Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08.  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other amounts at any time held and other obligations (in whatever currency) at any time owing by such Lender or such Issuing Bank to or for the credit or the account of the Borrower against any of and all the obligations then due of the Borrower now or hereafter existing under this Agreement held by such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement and although such obligations of the Borrower are owed to a branch or office of such Lender or such Issuing Bank different from the branch or office holding such deposit or obligated on such Indebtedness.  Each Lender and each Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section.  The rights of each Lender and each Issuing Bank under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or such Issuing Bank may have.

SECTION 9.09.  Governing Law; Jurisdiction; Consent to Service of Process.  i)This Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b)  The Borrower irrevocably and unconditionally agrees that it will not, and will not permit any controlled Subsidiary to, commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, any Issuing Bank or any Related Party of any of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in the Borough of Manhattan and of the United States District Court for the Southern District of New York (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of such courts and agrees that all claims in respect of any action, litigation or proceeding shall be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court.  Each party hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent, any Lender or any Issuing Bank may otherwise have to bring any action, litigation or proceeding relating to this Agreement or any other Loan Document against any Loan Party or any of its properties in the courts of any jurisdiction.

(c)  Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action, litigation or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS  BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11.  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12.  Confidentiality.  Each of the Administrative Agent, the Lenders and the Issuing Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties, including accountants, legal counsel and other agents and advisors, it being understood and agreed that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and any failure of such Persons acting on behalf of the Administrative Agent, any Issuing Bank or the relevant Lender to comply with this Section shall constitute a breach of this Section by the Administrative Agent, such Issuing Bank or the relevant Lender, as applicable, (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided, that to the extent practicable and permitted by law, the Borrower has been notified prior to such disclosure so that the Borrower may seek, at the Borrower’s sole expense, a protective order or other appropriate remedy), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, provided that each Lender and the Administrative Agent shall use commercially reasonable efforts to ensure that such Information is kept confidential in connection with the exercise of such remedies (f) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its Related Parties) to any Hedging Agreement relating to the Borrower or any Subsidiary and its obligations hereunder or under any other Loan Document, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided for herein or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided for herein, (h) with the consent of the Borrower, (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any Issuing Bank or any Affiliate of any of the foregoing on a non-confidential basis from a source other than the Borrower or any Subsidiary, which source is not known by the recipient of such information to be subject to a confidentiality obligation or (j) to any credit insurance provider relating to the Borrower or its Obligations. For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or their businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13.  Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any LC Disbursement, together with all fees, charges and other amounts that are treated as interest on such Loan or LC Disbursement or participation therein under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender or Issuing Bank holding such Loan or LC Disbursement or participation therein in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or LC Disbursement or participation therein but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender or Issuing Bank in respect of other Loans or LC Disbursements or participation therein or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender or Issuing Bank.

SECTION 9.14.  Release of Liens and Guarantees.  Subject to the reinstatement provisions set forth in any applicable Security Document, unless an Event of Default has occurred and is continuing, a Loan Party shall automatically be released from its obligations under the Loan Documents, and all security interests created by the Security Documents in Collateral owned by such Loan Party shall be automatically released, upon the consummation of any transaction permitted by this Agreement as a result of which such Loan Party ceases to be a Restricted Subsidiary or becomes an Excluded Subsidiary (or in case the Borrower elects that any Designated Subsidiary that would otherwise constitute an Excluded Subsidiary cease to be a Designated Subsidiary); provided that, if so required by this Agreement, the Required Lenders (or if applicable, the Lenders) shall have consented to such transaction and the terms of such consent shall not have provided otherwise; provided, further, however, that notwithstanding the foregoing, without the consent of the Required Lenders, no Loan Party shall be released from its obligations under the Loan Documents if such Loan Party either (a) becomes an Excluded Subsidiary as a result of any transaction undertaken by the Borrower or any Subsidiary or (b) ceases to be a Subsidiary but the Borrower or a Subsidiary or Affiliate thereof retains any direct or indirect Equity Interest in, or otherwise Controls, such Person, unless (i) the transaction pursuant to which such Loan Party becomes an Excluded Subsidiary or ceases to be a Subsidiary is entered into for legitimate bona fide business purposes (other than for purposes of releasing guarantees or collateral hereunder) in good faith with an unaffiliated third party (or with a joint venture entity pursuant to a joint venture entered into for legitimate bona fide business purposes with an unaffiliated third party), (ii) at the time of such release (and after giving effect thereto), all outstanding Indebtedness and Liens of any such Subsidiary becoming an Excluded Subsidiary, and all Investments previously made in any such Subsidiary or other Person remaining outstanding after giving effect to the relevant transaction, would then be permitted to be incurred or made in accordance with the relevant provisions of Section 6.01, Section 6.02, Section 6.04 and Section 6.08 (for this purpose, with the Borrower being required to reclassify any such items made in reliance upon such Subsidiary or other Person being a Loan Party or a wholly-owned Subsidiary on another basis as would be permitted by such applicable Section), and any previous asset sale to such Subsidiary pursuant to Section 6.05 shall be re-characterized and would be permitted at the time of such release, as if the same were made to a Subsidiary that was not a Loan Party (and all items described above in this clause (ii) shall thereafter be deemed re-characterized as provided above in this clause (ii)), (iii) such Subsidiary or other Person shall not be (or shall simultaneously be released as) an obligor with respect to any other Indebtedness of the Borrower or any other Subsidiary (other than, in the case of a Subsidiary that becomes an Excluded Subsidiary, Indebtedness of any other Subsidiary becoming an Excluded Subsidiary as part of the same transaction) and (iv) such Subsidiary or other Person owns no assets which were previously transferred to it by another Note Party which constituted Collateral or proceeds of Collateral (or the transfer of any such assets to such Subsidiary or other Person by such Note Party would be permitted hereunder immediately following such release).  Upon any sale or other transfer by any Loan Party (other than to the Borrower or any other Loan Party) of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest created under any Security Document in any Collateral pursuant to Section 9.02, the security interests in such Collateral created by the Security Documents shall be automatically released.  Upon the release of any Loan Party from its Guarantee in compliance with this Agreement, the security interest in any Collateral owned by such Loan Party created by the Security Documents shall be automatically released.  On the date on which all (1) Obligations have been paid in full in cash (other than (x) Secured Hedging Obligations not yet due and payable, (y) Secured Cash Management Obligations not yet due and payable and (z) contingent indemnification obligations not yet accrued and payable) and (2) all Letters of Credit have expired or been terminated (other than Letters of Credit that have been cash collateralized or backstopped in an amount, by an institution and otherwise pursuant to arrangements reasonably satisfactory to the applicable Issuing Bank),  all obligations under the Loan Documents and all security interests under the Security Documents shall be automatically released.  In connection with any termination or release pursuant to this Section, and in connection with any Collateral becoming Excluded Property, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to file or register in any office, or to evidence, such termination or release, or, in the case of Collateral becoming Excluded Property, to effect, to file or register in any office, or to evidence the release of any security interest created by the Security Documents in such assets.  Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.  Each of the Secured Parties irrevocably authorizes the Administrative Agent, at its option and in its discretion, to effect the releases set forth in this Section.

SECTION 9.15.  Certain Notices.  Each Lender, each Issuing Bank and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that, pursuant to the requirements of the USA PATRIOT Act and/or the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender, such Issuing Bank or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the USA PATRIOT Act and the Beneficial Ownership Regulation, and each Loan Party agrees to provide such information from time to time to such Lender, such Issuing Bank and the Administrative Agent, as applicable.

SECTION 9.16.  No Fiduciary Relationship.  The Borrower, on behalf of itself and its subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower, the Subsidiaries and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers, the Syndication Agents, the Documentation Agents, the Lenders, the Issuing Banks and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Arrangers, the Syndication Agents, the Documentation Agents, the Lenders, the Issuing Banks or their respective Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.  The Administrative Agent, the Arrangers, the Syndication Agents, the Documentation Agents, the Lenders, the Issuing Banks and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower, the Subsidiaries and their respective Affiliates, and none of the Administrative Agent, the Arrangers, the Syndication Agents, the Documentation Agents, the Lenders, the Issuing Banks or any of their respective Affiliates has any obligation to disclose any of such interests to the Borrower, the Subsidiaries or any of their respective Affiliates.  To the fullest extent permitted by law, each of the Borrower hereby waives and releases any claims that it or any of its Affiliates may have against the Administrative Agent, the Arrangers, the Syndication Agents, the Documentation Agents, the Lenders, the Issuing Banks or any of their respective Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.17.  Non-Public Information.  (a) Each Lender acknowledges that all information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to or in connection with, or in the course of administering, this Agreement will be syndicate-level information, which may contain MNPI.  Each Lender represents to the Borrower and the Administrative Agent that (i) it has developed compliance procedures regarding the use of MNPI and that it will handle MNPI in accordance with such procedures and applicable law, including Federal, State and foreign securities laws, and (ii) it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain MNPI in accordance with its compliance procedures and applicable law, including Federal, State and foreign securities laws.

(b)  The Borrower and each Lender acknowledge that, if information furnished the Borrower pursuant to or in connection with this Agreement is being distributed by the Administrative Agent through the Platform, (i) the Administrative Agent may post any information that the Borrower has indicated as containing MNPI solely on that portion of the Platform as is designated for Lenders’ employees and representatives willing to receive such MNPI (such employees and representatives, “Private-Siders”); and (ii) if the Borrower has not indicated whether any information furnished by it pursuant to or in connection with this Agreement contains MNPI, the Administrative Agent reserves the right to post such information solely on that portion of the Platform as is designated for Private-Siders.  The Borrower agrees to clearly designate all information provided to the Administrative Agent by or on behalf of the Borrower that is suitable to be made available to Lenders’ public-side employees and representatives who do not wish to receive MNPI (such employees and representatives, “Public-Siders”), and the Administrative Agent shall be entitled to rely on any such designation by the Borrower without liability or responsibility for the independent verification thereof.

SECTION 9.18.  Acknowledgement and Consent to Bail-In of Affected Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or Issuing Bank that is an Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)  the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or Issuing Bank party hereto that is an Affected Financial Institution; and

(b)  the effects of any Bail-In Action on any such liability, including, if applicable:

(i)  a reduction in full or in part or cancellation of any such liability;

(ii)  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)  the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 9.19.  Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable Law).

SECTION 9.20.  Cashless Settlement.  Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

SECTION 9.21.  Acknowledgement Regarding Any Supported QFCs.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

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